As filed with the Securities and Exchange Commission on December 5, 2005
File No. 333-129144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EUROSEAS LTD.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece
011 30 210 6105110

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Seward & Kissel LLP
Attention: Lawrence Rutkowski, Esq.
One Battery Park Plaza
New York, New York 10004
Telephone: (212) 574-1200
Facsimile: (212) 480-8421

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Lawrence Rutkowski, Esq.	Leib Orlanski, Esq.
Seward & Kissel LLP	Kirkpatrick & Lockhart
One Battery Park Plaza	Nicholson Graham, LLP
New York, New York 10004	10100 Santa Monica Boulevard
Telephone: (212) 574-1200	Los Angeles, California 90067
Facsimile: (212) 480-8421	Telephone: (310) 552-5000
Facsimile: (310) 552-5001
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 5, 2005
JOINT INFORMATION STATEMENT/ PROSPECTUS
PROPOSED MERGER — WE ARE NOT ASKING YOU FOR A VOTE OR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
COVE APPAREL, INC.
NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY STOCKHOLDERS
NO ACTION IS REQUIRED BY YOU. THE ACCOMPANYING INFORMATION STATEMENT IS FURNISHED ONLY TO INFORM STOCKHOLDERS OF ACTION DESCRIBED ABOVE BEFORE IT TAKES EFFECT IN ACCORDANCE WITH RULE 14c-2
Dear Cove Stockholders:
      The Board of Directors of Cove Apparel, Inc., a Nevada corporation (“Cove”), has unanimously approved an agreement and plan of merger, as amended (the “Merger Agreement”), providing for the merger (“Merger”) of Cove with and into Euroseas Acquisition Company Inc., a corporation organized under the laws of the State of Delaware (“EuroSub”). EuroSub is a wholly-owned subsidiary of Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (“Euroseas”). If the Merger is completed, Cove will be merged out of existence and EuroSub will be the surviving corporation and will change its name to Cove Apparel, Inc. (the “Surviving Corporation”). Pursuant to the Merger Agreement, each outstanding share of Cove common stock will be converted into the right to receive 0.102969 shares of Euroseas common stock. The proposed Merger is more fully described in this joint Information Statement/ prospectus. The joint Information Statement/ prospectus constitutes an Information Statement of Cove and a prospectus of Euroseas for shares that Euroseas will issue to stockholders of Cove.
      Euroseas common stock is not currently listed on any United States of America national stock exchange or the Nasdaq Stock Market. It is anticipated that Euroseas shares, including those exchanged for Cove shares in the Merger, will initially trade on the OTC Bulletin Board. Euroseas has applied to obtain a listing on the Nasdaq National Market and has reserved the symbol “ESEA,” but no assurance can be given that Euroseas will be able to obtain such listing. If Euroseas cannot obtain such listing, it will seek to list its common stock on the OTC Bulletin Board or another exchange.
      Since more than a majority of Cove’s stockholders have already approved the Merger Agreement, Cove is not asking you for a vote or a proxy and you are not requested to send Cove a proxy. Cove will not hold a special meeting of its stockholders to vote on the Merger. Cove cannot complete the Merger until 20 days after the mailing of this joint Information Statement/ prospectus to the Cove stockholders. We encourage you to read this joint Information Statement/ prospectus carefully because it explains the proposed Merger, the agreements entered into in connection with the Merger and other related matters.
      If you are not in favor of the Merger, Nevada law provides that the holders of shares of Cove common stock who have not approved the Merger and who otherwise strictly comply with the applicable requirements of Sections 92A.300 — 92A.500 of the Nevada Revised Statutes (“NRS”) are entitled to dissent from the Merger and demand payment of the fair value of their shares. Holders of shares who wish to assert dissenters’ rights should comply with the procedures detailed in Sections 92A.300 — 92A.500, a copy of which is attached as Appendix B to this joint Information Statement/ prospectus. This joint Information Statement/ prospectus constitutes notice of dissenters’ rights pursuant to Sections 92A.300 — 92A.500 of the NRS.
       We encourage you to read this joint Information Statement/ prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page [17] for a discussion of matters relating to the proposed Merger and ownership in Euroseas.

Kevin Peterson
Director
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Merger or passed upon the adequacy or accuracy of this joint Information Statement/ prospectus. Any representation to the contrary is a criminal offense.
Joint Information Statement/ Prospectus dated [                    ], 2005
and first mailed to stockholders on or about [                    ], 2005

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY OF COVE STOCKHOLDERS
      Cove is furnishing this stockholder Information Statement to you to provide you with information and a description of an action taken by written consent of Cove’s majority stockholders, on September 26, 2005, in accordance with the relevant Sections of the NRS to approve the Merger. This action was taken by Seward Ave Partners, LLC, Olive Grove LLC, Jonathan Spanier and Blue Star Investors, Ltd. who own in excess of the required majority of Cove outstanding common stock necessary for the adoption of the actions.
      COVE IS NOT ASKING YOU FOR A PROXY OR A VOTE AND YOU ARE REQUESTED NOT TO SEND COVE A PROXY.
      This Information Statement is being mailed on or about [                    ], 2005 to stockholders of Cove of record on the date hereof. The Information Statement is being delivered only to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.
      Cove has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such person for out-of-pocket expenses incurred in forwarding such material.
      THIS IS NOT A NOTICE OF A MEETING OF COVE STOCKHOLDERS AND NO COVE STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.
      PLEASE NOTE THAT COVE’S CONTROLLING STOCKHOLDERS HAVE VOTED TO APPROVE THE MERGER. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THE MERGER AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.

COVE APPAREL, INC.
1003 Dormador, Suite 21
San Clemente, California 92672
To the Cove Stockholders:
      Since more than a majority of Cove’s stockholders have already approved the Merger Agreement, Cove is not asking you for a vote or a proxy and you are not requested to send Cove a proxy.
      Cove stockholders who do not wish to accept the Merger consideration for their shares of Cove common stock may dissent from the Merger and exercise their dissenters’ rights, subject to the requirements of the NRS. The right of any such stockholder to exercise any dissenters’ rights is contingent upon consummation of the Merger and upon strict compliance with the requirements of Sections 92A.300 — 92A.500 of the NRS.
      The full text of Sections 92A.300 — 92A.500 of the NRS is attached as Appendix B to this joint Information Statement/ prospectus. For a summary of these requirements, see “The Merger Agreement — Dissenters’ Rights” and “Dissenters’ Rights” in this joint Information Statement/ prospectus.
      Cove’s Board of Directors unanimously approved the Merger Agreement on July 26, 2005.

By order of the Board of Directors,

Kevin Peterson
Director
San Clemente, California
[insert date], 2005

QUESTIONS AND ANSWERS ABOUT THE COVE MERGER WITH EUROSUB

Q:	What is the purpose of this document?

A:	This document serves as Cove’s Information Statement and as the prospectus of Euroseas. As an Information Statement, this document is being provided to Cove stockholders in compliance with Rule 14c-2 as notification of consent of action taken without a meeting by the majority stockholders of Cove on September 26, 2005 approving the Merger. As a prospectus, Euroseas is providing this document to Cove stockholders because Euroseas is offering its shares of common stock in exchange for shares of Cove common stock in the Merger.

Q:	Could you tell me more about Euroseas?

A:	Euroseas is a privately-held, independent commercial shipping company that operates in the drybulk and container shipping markets through its wholly-owned subsidiaries. Euroseas owns and operates eight vessels through these subsidiaries. Euroseas was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands. Its principal offices are located in Maroussi, Greece.

Q:	What was the required vote to approve the Merger Agreement?

A:	Pursuant to the Merger Agreement, Cove will merge with and into EuroSub, the separate corporate existence of Cove will cease and EuroSub will be the Surviving Corporation and will change its name to Cove Apparel, Inc. Cove cannot complete the Merger unless the holders of at least a majority of the issued and outstanding shares of Cove common stock approve the Merger Agreement. On September 26, 2005, four stockholders of Cove representing 67.25% of the outstanding shares of Cove common stock took action by written consent approving the Merger. Each share of Cove common stock was entitled to one vote per share.

Q:	Has the Board of Directors of Cove voted in favor of the Merger?

A:	Yes. Cove’s Board of Directors has unanimously voted for the approval of the Merger Agreement at a special meeting on July 26, 2005. You should read the “Background and Reasons For The Merger — Recommendations of the Boards of Directors and Reasons for the Merger” section of this joint Information Statement/ prospectus for a discussion of the factors that the Cove Board of Directors considered in deciding to vote in favor of the Merger.

Q:	What will I receive in the Merger?

A:	Pursuant to the Merger Agreement, each outstanding share of Cove common stock will be converted into the right to receive 0.102969 shares of Euroseas common stock, subject to adjustment for any stock split by Euroseas prior to the Merger.

Q:	What are the tax consequences of the Merger to me?

A.	We expect that the Merger should be treated as a nontaxable reorganization for U.S. federal income tax purposes. Because the Merger should be treated as a nontaxable reorganization for U.S. federal income tax purposes, Cove stockholders should not recognize gain or loss as a result of the Merger. In addition, Cove stockholders should not recognize gain or loss upon the exchange of their shares of Cove common stock solely for shares of Euroeas common stock pursuant to the Merger. However, a dissenting Cove stockholder who solely receives cash in exchange for his or her shares of Cove common stock generally should recognize gain or loss. The federal income tax consequences of the Merger are complicated and may differ between individual stockholders. We strongly urge each Cove stockholder to consult his or her own tax advisor regarding the federal income tax consequences of the Merger in light of his or her own personal tax situation and also as to any state, local, foreign or other tax consequences arising out of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the Merger, you will receive written instructions for returning your stock certificates. These instructions will tell you how and where to send in your stock certificates in order to receive the Merger consideration.

ii

Q:	What if I object to the Merger?

A:	Under applicable Nevada law, Cove stockholders have the right to dissent from the Merger and demand payment of the fair value of their shares. See “The Merger Agreement-Dissenters’ Rights” and “Dissenters’ Rights.”
HOW TO OBTAIN ADDITIONAL INFORMATION
      The joint Information Statement/ prospectus constitutes an Information Statement of Cove and a prospectus of Euroseas for shares of common stock that Euroseas will issue to stockholders of Cove. This joint Information Statement/ prospectus incorporates important business and financial information about Cove and Euroseas that is not included in or delivered with the document. If you would like to receive this information or if you want additional copies of this document, such information is available without charge upon written or oral request. Please contact the following:

Cove Apparel, Inc. 1003 Dormador, Suite 21 San Clemente, California 92672 Attn: Kevin Peterson Telephone: (949) 224-3040	Euroseas Ltd. Aethrion Center 40 Ag. Konstantinou Street 151 24 Maroussi Greece Attn: Aristides J. Pittas Telephone: 011 30 210 6105110
or
Euroseas Ltd.
Mr. Anastasios Aslidis 2693 Far View Drive Mountainside, New Jersey 07092 Telephone: (908) 301-9091
      Please see “Where You Can Find Additional Information” to find out where you can find more information about Cove and Euroseas.
      You should only rely on the information contained in this joint Information Statement/ prospectus. Neither Cove nor Euroseas has authorized anyone to give any information or to make any representations other than those contained in this joint Information Statement/ prospectus. Do not rely upon any information or representations made outside of this joint Information Statement/ prospectus. The information contained in this joint Information Statement/ prospectus may change after the date of this joint Information Statement/ prospectus. Do not assume after the date of this joint Information Statement/ prospectus that the information contained in this joint Information Statement/ prospectus is still correct.

iii

SUMMARY OF THE MERGER
      This summary highlights selected information from this joint Information Statement/ prospectus about the Merger but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire joint Information Statement/ prospectus, including the appendices hereto. We have attached the Merger Agreement, as amended, to this document as Appendix A. Please read that document carefully. It is the legal document that governs the Merger and your rights in the Merger. We have included page references in parentheses to direct you to a more detailed description of the items presented in this summary. Unless the context otherwise requires, references to “we,” “us” or “our” refers to both Cove and Euroseas.
The Parties to the Merger (page      )

Cove Apparel, Inc.

Cove Apparel, Inc.
1003 Dormador, Suite 21
San Clemente, California 92672
Tel: (949) 224-3040
      Cove is a surf apparel company specializing in casual apparel and accessories for men, women and juniors. Cove was incorporated in Nevada on December 13, 2001 as “Lisa Morrison, Inc.” On January 8, 2002, Cove changed its name to Cove Apparel, Inc.

Euroseas Ltd.

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi
Greece
Telephone: 011 30 210 6105110
      Euroseas is a privately-held, independent commercial shipping company that operates in the drybulk and container shipping markets through its wholly-owned subsidiaries. Euroseas owns and operates eight vessels through these subsidiaries. Euroseas was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands. Its principal offices are located in Maroussi, Greece.
The Merger (page      )
      Subject to the terms and conditions of the Merger Agreement, Cove will merge with and into EuroSub, the separate corporate existence of Cove will cease and EuroSub will be the Surviving Corporation and will change its name to Cove Apparel, Inc. The closing of the Merger is currently expected to occur approximately 20 days after the mailing of this joint Information Statement/ prospectus to the Cove stockholders.
Merger Consideration (page      )
      Pursuant to the Merger Agreement, each outstanding share of Cove common stock will be converted into the right to receive 0.102969 shares of Euroseas common stock, subject to adjustment for any stock split by Euroseas prior to the Merger.
Record Date for Receiving the Mailing of this Joint Information Statement/ Prospectus (page      )
      Only holders of record of shares of Cove common stock as of the close of business on the date hereof are entitled to receive this joint Information Statement/ prospectus. As of the date hereof, there were 10,480,500 shares of Cove common stock outstanding.

Recommendations of the Boards of Directors and Reasons for the Merger (page      )
      Each of the Boards of Directors of Cove and Euroseas has determined, by a unanimous vote, that the Merger is in the best interests of each of their respective companies and stockholders, and each Board has unanimously approved the Merger Agreement.
Material U.S. Federal Income Tax Consequences (page      )
      Cove has obtained the opinion of its counsel, Kirkpatrick & Lockhart Nicholson Graham LLP (“K&L”), that the Merger should be treated as a nontaxable reorganization for U.S. federal income tax purposes. The opinion of K&L is subject to the limitations and qualifications set forth in the discussion of “Material U.S. Federal Income Tax Consequences.” Because the Merger should be treated as a nontaxable reorganization for U.S. federal income tax purposes, Cove should not recognize gain or loss as a result of the Merger. In addition, Cove stockholders should not recognize gain or loss upon the exchange of their shares of Cove common stock solely for shares of Euroseas common stock pursuant to the Merger. However, a dissenting Cove stockholder who receives solely cash in exchange for his or her shares of Cove common stock generally should recognize gain or loss. The federal income tax consequences of the Merger are complicated and may differ between individual stockholders. We strongly urge each Cove stockholder to consult his or her own tax advisor regarding the federal income tax consequences of the Merger in light of his or her own personal tax situation and also as to any state, local, foreign or other tax consequences arising out of the Merger.
Accounting Treatment (page      )
      On August 25, 2005, Euroseas raised approximately $21 million in gross proceeds from a private placement transaction (the “Private Placement”) of its securities to a number of institutional and accredited investors. Euroseas agreed in connection with the Private Placement to execute the Merger Agreement involving EuroSub and Cove. As such, Euroseas views the costs associated with the Merger with Cove as costs of the equity raised in the Private Placement. Accordingly, the excess of the fair value of the shares of Euroseas that would be exchanged for the shares of Cove at the consummation of the Merger over the fair value of the net assets of Cove acquired is recognized as reduction to equity.
Procedure for Receiving Merger Consideration (page      )
      Promptly after the effective time of the Merger, an exchange agent appointed by Euroseas will mail a letter of transmittal and instructions to Cove stockholders. The letter of transmittal and instructions will tell Cove stockholders how to surrender their stock certificate in exchange for the Merger consideration. Cove stockholders should not return their stock certificates to the exchange agent without a letter of transmittal.
Interests of Certain Persons in the Merger (page      )
      Cove’s sole director and member of senior management does not own any Cove common stock. He will resign from his positions at or prior to the effective time of the Merger and will not be a director or paid employee of Euroseas or the Surviving Corporation following consummation of the Merger. Jodi Hunter, one of Cove’s employees, owns Cove common stock and has agreed to remain after the Merger as an unpaid, at-will employee of the Surviving Corporation and to provide an office in the Cayman Islands at no cost or expense to Euroseas.
      As of the date that the Cove majority stockholders took action by consent without a meeting, certain of Cove’s officers and directors owned shares of Cove common stock. See “The Parties to the Merger-Cove Principal Stockholders.”
      The officers and management of Euroseas will continue to be the same following consummation of the Merger. Immediately following the Merger, the Euroseas’ Board will consist of seven directors, at least four of whom shall be “independent.”

No Solicitation of Transactions (page      )
      The Merger Agreement contains restrictions on the ability of Cove and Euroseas to solicit, initiate, facilitate or encourage any merger, consolidation, other business combination or acquisition of all or any substantial portion of each of their respective assets or capital stock.
Comparison of Cove and Euroseas Stockholder Rights (page      )
      Cove is incorporated under the laws of the State of Nevada. Euroseas is incorporated under the laws of the Republic of the Marshall Islands. Upon consummation of the Merger, the stockholders of Cove will become shareholders of Euroseas. Euroseas’ articles of incorporation and bylaws will differ somewhat from the organizational documents governing the rights of the former Cove stockholders.
Conditions to the Merger (page      )
      The completion of the Merger is subject to the satisfaction or, if permissible, waiver of a number of conditions, including approval of the Merger Agreement by holders of a majority of the issued and outstanding shares of Cove common stock. We expect to complete the Merger shortly after all the conditions to the Merger have been satisfied or, if permissible, waived approximately 20 days after the joint Information Statement/ prospectus has been mailed to the Cove stockholders. We currently expect to complete the Merger in the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or, if permissible, waived.
Costs Associated with the Merger
      Euroseas estimates that the total transaction costs associated with the Merger will be approximately $350,000 for Euroseas and $200,000 for Cove (borne directly by Cove), which include costs related to legal, accounting, printing and financial advisory expenses.
Termination of the Merger Agreement (page      )
      The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

•	by mutual consent in writing of Cove and Euroseas;

•	unilaterally upon written notice by Cove to Euroseas upon the occurrence of a material adverse effect with respect to Euroseas, the likelihood of which was not previously disclosed to Cove in writing by Euroseas prior to the date of the Merger Agreement;

•	unilaterally upon written notice by Euroseas to Cove upon the occurrence of a material adverse effect with respect to Cove, the likelihood of which was not previously disclosed to Euroseas in writing by Cove prior to the date of the Merger Agreement;

•	unilaterally upon written notice by Cove to Euroseas in the event of a material breach of any material representation or warranty of Euroseas contained in the Merger Agreement (unless such breach shall have been cured within ten (10) days after the giving of notice by Cove), or the willful failure of Euroseas to comply with or satisfy any material covenant or condition of Euroseas contained in the Merger Agreement;

•	unilaterally upon written notice by Euroseas to Cove in the event of a material breach of any material representation or warranty of Cove or the Cove Principals contained in the Merger Agreement (unless such breach shall have been cured by Cove within ten (10) days after the giving of notice by Euroseas), or Cove’s willful failure to comply with or satisfy any material covenant or condition of Cove contained in the Merger Agreement, or if Cove fails to obtain its stockholders’ approval for the Merger; or

•	unilaterally upon written notice by either Cove or Euroseas to the other if the Merger is not consummated for any reason by the close of business on February 28, 2006; provided however that no party may avail itself of this ground for termination if such failure to consummate the Merger is caused by such party either in breach of the Merger Agreement or by not proceeding in good faith towards the consummation of the Merger.
Dissenters’ Rights (page      and Appendix B)
      Under applicable Nevada law, Cove stockholders have the right to dissent from the Merger and demand payment of the fair value of their Cove common stock if the Merger is completed. However, Cove stockholders must follow the procedures under Nevada law explained in this joint Information Statement/ prospectus in order to do so.
Regulatory Approvals (page      )
      Cove and Euroseas do not expect that the Merger will be subject to any state or federal regulatory requirements. Should such state or federal regulatory requirements be applicable, Cove and Euroseas currently intend to comply with all such requirements. As a condition to the effectiveness of the Merger, Cove and Euroseas have agreed to each use its reasonable best efforts to file, at or before the effective time of the Merger, authorization for listing of the Euroseas shares either on the Nasdaq SmallCap Market, The American Stock Exchange Inc. or, if permissible, the Nasdaq National Market. Euroseas has applied to list its common stock on the Nasdaq National Market, but no assurance can be given that it will be able to obtain such listing. In addition, Euroseas has agreed to file a registration statement (the “Registration Statement”) under the Exchange Act and use its reasonable best efforts to cause the Securities and Exchange Commission (the “SEC”) to declare such Registration Statement effective with respect to the listing of the Euroseas shares issued in the Merger.
      Other than the filing of the Registration Statement, this joint Information Statement/ prospectus and certain other filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Nevada and with the Secretary of State of the State of Delaware, we do not believe that, in connection with the completion of the Merger, any consent, approval, authorization or permit of, or filing with or notification to, any merger control authority will be required in any jurisdictions. Following the effective time of the Merger, we do not believe that any merger control filings will be required with any jurisdictions.

SELECTED HISTORICAL FINANCIAL INFORMATION
      The following information is provided to assist you in analyzing the financial aspects of the Merger. This information shows selected historical financial data for Euroseas and Cove. We derived this information from Euroseas’ audited financial statements for the years ended December 31, 2002, 2003 and 2004 included in this prospectus, and its unaudited financial statements for the six months ended June 30, 2004 and 2005 and Cove’s audited financial statements for the years ended September 30, 2002, 2003 and 2004 and its unaudited financial statements for the nine months ended June 30, 2005 also included in this prospectus. The information is only a summary and should be read in conjunction with each company’s historical financial statements and related notes, and each company’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations contained elsewhere herein. The historical results included below and elsewhere in this joint Information Statement/ prospectus are not indicative of the future performance of Euroseas, Cove or the combined company.
EUROSEAS HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	Year Ended December 31,			Six Months Ended June 30,

Euroseas Ltd. — Summary Historical Financials	2002	2003	2004	2004	2005

	(All amounts in U.S. dollars)
Statement of Income Data
Voyage revenue	15,291,761	25,951,023	45,718,006	21,321,769	23,833,736
Commissions	(420,959)	(906,017)	(2,215,197)	(1,018,218)	(1,340,228)
Voyage expenses	(531,936)	(436,935)	(370,345)	(60,829)	(131,903)
Vessel operating expenses	(7,164,271)	(8,775,730)	(8,906,252)	(4,727,324)	(4,270,787)
Management fees	(1,469,690)	(1,722,800)	(1,972,252)	(1,007,771)	(965,384)
Amortization and depreciation(1)	(4,053,049)	(4,757,933)	(3,461,678)	(1,640,565)	(1,824,322)
Net gain on sale of vessel	—	—	2,315,477	2,315,477	—
Interest and finance cost	(799,970)	(793,257)	(708,284)	(297,916)	(545,719)
Derivative gain/(loss)	—	—	27,029	11,000	(82,029)
Foreign exchange gain/(loss)	2,849	(690)	(1,808)	(3,734)	312
Interest income	6,238	36,384	187,069	18,535	89,698
Other income/(expenses), net	(790,883)	(757,563)	(495,994)	(272,115)	(537,738)
Equity in earnings/(losses)	30,655	(167,433)	—	—	—
Net income for the period	891,628	8,426,612	30,611,765	14,910,424	14,763,374
Balance Sheet Data (at period end)
Current Assets	3,192,345	9,409,339	16,461,159	12,404,490	11,276,109
Vessels, net book value	45,254,226	41,096,067	34,171,164	35,434,642	32,978,300
Deferred charges, net	596,262	929,757	2,205,178	1,996,885	2,357,775
Investment in associate	1,216,289	22,856	—	—	—
Total assets	50,259,121	51,458,019	52,837,501	49,836,017	46,612,184
Current liabilities, including current portion of long-term debt	10,878,488	8,481,773	13,764,846	10,332,710	18,341,155
Long-term debt, including current portion	23,845,000	20,595,000	13,990,000	15,126,220	41,400,000
Common stock	297,542	297,542	297,542	297,542	297,542
Total shareholders’ equity	21,285,634	27,486,246	31,112,655	30,634,170	1,651,029

	Year Ended December 31,			Six Months Ended June 30,

Euroseas Ltd. — Summary Historical Financials	2002	2003	2004	2004	2005

	(All amounts in U.S. dollars)
Other Financial Data
Net cash provided by operating activities	5,631,343	10,956,132	34,208,693	13,382,837	8,157,781
Net cash paid to (received from) related party	(177,169)	482,778	(3,541,236)	(108,277)	8,621,660
Net cash from investing activities	(17,036,079)	214,832	6,756,242	6,722,524	(1,230,155)
Net cash used in financing activities	12,247,355	(4,778,000)	(33,567,500)	(17,231,280)	(16,972,500)
Earnings per share, basic and diluted	0.03	0.28	1.03	0.50	0.50
Cash Dividends, declared per common share	0.02	0.04	0.91	0.40	1.49
Weighted average number of shares outstanding during the period	29,754,166	29,754,166	29,754,166	29,754,166	29,754,166
Cash paid for common stock dividend declared	687,500	1,200,000	26,962,500	11,762,500	44,225,000 (2)

(1)	In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per light ton to better reflect market price developments in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount. In addition, in 2004, the estimated useful life of the vessel m/v Ariel was extended from 28 years to 30 years since the vessel performed dry-docking in the current year and it is not expected to be sold until year 2007. M/ V Widar was sold in April 2004. Depreciation expense for m/v Widar for the year ended December 31, 2004 amounted to $136,384 compared to $409,149 in 2003.

(2)	The dividend paid out in 2005 is in excess of previously retained earnings because the Company decided to distribute to its original shareholders in advance of going public most of the profits relating to the Company’s operations up to that time and to recapitalize the Company. This one-time dividend cannot be considered indicative of future dividend payments and the Company refers you to the other sections in this prospectus for a clearer understanding of the Company’s dividend policy.

COVE HISTORICAL FINANCIAL INFORMATION

	Year Ended	Year Ended	Year Ended	9 Months Ended	9 Months Ended
	September 30,	September 30,	September 30,	June 30,	June 30,
	2002	2003	2004	2004	2005

Statement of Income Data
Revenues	$6,000	$8,446	$6,500	—	—
Selling, General and Administration	42,699	51,568	83,228	45,827	116,306
Loss Before Income Taxes	36,699	(43,102)	(76,728)	(45,827)	(116,306)
Provision for Income Taxes			800	800	800
Net Loss	36,699	(43,102)	(77,528)	(46,627)	(117,106)

	Year Ended	Year Ended	Year Ended	9 Months Ended	9 Months Ended
	September 30,	September 30,	September 30,	June 30,	June 30,
	2002	2003	2004	2004	2005

	(All amounts in U.S. dollars, except share amounts)
Balance Sheet Data:
Cash	$1,571	$90,140	$15,186	$34,207	$21,759
Deposits	5,000	—	—	—	—
Prepaid merchandise	—	5,000	—	—	—
Accounts receivable, net	—	—	6,500	—	—
Inventory and prepaid expenses	—	—	—	7,900	—
Current Liabilities:
Account payable and accrued expenses	8,037	15,858	21,497	13,252	95,911
Due to related party	—	5,500	—	—	—
Due to stockholder	—	7,000	—	—	—
Accrued payroll and related expenses	—	—	2,236	—	—
Loan from stockholders	—	—	—	—	45,000
Total Current Liabilities	8,037	28,358	23,732	13,252	140,911
Stockholder’s Equity/ Deficit:
Preferred Stock, $0.001 par value, authorized shares	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Issued and outstanding shares	0	0	0	0	0
Common Stock, $0.001 par value, authorized shares	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Issued and outstanding shares	2,600,000	10,480,500	10,480,500	10,480,500	10,480,500
Additional paid-in capital	32,633	136,102	144,802	144,802	144,802
Deficit accumulated during the development stage	(36,699)	(79,801)	(157,329)	(126,428)	(274,435)
Total stockholders’ equity/deficit	(1,466)	66,782	(2,046)	28,855	(119,152)
Total liabilities and stockholders’ equity/deficit	$6,571	$95,140	$21,686	$42,107	$21,759

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
      On August 25, 2005, Euroseas raised approximately $21 million in gross proceeds from the Private Placement of its securities to a number of institutional and accredited investors. In the Private Placement, Euroseas issued 7,026,993 shares of common stock at a price of $3.00 per share, as well as warrants to purchase an additional 1,756,743 shares of common stock.
      For every share of Euroseas common stock issued, the Private Placement investors received 0.25 warrants, with each warrant entitling its holder to purchase one share of Euroseas common stock at an exercise price of $3.60 per share (subject to certain adjustments) within a period of five years from the date of the issuance of the warrant. The issue price in the Private Placement for each share of Euroseas common stock with 0.25 warrant was $3.00. A Private Placement investor may sell the Euroseas common stock acquired in the Private Placement to third parties and the warrants remain with the initial Private Placement investor or its transferees and remain exercisable for the remainder of the five year period. The Private Placement investors may also sell or transfer the warrants separate from the related Euroseas common stock so long as such sale or transfer complies with applicable securities laws.
      As a condition to the Private Placement, Euroseas agreed to execute the Merger Agreement involving EuroSub and Cove. As such, Euroseas views the costs associated with the Merger with Cove as costs of the equity raised in the Private Placement. Accordingly, the excess of the fair value of the shares of Euroseas that would be exchanged for the shares of Cove at the consummation of the Merger over the fair value of the net assets of Cove acquired is recognized as reduction to equity.
      As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations, on August 25, 2005, Cove, the Cove Principals, EuroSub and Euroseas, signed the Merger Agreement, pursuant to which Euroseas, through its wholly-owned subsidiary, EuroSub, agreed to acquire Cove in exchange for shares of Euroseas common stock. The Cove Principal have agreed to pledge, or to cause their transferees to pledge, 475,000 of the shares of Euroseas, they or their transferees are to receive in the Merger, in exchange for their Cove shares as collateral for breach of the representations and warranties made by Cove to Euroseas in the Merger Agreement.
      The following unaudited pro forma condensed consolidated financial statements have been prepared by Euroseas’ management and are based on (a) the historical financial statements of (i) Euroseas and (ii) Cove as adjusted for the reporting period of Euroseas, which is December 31 each year and (b) the assumptions and adjustments described below. The unaudited pro forma condensed consolidated balance sheet at June 30, 2005 gives effect to the following transactions, as if such transactions had taken effect on June 30, 2005:

•	The shares issued by Euroseas as part of the Private Placement and the payment of the related expenses of the transaction;

•	The acquisition of Cove by EuroSub as described above; and

•	The repayment of the loan from the stockholder and all liabilities of Cove as required by the Merger Agreement.

      The unaudited pro forma condensed consolidated financial statements do not purport to represent what Euroseas’ results of operations or its financial position will be for future periods.
      The unaudited pro forma condensed consolidated financial statements should be read together with the historical consolidated financial statements of Euroseas and Cove and the related notes, each included elsewhere herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and its inclusion in this joint Information Statement/ prospectus should not be regarded as an indication that it is an accurate prediction of future events, and it should not be relied on as such. Except as may be required by applicable securities laws, we do not intend to update or otherwise revise the unaudited pro forma condensed consolidated financial statements to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

      The following proforma financial statements assume the Private Placement and the Merger had been completed on January 1, 2004 and include Statements of Operations for Euroseas for six months ended June 30, 2005 and for the year ended December 31, 2004 and a proforma Balance Sheet as at June 30, 2005:
EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2005

	Euroseas Ltd.	Cove Apparel, Inc.	Adjustments		Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	5,452,608		18,430,979	(1)	23,883,587
			(350,000	)(1)	(350,000)
		21,759	(11,759	)(2)	10,000

Total cash and cash equivalents	5,452,608	21,759	18,069,220		23,543,587

Accounts receivable trade, net	9,652				9,652
Prepaid expenses	129,706				129,706
Claims and other receivables	69,641				69,641
Due from related party	3,995,602				3,995,602
Inventories	319,765				319,765
Restricted cash	1,299,135				1,299,135

Total current assets	11,276,109	21,759	18,069,220		29,367,088

Fixed Assets
Vessels, net book value	32,978,300				32,978,300

Total fixed assets	32,978,300	—			32,978,300

Long-Term Assets
Deferred charges, net	2,357,775				2,357,775

Total long-term assets	2,357,775	—			2,357,775

Total assets	46,612,184	21,759	18,069,220		64,703,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Long-term debt, current portion	14,780,000				14,780,000
Trade accounts payable	946,760	95,911	(95,911	)(2)	946,760
Accrued expenses	437,570				437,570
Deferred income	2,176,825				2,176,825
Loan from stockholder	—	45,000	(45,000	)(2)	—

Total current liabilities	18,341,155	140,911	(140,911)		18,341,155

Long-Term Liabilities
Long-term debt, net of current portion	26,620,000	—			26,620,000

Total long-term liabilities	26,620,000	—	—		26,620,000

Total liabilities	44,961,155	140,911	(140,911)		44,961,155

Commitments and contingencies	—	—	—
Common stock	297,542		81,061	(1)(3)	378,603
		10,481	(10,481	)(4)	—

Total common stock	297,542	10,481	70,580		378,603

Preferred shares	—	—	—
Additional paid in capital	17,073,381	144,802	18,360,399	(1)	35,578,582
			129,152	(2)	129,152
			(350,000	)(2)	(350,000)
			(274,435	)(3)	(274,435)

Total additional paid-in capital	17,073,381	144,802	17,865,116		35,083,299

Accumulated deficit	(15,719,894)	(274,435)	274,435	(3)	(15,719,894)

Total shareholders’ equity	1,651,029	(119,152)	18,210,131		19,742,008

Total liabilities and shareholders’ equity	46,612,184	21,759	18,069,220		64,703,163

(1)	To account for the sale in the Private Placement of 7,026,993 shares dated August 25, 2005 at $3 per share with a par value of $0.01 per share or $70,270, less the cost of the offering estimated to be $2.65 million.

(2)	The Merger Agreement states that Cove Apparel, Inc. will have a cash balance of $10,000 and equity of the same amount at the effective date of the Merger. The pro forma entries reflect the increase in paid in capital and repayment of the accounts payable and loan to the shareholder of Cove Apparel, Inc. of $140,911 less the cash balance noted above totalling $11,759. The repayment of trade accounts and loan from stockholders amounting to $129,152 was reflected in additional paid-in capital. The costs related to the Merger are estimated to be $0.35 million and are accounted as a reduction in equity.

(3)	To account for the acquisition of Cove Apparel, Inc. through the issuance of 1,079,167 shares to the shareholders of Cove at $3 per share amounting to $3,237,501 with a par value of $0.01 per share or $10,791. Since the acquisition of Cove was made to satisfy the requirement in the Private Placement, the difference between the purchase price of $3,237,501 and the fair value of Cove’s acquired net assets of $10,000 after taking into account the transactions in (2) above, is accounted for as a reduction in equity amounting to $3,227,501.

(4)	To account for the consolidation entries eliminating the common stock of Cove amounting to $10,481, the paid in capital of Cove amounting to $144,802 and accumulated deficit of Cove of $274,435.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Six-Month Period Ended June 30, 2005

	Euroseas Ltd.	Cove Apparel, Inc.	Pro Forma

Revenues		(4)
Voyage revenue	23,833,736		23,833,736
Commissions	(1,340,228)		(1,340,228)

Net revenue	22,493,508		22,493,508

Operating Expenses
Voyage expenses	131,903		131,903
Vessel operating expenses	4,270,787		4,270,787
Management fees	965,384		965,384
Selling, general and administrative expenses	—	103,590	103,590
Amortization and depreciation	1,824,322		1,824,322

Total operating expenses	7,192,396	103,590	7,295,986

Operating income/(loss)	15,301,112	(103,590)	15,197,522

Other Income/(Expenses)
Interest and finance cost	(545,719)		(545,719)
Derivative Loss	(82,029)		(82,029)
Foreign exchange (loss)/gain	312		312
Interest income	89,698		89,698

Other income/(expenses), net	(537,738)		(537,738)

Net income/(loss) for the period	14,763,374	(103,590)	14,659,784

Earnings per share(5)	$0.39	—	$0.39

(4)	The six-month period ended June 30, 2005 figures are derived from the published quarterly financial statements of Cove Apparel, Inc. and do not represent the statutory reporting period.

(5)	Based upon 37,860,326 shares of Euroseas common stock.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2004

	Euroseas Ltd.	Cove Apparel, Inc.	Pro Forma

Revenues		(4)
Voyage revenue and other	45,718,006	6,500	45,724,506
Commissions	(2,215,197)		(2,215,197)

Net revenue	43,502,809	6,500	43,509,309

Operating Expenses
Voyage expenses	370,345		370,345
Vessel operating expenses	8,906,252		8,906,252
Management fees	1,972,252		1,972,252
Selling, general and administrative expenses	—	85,801	85,801
Amortization and depreciation	3,461,678		3,461,678
Net gain on sale of vessel	(2,315,477)		(2,315,477)

Total operating expenses	12,395,050	85,801	12,480,851

Operating income	31,107,759	(79,301)	31,028,458

Other Income/(Expenses)
Interest and finance cost	(708,284)		(708,284)
Derivative gain	27,029	—	27,029
Foreign exchange (loss)/gain	(1,808)	—	(1,808)
Interest income	187,069	—	187,069

Other income/(expenses), net	(495,994)	—	(495,994)

Net Income/(loss) for the period	30,611,765	(79,301)	30,532,464

Earnings per share(5)	$0.81	—	$0.81

(4)	The year ended December 31, 2004 figures are derived from the published quarterly financial statements of Cove Apparel, Inc. and do not represent the statutory reporting period.

(5)	Based on 37,860,326 shares of Euroseas common stock.

COMPARATIVE PER SHARE INFORMATION
      The following table sets forth selected historical per share information of Euroseas and Cove and unaudited pro forma book value per share information after giving effect to the Merger. You should read this information in conjunction with the selected historical financial information, included elsewhere in this joint Information Statement/ prospectus, and the historical financial statements of Euroseas and Cove and related notes that are included elsewhere in this joint Information Statement/ prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Information and related notes included elsewhere in this joint Information Statement/ prospectus. The historical per share information is derived from financial statements as of and for the period ended December 31, 2004 and June 30, 2005, respectively.

Proforma per Share Information in U.S. Dollars	June 30, 2005

(Unaudited)
Total Proforma net book value	19,742,008
Total Proforma number of shares	37,860,326
Proforma book value per share	0.52

	Year Ended December 31,			Six Months Ended June 30,

Historical per Share Information	2002	2003	2004	2004	2005

	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
	(U.S. dollars per share)
Euroseas Earnings per share, basic and diluted	0.03	0.28	1.03	0.50	0.50
Cove Earnings per share, basic and diluted	—	—	—	—	—
MARKET PRICE AND DIVIDEND INFORMATION
      Cove’s common stock is listed on the OTC Bulletin Board (the “OTCBB”) under the symbol “CVAP.OB.” The closing high and low sales prices of Cove’s common stock as reported by the OTC Bulletin Board, for the quarters indicated are as follows:

	Common Stock

	High	Low

2003:
First Quarter	$0.00	$0.00
Second Quarter	$0.00	$0.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$0.00	$0.00
2004:
First Quarter	$0.00	$0.00
Second Quarter	$0.00	$0.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$0.00	$0.00
2005:
First Quarter	$0.00	$0.00
Second Quarter	$0.00	$0.00
August 30, 2005(1)	$0.00	$0.00
October 18, 2005(2)	$0.55	$0.55

(1)	The last full trading day prior to the announcement of the execution of the Merger Agreement.

(2)	The last full trading day prior to the filing of this joint Information Statement/ prospectus.

      The trading of Cove’s common stock is limited, and therefore there may not be deemed to be an established public trading market under guidelines set forth by the SEC. As of October 20, 2005, there were [42] stockholders of record of Cove common stock and [9,300,000] shares of Cove common stock are eligible for trading under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).
      Cove has never declared or paid any dividends on its common stock.
      Stockholders are urged to obtain a current market quotation for Cove common stock.
      Euroseas is a privately-held Marshall Islands corporation and its common stock is not currently listed and does not trade on any stock exchange. Euroseas paid $687,500, $1,200,00, $26,962,500 and $44,225,000 in 2002, 2003, 2004 and in the first six months of 2005, respectively. Over the period January 1, 2002 to June 30, 2005, Euroseas paid substantially all of its net income as dividends. While Euroseas has paid dividends on an annual basis during the time it has been a private company, it intends to pay dividends on a quarterly basis once it has become a public company. Euroseas’ Board of Directors recently declared a dividend in the amount of $0.07 per share which will be (i) payable on or about December 19, 2005 to those holders of record of common stock of Euroseas on December 16, 2005, and (ii) (A) payable to the stockholders of Cove who are entitled to receive shares of Euroseas common stock in connection with Cove’s merger with EuroSub, with such payment being made only to those holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove shares for shares of Euroseas common stock (assuming such merger is consummated), or (B) payable to Friends if such merger is not consummated since Friends will be issued the shares that would have otherwise been issued in the Merger.

CAPITALIZATION
      The following table sets forth our consolidated capitalization at September 30, 2005 on a historical basis and as adjusted to give effect to the Merger.
      As at September 30, 2005, the subsequent event that we have made adjustments for include:

(a) The Merger with Cove in which 1,079,167 shares are to be issued to the shareholders of Cove, when the Merger is consummated (or, to Friends if the Merger is not consummated).

(b) Cash dividend of $2.65 million declared on November 2, 2005 to (i) our shareholders of record on December 16, 2005, and (ii) either Cove’s shareholders that will exchange their shares to Euroseas shares, if the merger with Cove is consummated, or, Friends which will be issued the shares that would have been issued to Coven’s shareholders if the merger is not consummated. None of the Company’s warrants are assumed exercised.

	As of September 30, 2005

		As Adjusted for
		Subsequent Event
	Actual	and This Offering

	(In U.S. dollars)
Debt:
Current portion of long term debt	12,854,998	12,854,998
Total long term debt, net of current portion	24,375,002	24,375,002
Total debt	37,230,000	37,230,000
Shareholders’ equity
Common stock, $.01 par value; 100,000,000 shares authorized on an actual and as adjusted basis; 36,781,159 shares issued and outstanding on an actual basis; 37,860,326 shares issued and outstanding on an as adjusted basis	367,812	378,603
Additional paid-in capital	35,083,781	35,072,990
Retained earnings (deficit)	(10,026,292)	(10,026,292)
Dividend declared November 2, 2005	—	(2,650,223)
Total shareholders equity (deficit)	25,425,301	25,435,301
Total capitalization	62,655,301	60,015,078
DILUTION
      Dilution information is provided for both subsequent events: the Private Placement and the Merger with Cove (if consummated, or the issuance of the same number of shares that would have been issued to Cove’s stockholders to Friends otherwise).
      At June 30, 2005, we had net tangible book value of $1.66 million, or $0.06 per share. After giving effect to the sale of 7,026,993 shares of common stock at the price of $3.00 per share and the issuance of 1,079,167 shares of common stock to the shareholders of Cove if the Merger with Cove is consummated or to Friends if the Merger is not consummated at the price of $3.00 per share, the pro forma net tangible book value at June 30, 2005 would have been $19.74 million or $0.52 per share. This represents an immediate appreciation in net tangible book value of $0.46 per share to existing shareholders and an immediate dilution of net tangible book value of $2.48 per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at June 30, 2005:

Initial offering price per share in the Private Placement	$3.00
Net tangible book value per share as of June 30, 2005	$0.06
Increase in net tangible book value attributable to the new investors	$0.46
Proforma net tangible book value per share after giving effect to this offering	$0.52
Dilution per share to the new investors	$2.48
      Net tangible book value per share of our common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after this offering from the public offering price per share.

      The following table summarizes, on a pro forma basis as at June 30, 2005, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock, Cove stockholders (in case the Merger is consummated; Friends will be issued the shares otherwise to be issued to Cove’s shareholders without any consideration if the Merger is not consummated) and by the Private Placement investors based upon the Private Placement share price of $3.00 per share.

	Pro Forma Shares
	Outstanding		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	per Share

Existing shareholders	29,754,166	78.6%	$1,651,029	7.3%	$0.06
Cove shareholders	1,079,167	2.8%	$10,000	0.0%	$0.01
New investors	7,026,993	18.6%	$21,080,979	92.7%	$3.00
Total	37,860,326	100.0%	$22,742,008	100.0%	$0.60
      The existing shareholders of the Company, owners of 29,754,166 shares, have acquired their shares by contributing the equity required to purchase the seven vessels the Company owned as of June 30, 2005, plus the m/v Widar which was sold on April 24, 2004 amounting to $18,920,778, or $0.64 per share. Over the period January 1, 2002 to June 30, 2005, the existing shareholders have received dividends and return of capital totaling $73,075,000, or $2.46 per share.

RISK FACTORS
      Any investment in Euroseas stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this joint Information Statement/ prospectus, before making a decision on the Merger. Some of the following risks relate principally to the industry in which Euroseas operates and its business in general. Other risks relate to the securities market for and ownership of Euroseas common stock. Any of the risk factors could significantly and negatively affect Euroseas’ business, financial condition, operating results and common stock price. The following risk factors describe the material risks that are presently known to Euroseas and Cove.
Risk Factors Relating to Euroseas Common Stock

There may not be an active market for Euroseas’ shares, which may cause its shares to trade at lower prices and make it difficult to sell your shares.
      Prior to the Merger, there will be no public market for Euroseas’ shares. Euroseas cannot assure you that it will be successful in obtaining a public listing for its stock or that an active trading market for Euroseas’ shares will develop or be sustained after the Merger. Euroseas cannot predict at this time how actively Euroseas’ shares will trade in the public market subsequent to the Merger, if at all, or whether the price of Euroseas’ shares in the public market will reflect its actual financial performance.

The price of Euroseas’ shares after the Merger may be volatile and less than you originally paid for your corresponding shares of Cove common stock.
      The price of Euroseas’ shares after the Merger may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in Euroseas’ quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in Euroseas’ operating results from levels forecasted by securities analysts;

•	announcements concerning Euroseas or its competitors; and

•	the general state of the securities markets.
      The international drybulk and containership shipping industries have been highly unpredictable and volatile. The market for common shares of companies in these industries may be equally volatile. The Euroseas’ shares that you receive in the Merger may trade at prices lower than you originally paid for your corresponding shares of Cove common stock.
      There has been a limited trading market for Cove shares which will be converted at the effective time of the Merger into Euroseas’ shares.

Cove shareholders will experience significant dilution and a reduction in percentage ownership and voting power with respect to Cove shares as a result of the Merger.
      Cove shareholders will experience significant dilution and a substantial reduction in their percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Cove prior to the Merger. If the Merger is consummated and all of the Cove stockholders receive Euroseas shares in the Merger, current Cove shareholders will own approximately 2.8% of the shares of Euroseas and Euroseas stockholders, including the investors in the Private Placement, will own approximately 97.2% of the shares of Euroseas.

Future sales of Euroseas’ shares could depress its stock price.
      Upon consummation of the Merger, Euroseas’ present shareholders will own approximately 97.2% of its outstanding common stock. Euroseas has agreed to register the shares acquired by the investors in the Private Placement for resale. Euroseas has also agreed to register for resale 818,604 of the 1,079,167 shares to be issued in the Merger. These shares will be issued in the Merger to certain affiliates of Cove. Sales or the possibility of sales of substantial amounts of Euroseas’ shares of its common stock by such persons in the public markets could adversely affect the market price of Euroseas’ common stock.

Current Euroseas’ shareholders will control approximately 97.2% of Euroseas after the Merger and will effectively control the outcome of matters on which Euroseas shareholders are entitled to vote, including the election of directors and other significant corporate actions.
      If the Merger is consummated and all of the Cove stockholders receive Euroseas’ shares in the Merger, the current Euroseas shareholders will own approximately 97.2% of the shares of Euroseas. While the existing Euroseas shareholders have no agreement, arrangement or understanding relating to the voting of their shares following the Merger, they will effectively control the outcome of matters on which Euroseas shareholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these shareholders may be different from Cove stockholder interests.

Euroseas’ Articles of Incorporation and Bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) the merger or acquisition of Euroseas and/or (2) the removal of incumbent directors and officers.
      Euroseas’ current Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, the prohibition of cumulative voting in the election of directors, a classified board of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, advance written notice of shareholder proposals for the removal of directors and limitations on action by shareholders. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) the merger or acquisition of Euroseas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Profitable operation of Euroseas’ business will be dependent upon the efforts of Euroseas’, not Cove’s, management.
      As a condition to the Merger, Cove’s sole officer and director must resign from his current positions at or prior to the effective time of the Merger. The current officer and director of Cove will have no role in the management of Euroseas after the Merger. Instead, the current management of Euroseas will remain in place. Although Cove has researched and assessed Euroseas’ management, Cove cannot assure you that its assessment of Euroseas’ management will prove to be correct and that Euroseas’ management will be successful in its operation of Euroseas’ business after the Merger.

Cove and Euroseas expect to incur significant costs associated with the Merger, whether or not the Merger is completed and the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes.
      Cove and Euroseas expect to incur significant costs associated with the Merger, whether or not the Merger is completed and the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes.

Cove’s and Euroseas’ pro forma accounting for the transaction may change and materially reduce Euroseas’ actual post-transaction net worth from the pro forma amount.
      The unaudited pro forma financial information contained in this joint Information Statement/ prospectus is presented for illustrative purposes only and is not necessarily indicative of the financial position of Euroseas for future periods. Cove and Euroseas have estimated the impacts of the transaction in developing the related pro forma information. These estimates are subject to change pending a final analysis after completion of the transaction. The impact of these changes could materially reduce Euroseas’ actual post-transaction net worth from the pro forma amount.

If the Merger does not qualify as a nontaxable reorganization under the U.S. Internal Revenue Code, the transaction may be a taxable event to Cove’s stockholders.
      The Merger has been structured to qualify as a nontaxable reorganization for U.S. federal income tax purposes. If the Merger does not qualify as a nontaxable reorganization for federal income tax purposes, then the Merger may result in the recognition of gain or loss to Cove stockholders. In the event that the Merger resulted in the recognition of gains to Cove stockholders, Cove stockholders will not receive any cash as a portion of the Merger consideration that could be used by them to satisfy any tax liability created by the Merger.
Industry Risk Factors Relating to Euroseas

The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce Euroseas’ revenues and net income.
      Euroseas is an independent shipping company that operates in the drybulk and containership shipping markets. Euroseas’ profitability is dependent upon the freight rates Euroseas is able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo. The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce Euroseas’ revenues and net income.
      In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of Euroseas’ control, and it cannot predict the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on Euroseas’ revenues and net income.

The value of Euroseas’ vessels may fluctuate, adversely affecting its earnings, liquidity and causing it to breach its secured credit agreements.
      The market value of Euroseas’ vessels can fluctuate significantly. The market value of Euroseas’ vessels may increase or decrease depending on the following factors:

•	general economic and market conditions affecting the shipping industry;

•	supply of drybulk and containership vessels;

•	demand for drybulk containership vessels;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	new regulatory requirements from governments or self-regulated organizations; and

•	prevailing level of charter rates.
      As vessels grow older, they generally decline in value. Due to the cyclical nature of the dry bulk and container vessel markets, if for any reason Euroseas sells vessels at a time when prices have fallen, it could incur a loss and its business, results of operations, cash flow, financial condition and ability to pay dividends could be adversely affected.
      Due to the fact that the market value of Euroseas’ vessels may fluctuate significantly, Euroseas may incur losses when it sells vessels, which may adversely affect its earnings. In addition, any determination that a vessel’s remaining useful life and earnings requires an impairment of its value on Euroseas’ financial statements could result in a charge against Euroseas’ earnings and a reduction in Euroseas’ shareholders’ equity. Any change in the assessed value of a Euroseas vessel might cause a violation of the covenants of each secured credit agreement which in turn might restrict Euroseas’ cash and affect its liquidity. All of Euroseas’ credit agreements provide for a minimum security maintenance ratio. If the assessed value of its vessels declines below certain thresholds, Euroseas will be deemed to have violated these covenants and may incur penalties for breach of its credit agreements. For example, these penalties could require Euroseas to prepay the shortfall between the assessed value of its vessels and the value such vessels are required to maintain pursuant to the secured credit agreement, or to provide additional security acceptable to the lenders in an amount at least equal to the amount of any shortfall. Further, future loans that Euroseas may agree to may include various other covenants, in addition to the vessel-related ones, that may ultimately depend on the assessed values of its vessels. Such covenants include, but are not limited to, maximum fleet leverage covenants and minimum fair net worth covenants. If for any reason Euroseas sells its vessels at a time when prices have fallen, the sale may be less than such vessel’s carrying amount on its financial statements, and Euroseas would incur a loss and a reduction in earnings.

Although charter rates in the international shipping industry reached historic highs recently, future profitability will be dependent on the level of charter rates and commodity prices.
      Charter rates for the international shipping industry have reached record highs during the past year; however, recently rates have declined. Euroseas anticipates that the future demand for its drybulk carriers and containership vessels and the charter rates of the corresponding markets will be dependent upon continued economic growth in China, India and the world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could also have a material adverse effect on Euroseas’ business and results of operations. If the number of new ships delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. For instance, given that as of the end of 2004 the capacity of the worldwide container vessel fleet was approximately 7.4 million teu, with approximately 3.4 million teu of additional capacity on order, the growing supply of container vessels may exceed future demand, particularly in the short term. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.
      The factors affecting the supply and demand for vessels are outside of Euroseas’ control, and the nature, timing and degree of changes in industry conditions are unpredictable. Some of the factors that influence demand for vessel capacity include:

•	supply and demand for drybulk and containership commodities, and separately for containerized cargo;

•	global and regional economic conditions;

•	the distance drybulk and containership commodities are to be moved by sea; and

•	changes in seaborne and other transportation patterns.

      Some of the factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	the number of vessels that are laid up; and

•	changes in global drybulk and containership commodity production and manufacturing distribution patterns of finished goods.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of Euroseas’ business.
      A significant number of the port calls made by Euroseas’ vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China or India, may have an adverse effect on Euroseas’ business, financial position and results of operations, as well as its future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Euroseas cannot assure you that such growth will be sustained or that the Chinese economy will not experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Euroseas’ business, financial position and results of operations, as well as its future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

Euroseas may become dependent on spot charters in the volatile shipping markets, which can result in decreased revenues and/or profitability.
      Although most of Euroseas’ vessels are currently under longer term time charters, in the future, Euroseas may have more of these vessels and/or any newly acquired vessels on spot charters. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term time charters provide income at pre-determined rates over more extended periods of time. If Euroseas decides to spot charter its vessels, there can be no assurance that Euroseas will be successful in keeping all its vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable its vessels to be operated profitably. A significant decrease in charter rates could affect the value of Euroseas’ fleet and could adversely affect its profitability and cash flows with the result that its ability to pay debt service to its lenders and dividends to its shareholders could be impaired.

Euroseas is subject to regulation and liability under environmental laws that could require significant expenditures and affect its cash flows and net income.
      Euroseas’ business and the operation of its vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, Euroseas cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of its vessels. Additional conventions, laws and regulations may be adopted which could limit Euroseas’ ability to do business or increase the cost of its doing business and which may materially adversely affect its operations. Euroseas is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations.
      The operation of Euroseas’ vessels is affected by the requirements set forth in the International Maritime Organization’s (“IMO’s”) International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of Euroseas’ vessels and Eurobulk Ltd. (“Eurobulk”), Euroseas’ ship management company, are ISM Code-certified, however, there can be no assurance that such certification will be maintained indefinitely.
      Although the United States of America is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the “CLC”), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.
      The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in the U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.
      While Euroseas does not carry oil as cargo, it does carry fuel oil (bunkers) in its drybulk carriers. Euroseas currently maintains, for each of its vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded its insurance coverage, that would have a material adverse affect on Euroseas’ financial condition.

Capital expenditures and other costs necessary to operate and maintain Euroseas’ vessels may increase due to changes in governmental regulations, safety or other equipment standards.
      Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require Euroseas to make additional expenditures. In order to satisfy these requirements, Euroseas may, from time to time, be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable Euroseas to operate some or all of its vessels profitably during the remainder of their economic lives.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt Euroseas’ business.
      International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of Euroseas’ vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against Euroseas.
      It is possible that changes to inspection procedures could impose additional financial and legal obligations on Euroseas. Furthermore, changes to inspection procedures could also impose additional costs and obligations on Euroseas’ customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on Euroseas’ business, financial condition and results of operations.

Rising fuel prices may adversely affect Euroseas’ profits.
      Fuel (bunkers) is a significant, if not the largest, operating expense for many of Euroseas’ shipping operations when its vessels are under voyage charter. When a vessel is operating under a time charter, these costs are paid by the charterer. However fuel costs are taken into account by the charterer in determining the amount of time charter hire and therefore fuel costs also indirectly affect time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside Euroseas’ control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Fuel prices have been at historically high levels recently but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in the price of fuel may adversely affect Euroseas’ profitability. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of Euroseas’ business versus other forms of transportation, such as truck or rail.

If Euroseas’ vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, drydocking or special survey, that vessel would be unable to carry cargo, thereby reducing Euroseas’ revenues and profitability and violating certain loan covenants of its third-party indebtedness.
      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). Euroseas’ vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to Euroseas’ vessels and Eurobulk.
      A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.
      If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause Euroseas to be in violation of certain covenants in its loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on Euroseas’ financial condition and results of operations. That status could cause Euroseas to be in violation of certain covenants in its loan agreements.

Maritime claimants could arrest Euroseas’ vessels, which could interrupt its cash flow.
      Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of Euroseas’ vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted which would have a material adverse effect on Euroseas’ financial condition and results of operations.
      In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of Euroseas’ vessels for claims relating to another of its vessels.

Governments could requisition Euroseas’ vessels during a period of war or emergency, resulting in loss of earnings.
      A government could requisition for title or seize Euroseas’ vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition Euroseas’ vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of Euroseas’ vessels could have a material adverse effect on Euroseas’ financial condition and results of operations.

World events outside Euroseas’ control may negatively affect its ability to operate, thereby reducing its revenues and net income or its ability to obtain additional financing, thereby restricting the implementation of its business strategy.
      Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect Euroseas’ business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on Euroseas’ ability to obtain additional financing on terms acceptable to it or at all.
      Terrorist attacks may also negatively affect Euroseas’ operations and financial condition and directly impact its vessels or its customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally and could result in an economic recession in the United States of America or the world. Any of these occurrences could have a material adverse impact on Euroseas’ financial condition and costs.
Company Risk Factors Relating to Euroseas

Euroseas will depend entirely on Eurobulk to manage and charter its fleet.
      Euroseas currently contracts the commercial and technical management of its fleet, including crewing, maintenance and repair, to Eurobulk, an affiliated company with which Euroseas is under common control. The loss of Eurobulk’s services or its failure to perform its obligations to Euroseas could have a material adverse effect on Euroseas’ financial condition and results of its operations. Although Euroseas may have rights against Eurobulk if it defaults on its obligations to Euroseas, you will have no recourse against Eurobulk. Further, Euroseas expects that it will need to seek approval from its lenders to change Eurobulk as its ship manager.

Because Eurobulk is a privately held company, there is little or no publicly available information about it and Euroseas may get very little advance warning of operational or financial problems experienced by Eurobulk that may adversely affect Euroseas.
      The ability of Eurobulk to continue providing services for Euroseas’ benefit will depend in part on its own financial strength. Circumstances beyond Euroseas’ control could impair Eurobulk’s financial strength. Because Eurobulk is privately held it is unlikely that information about its financial strength would become public unless Eurobulk began to default on its obligations. As a result, there may be little advance warning of problems affecting Eurobulk, even though these problems could have a material adverse effect on Euroseas.

Euroseas and its principal officers have affiliations with Eurobulk that could create conflicts of interest detrimental to Euroseas.
      The principal officers of Euroseas are also principals, officers and employees of Eurobulk, which is Euroseas’ ship management company. These responsibilities and relationships could create conflicts of interest between Euroseas and Eurobulk. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in Euroseas’ fleet versus drybulk carriers that may be managed in the future by Eurobulk. Circumstances in any of these instances may make one decision advantageous to Euroseas but detrimental to Eurobulk and vice versa. Eurobulk does not presently manage any vessels other than those owned by Euroseas. In the past, Eurobulk has managed vessels where the Pittas family was a minority shareholder but never any where there was no Pittas participation at all. There have never been any conflicts of interest that were resolved in a manner unfavorable to Euroseas or its predecessors. However, it is possible that in the future Eurobulk may manage vessels which will not belong to Euroseas and in which the Pittas family may have controlling, little or even no power or participation and where such conflicts may arise. There can be no assurance that Eurobulk will resolve all conflicts of interest in a manner beneficial to Euroseas.

Euroseas is a holding company, and it depends on the ability of its subsidiaries to distribute funds to it in order to satisfy its financial obligations or to make dividend payments.
      Euroseas is a holding company and its subsidiaries, which are all wholly-owned by it either directly or indirectly, conduct all of its operations and own all of its operating assets. Euroseas has no significant assets other than the equity interests in its wholly-owned subsidiaries. As a result, its ability to make dividend payments to you depends on its subsidiaries and their ability to distribute funds to it. If Euroseas is unable to obtain funds from its subsidiaries, it may be unable or its Board of Directors may exercise its discretion not to pay dividends.

Euroseas may not be able to pay dividends.
      Subject to the limitations discussed below, Euroseas currently intends to pay cash dividends on a quarterly basis. However, Euroseas may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Euroseas’ loan agreements may also limit the amount of dividends Euroseas can pay under some circumstances based on certain covenants included in the loan agreements. Over the period January 1, 2002 to June 30, 2005, Euroseas paid substantially all of its net income as dividends usually on an annual basis without having been restricted by its loan agreements.
      If Euroseas is not successful in acquiring additional vessels, any unused net proceeds from its Private Placement offering may be used for other corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of the offering are not invested in additional vessels, or are so invested but only after some delay. In either case, Euroseas will not be able to earn charterhire consistent with its current anticipations, and its profitability and its ability to pay dividends will be affected.
      In addition, the declaration and payment of dividends will be subject at all times to the discretion of Euroseas’ Board of Directors. The timing and amount of dividends will depend on its earnings, financial condition, cash requirements and availability, restrictions in its loan agreements, growth strategy, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. However, there can be no assurance that dividends will be paid.

Companies affiliated with Eurobulk or Eurosesas’ officers and directors may acquire vessels that compete with Euroseas’ fleet.
      Companies affiliated with Eurobulk or Euroseas’ officers and directors own drybulk carriers and may acquire additional drybulk carriers in the future. These vessels could be in competition with Eursoseas’ fleet and other companies affiliated with Eurobulk might be faced with conflicts of interest with respect to their own interests and their obligations to Euroseas.

If Euroseas is unable to fund its capital expenditures, it may not be able to continue to operate some of its vessels, which would have a material adverse effect on its business and its ability to pay dividends.
      In order to fund its capital expenditures, Euroseas may be required to incur borrowings or raise capital through the sale of debt or equity securities. Euroseas’ ability to access the capital markets through future offerings may be limited by its financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. Euroseas’ failure to obtain the funds for necessary future capital expenditures would limit its ability to continue to operate some of its vessels and could have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends. Even if Euroseas is successful in obtaining such funds through financings, the terms of such financings could further limit its ability to pay dividends.

If Euroseas fails to manage its planned growth properly, it may not be able to successfully expand its market share.
      Euroseas intends to continue to grow its fleet. Euroseas’ growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with its existing operations;

•	enhancing its customer base;

•	managing its expansion; and

•	obtaining required financing.
      Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers and (3) integrating newly acquired operations into existing infrastructures. Euroseas cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection with the execution of those growth plans.

A decline in the market value of Euroseas’ vessels could lead to a default under Euroseas’ loan agreements and the loss of Euroseas’ vessels.
      Euroseas has incurred secured debt under loan agreements for its vessels and currently expects to incur additional secured debt in connection with its acquisition of other vessels. If the market value of Euroseas’ fleet declines, Euroseas may not be in compliance with certain provisions of its existing loan agreements and it may not be able to refinance its debt or obtain additional financing. If Euroseas is unable to pledge additional collateral, its lenders could accelerate its debt and foreclose on its fleet.

Euroseas’ existing loan agreements contain restrictive covenants that may limit its liquidity and corporate activities.
      Euroseas’ existing loan agreements impose operating and financial restrictions on it. These restrictions may limit its ability to:

•	incur additional indebtedness;

•	create liens on its assets;

•	sell capital stock of its subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of its vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell its vessels.
      Therefore, Euroseas may need to seek permission from its lenders in order to engage in some corporate actions. The lenders’ interests may be different from those of Euroseas, and Euroseas cannot guarantee that it will be able to obtain the lenders’ permission when needed. This may prevent Euroseas from taking actions that are in its best interest.

Servicing future debt would limit funds available for other purposes.
      To finance Euroseas’ fleet, it has incurred secured debt under loan agreements for its vessels. Euroseas also currently expects to incur additional secured debt to finance the acquisition of additional vessels. Euroseas must dedicate a portion of its cash flow from operations to pay the principal and interest on its debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of June 30, 2005, Euroseas had total bank debt of approximately $40 million. If Euroseas was unable to service its debt, it could have a material adverse effect on Euroseas’ financial condition and results of operations.
      A rise in interest rates could cause an increase in Euroseas’ costs and have a material adverse effect on its financial condition and results of operations. Euroseas has purchased, and may purchase in the future, vessels under loan agreements that provide for periodic interest payments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase Euroseas’ costs of financing its acquisition of vessels, which could have a material adverse effect on Euroseas’ financial condition and results of operations. Any increase in debt service would also reduce the funds available to Euroseas to purchase other vessels.

Euroseas’ ability to obtain additional debt financing may be dependent on the performance of its then existing charters and the creditworthiness of its charterers.
      The actual or perceived credit quality of Euroseas’ charterers, and any defaults by them, may materially affect its ability to obtain the additional debt financing that Euroseas will require to purchase additional vessels or may significantly increase its costs of obtaining such financing. Euroseas’ inability to obtain additional financing at all or at a higher than anticipated cost may materially affect its results of operation and its ability to implement its business strategy.

As Euroseas expands its business, it may need to upgrade its operations and financial systems, and add more staff and crew. If it cannot upgrade these systems or recruit suitable employees, its performance may be adversely affected.
      Euroseas’ current operating and financial systems may not be adequate if it expands the size of its fleet, and its attempts to improve those systems may be ineffective. In addition, if Euroseas expands its fleet, it will have to rely on Eurobulk to recruit suitable additional seafarers and shoreside administrative and management personnel. Euroseas cannot assure you that Eurobulk will be able to continue to hire suitable employees as Euroseas expands its fleet. If Eurobulk’s unaffiliated crewing agent encounters business or financial difficulties, Euroseas may not be able to adequately staff its vessels. If Euroseas is unable to operate its financial and operations systems effectively or to recruit suitable employees, its performance may be materially adversely affected.

Because Euroseas obtains some of its insurance through protection and indemnity associations, it may also be subject to calls in amounts based not only on its own claim records, but also the claim records of other members of the protection and indemnity associations.
      Euroseas may be subject to calls in amounts based not only on its claim records but also the claim records of other members of the protection and indemnity associations through which Euroseas receives insurance coverage for tort liability, including pollution-related liability. Euroseas’ payment of these calls could result in significant expense to it, which could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt Euroseas’ business.
      Euroseas’ vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder Euroseas’ operations from being carried out normally and could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

In the highly competitive international drybulk and containership shipping industry, Euroseas may not be able to compete for charters with new entrants or established companies with greater resources.
      Euroseas employs its vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than Euroseas. Competition for the transportation of drybulk and containership cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

Euroseas may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of its management and its results of operations.
      Euroseas’ success depends to a significant extent upon the abilities and efforts of its management team. Euroseas’ success will depend upon its ability to hire additional employees and to retain key members of its management team. The loss of any of these individuals could adversely affect Euroseas’ business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect Euroseas’ results of operations. Euroseas does not currently intend to maintain “key man” life insurance on any of its officers.

Risks involved with operating ocean going vessels could affect Euroseas’ business and reputation, which may reduce its revenues.
      The operation of an ocean-going vessel carries inherent risks. These risks include, among others, the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.
      The involvement of any of the vessels in an environmental disaster may harm Euroseas’ reputation as a safe and reliable vessel operator. Any of these circumstances or events could increase Euroseas’ costs or lower its revenues.

Euroseas’ vessels may suffer damage and it may face unexpected drydocking costs, which could affect its cash flow and financial condition.
      If Euroseas’ vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Euroseas may have to pay drydocking costs that its insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease its earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect Euroseas’ earnings.
      Although Euroseas inspects the secondhand vessels prior to purchase, this inspection does not provide Euroseas with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by Euroseas. Generally, Euroseas does not receive the benefit of warranties on secondhand vessels.
      In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
      Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to Euroseas’ vessels and may restrict the type of activities in which the vessels may engage. Euroseas cannot assure you that, as Euroseas’ vessels age, market conditions will justify those expenditures or enable it to operate its vessels profitably during the remainder of their useful lives. If Euroseas sells vessels, it is not certain that the price for which it sells them will equal their carrying amount at that time.

Euroseas may not have adequate insurance to compensate it adequately for damage to, or loss of, its vessels.
      Euroseas procures hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defence insurance for its fleet. Euroseas does not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. Euroseas can give no assurance that it is adequately insured against all risks. Euroseas may not be able to obtain adequate insurance coverage for its fleet in the future. The insurers may not pay particular claims. Euroseas’ insurance policies contain deductibles for which it will be responsible and limitations and exclusions which may increase its costs or lower its revenue. Moreover, Euroseas cannot assure that the insurers will not default on any claims they are required to pay. If Euroseas’ insurance is not enough to cover claims that may arise, it may have a material adverse effect on Euroseas’ financial condition and results of operations.

Euroseas’ operations outside the United States of America expose it to risks of mining, terrorism and piracy that may interfere with the operation of its vessels.
      Euroseas is an international company and primarily conducts its operations outside the United States of America. Changing economic, political and governmental conditions in the countries where Euroseas is engaged in business or where Euroseas’ vessels are registered affect Euroseas’ operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and Euroseas’ vessels may face higher risks of being attacked. Euroseas is not fully insured for any of these risks. In addition, future hostilities or other political instability in regions where Euroseas’ vessels trade could have a material adverse effect on its trade patterns and adversely affect its operations and performance.

Because the Republic of the Marshall Islands, where Euroseas is incorporated, does not have a well-developed body of corporate law, former Cove stockholders may have fewer rights and protections than under typical laws of the United States, such as Delaware, and shareholders may have more difficulty in protecting their interest in Euroseas with regard to actions taken by Euroseas’ Board of Directors.
      Euroseas’ corporate affairs are governed by its Articles of Incorporation and By-laws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States of America. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain jurisdictions in the United States of America. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States of America.

Obligations associated with being a public company will require significant company resources and management attention
      Euroseas has operated as a private company since its inception. Shortly after the completion of this Merger, Euroseas will be subject to the reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires that Euroseas evaluate and determine the effectiveness of its internal control over financial reporting. If Euroseas has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and its financial statements may be materially misstated. Euroseas will have to dedicate a significant amount of time and resources to ensure compliance with these regulatory requirements. In addition, Euroseas has applied to list the common stock on the Nasdaq National Market, and if approved, will be subject to the listing requirements of the Nasdaq National Market. Euroseas cannot assure you that such listing will be obtained. If such listing is not obtained, Euroseas will seek to list its common stock on the OTC Bulletin Board or another exchange.
      Euroseas will work with its legal, accounting and financial advisors to identify any areas in which changes should be made to its financial and management control systems to manage its growth and its obligations as a public company. Euroseas will evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. Euroseas will make changes in any of these and other areas, including its internal control over financial reporting, which Euroseas believes are necessary. However, these and other measures it may take may not be sufficient to allow it to satisfy its obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for Euroseas and will require the time and attention of management. Euroseas’ limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing its business strategy. Euroseas cannot predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that its management’s attention to these matters will have on its business.

Euroseas’ historical financial and operating data may not be representative of its future results because it is a newly formed company with no operating history as a stand-alone entity or as a publicly traded company.
      Euroseas’ historical financial and operating data may not be representative of its future results because it is a newly formed company with no operating history as a stand-alone entity or as a publicly traded company. Euroseas’ combined financial statements included in this joint Information Statement/ prospectus have been carved out of the consolidated financial statements of shipowning companies managed by Eurobulk and majority owned by the Pittas family. Consistent with shipping industry practice, Euroseas has not obtained, nor does it present in this joint Information Statement/ prospectus, historical operating data for its vessels prior to their acquisition. Although Euroseas’ results of operations, cash flows and financial condition reflected in its combined financial statements include all expenses allocable to its business, due to factors such as the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that Euroseas would have achieved had it operated as a public entity for all periods presented or of future results that it may achieve as a publicly traded company with its current holding company structure.

Euroseas depends upon a few significant charterers for a large part of its revenues. The loss of one or more of these charterers could adversely affect its financial performance.
      Euroseas has historically derived a significant part of its revenue from a small number of charterers. Euroseas’ top five customers accounted for approximately 68% of its total revenues for 2004 and 54% of its total revenues for 2003. During the half of 2005, Euroseas’ top five customers accounted for 60% of its total revenues. If Euroseas loses any of these charterers, or if any of these charterers significantly reduce its use of Euroseas’services or was unable to make charter payments to Euroseas, Euroseas’ results of operations, cash flows and financial condition would be adversely affected.

Exposure to currency exchange rate fluctuations will result in fluctuations in Euroseas’ cash flows and operating results.
      Euroseas generates all its revenues in U.S. dollars, but its ship manager, Eurobulk, incurs approximately 30% of vessel operating expenses and Euroseas incurs general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in Euroseas’ vessel operating expenses, which would affect its financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce Euroseas’ profitability. Euroseas does not currently engage in hedging transactions to minimize its exposure to currency rate fluctuations but it may do so in the future.

U.S. tax authorities could treat Euroseas as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.
      A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime applicable to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
      Based on Euroseas’ proposed method of operation, it does not believe that it will be a PFIC. In this regard, Euroseas intends to treat the gross income it derives or are deemed to derive from its time chartering activities as services income, rather than rental income. Accordingly, Euroseas believes that its income from its time chartering activities does not constitute “passive income,” and the assets that it owns and operates in connection with the production of that income do not constitute passive assets.
      There is, however, no direct legal authority under the PFIC rules addressing Euroseas’ proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept Euroseas’ position, and there is a risk that the IRS or a court of law could determine that Euroseas is a PFIC. Moreover, no assurance can be given that Euroseas would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations.
      If the IRS were to find that Euroseas is or has been a PFIC for any taxable year, its U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986, or the Code, such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of Euroseas’ common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of Euroseas’ common shares. Please read “Tax Items Discussion — Passive Foreign Investment Company and Controlled Foreign Corporation Status” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if Euroseas is treated as a PFIC.

Euroseas may have to pay tax on United States source income, which would reduce its earnings.
      Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as Euroseas and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and will be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the related Treasury Regulations, which the IRS has adopted and which became effective on January 1, 2005 for calendar year taxpayers such as Euroseas and its subsidiaries.
      Euroseas expects that it and each of its subsidiaries qualify for this statutory tax exemption, and will take this position for United States federal income tax reporting purposes. However, there are factual circumstances beyond Euroseas’ control that could cause it to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on its United States source income. Due to the factual nature of the issues involved, Euroseas can give no assurances regarding its tax-exempt status or that of any of its subsidiaries.
      If Euroseas or its subsidiaries are not entitled to exemption under Section 883 of the Code for any taxable year, the imposition of a 4% U.S. federal income tax on its U.S. source shipping income and that of its subsidiaries could have a negative effect on its business and would result in decreased earnings available for distribution to its shareholders.
FORWARD-LOOKING STATEMENTS
      This joint Information Statement/ prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of operations or the performance of the Euroseas after the Merger, the expected completion and timing of the Merger and other information relating to the Merger. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements regarding:

•	Euroseas’s future operating or financial results;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses; and

•	drybulk and containership market trends, including charter rates and factors affecting vessel supply and demand.
      We undertake no obligation to publicly update or revise any forward-looking statements contained in this joint Information Statement/ prospectus, or the documents to which we refer you in this joint Information Statement/ prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      On August 25, 2005, Euroseas raised approximately $21 million in gross proceeds from the Private Placement of its securities to a number of institutional and accredited investors. In the Private Placement, Euroseas issued 7,026,993 shares of common stock at a price of $3.00 per share, as well as warrants to purchase an additional 1,756,743 shares of common stock.
      For every share of Euroseas common stock issued, the Private Placement investors received 0.25 warrants, with each warrant entitling its holder to purchase one share of Euroseas common stock at an exercise price of $3.60 per share (subject to adjustments) within a period of five years from the date of the issuance of the warrant. The issue price in the Private Placement for each share of Euroseas common stock with 0.25 warrant was $3.00. A Private Placement investor may sell the Euroseas common stock acquired in the Private Placement to third parties and the warrants remain with the initial Private Placement investor or its transferees and remain exercisable for the remainder of the five year period. The Private Placement investors may also sell or transfer the warrants separate from the related Euroseas common stock so long as such sale or transfer complies with applicable securities laws.
      As a condition to the Private Placement, Euroseas agreed to execute the Merger Agreement involving EuroSub and Cove. As such, Euroseas views the costs associated with the Merger with Cove as costs of the equity raised in the Private Placement. Accordingly, the excess of the fair value of the shares of Euroseas that would be exchanged for the shares of Cove at the consummation of the Merger over the fair value of the net assets of Cove acquired is recognized as reduction to equity.
      As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations, on August 25, 2005, Cove, the Cove Principals, EuroSub and Euroseas, signed the Merger Agreement, pursuant to which Euroseas, through its wholly-owned subsidiary, EuroSub, agreed to acquire Cove in exchange for shares of Euroseas common stock. The Cove Principal have agreed to pledge, or to cause their transferees to pledge, 475,000 of the shares of Euroseas, they or their transferees are to receive in the Merger, in exchange for their Cove shares as collateral for breach of the representations and warranties made by Cove to Euroseas in the Merger Agreement.
      The following unaudited pro forma condensed consolidated financial statements have been prepared by Euroseas’ management and are based on (a) the historical financial statements of (i) Euroseas and (ii) Cove as adjusted for the reporting period of Euroseas, which is December 31 each year and (b) the assumptions and adjustments described below. The unaudited pro forma condensed consolidated balance sheet at June 30, 2005 gives effect to the following transactions, as if such transactions had taken effect on June 30, 2005:

•	The shares issued by Euroseas as part of the Private Placement and the payment of the related expenses of the transaction;

•	The acquisition of Cove by EuroSub as described above; and

•	The repayment of the loan from the stockholder and all liabilities of Cove as required by the Merger Agreement
      The unaudited pro forma condensed consolidated financial statements do not purport to represent what Euroseas’ results of operations or its financial position will be for future periods.
      The unaudited pro forma condensed consolidated financial statements should be read together with the historical consolidated financial statements of Euroseas and Cove and the related notes, each included elsewhere herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and its inclusion in this joint Information Statement/ prospectus should not be regarded as an indication that it is an accurate prediction of future events, and it should not be relied on as such. Except as may be required by applicable securities laws, we do not intend to update or otherwise revise the unaudited pro forma condensed consolidated financial statements to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

      The following proforma financial statements assume the Private Placement and the Merger had been completed on January 1, 2004 and include Statements of Operations for Euroseas for six months ended June 30, 2005 and for the year ended December 31, 2004 and a proforma Balance Sheet as at June 30, 2005:
EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2005

	Euroseas Ltd.	Cove Apparel, Inc.	Adjustments		Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	5,452,608		18,430,979	(1)	23,883,587
			(350,000	)(1)	(350,000)
		21,759	(11,759	)(2)	10,000

Total cash and cash equivalents	5,452,608	21,759	18,069,220		23,543,587

Accounts receivable trade, net	9,652				9,652
Prepaid expenses	129,706				129,706
Claims and other receivables	69,641				69,641
Due from related party	3,995,602				3,995,602
Inventories	319,765				319,765
Restricted cash	1,299,135				1,299,135

Total current assets	11,276,109	21,759	18,069,220		29,367,088

Fixed Assets
Vessels, net book value	32,978,300				32,978,300

Total fixed assets	32,978,300	—			32,978,300

Long-Term Assets
Deferred charges, net	2,357,775				2,357,775

Total long-term assets	2,357,775	—			2,357,775

Total assets	46,612,184	21,759	18,069,220		64,703,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Long-term debt, current portion	14,780,000				14,780,000
Trade accounts payable	946,760	95,911	(95,911	)(2)	946,760
Accrued expenses	437,570				437,570
Deferred income	2,176,825				2,176,825
Loan from stockholder	—	45,000	(45,000	)(2)	—

Total current liabilities	18,341,155	140,911	(140,911)		18,341,155

Long-Term Liabilities
Long-term debt, net of current portion	26,620,000	—			26,620,000

Total long-term liabilities	26,620,000	—	—		26,620,000

Total liabilities	44,961,155	140,911	(140,911)		44,961,155

Commitments and contingencies	—	—	—
Common stock	297,542		81,061	(1)(3)	378,603
		10,481	(10,481	)(4)	—

Total common stock	297,542	10,481	70,580		378,603

Preferred shares	—	—	—
Additional paid in capital	17,073,381	144,802	18,360,399	(1)	35,578,582
			129,152	(2)	129,152
			(350,000	)(2)	(350,000)
			(274,435	)(3)	(274,435)

Total additional paid-in capital	17,073,381	144,802	17,865,116		35,083,299

Accumulated deficit	(15,719,894)	(274,435)	274,435	(3)	(15,719,894)

Total shareholders’ equity	1,651,029	(119,152)	18,210,131		19,742,008

Total liabilities and shareholders’ equity	46,612,184	21,759	18,069,220		64,703,163

(1)	To account for the sale in the Private Placement of 7,026,993 shares dated August 25, 2005 at $3 per share with a par value of $0.01 per share or $70.270, less the cost of the offering estimated to be $2.65 million.

(2)	The Merger Agreement states that Cove Apparel, Inc. will have a cash balance of $10,000 and equity of the same amount at the effective date of the Merger. The pro forma entries reflect the increase in paid in capital and repayment of the accounts payable and loan to the shareholder of Cove Apparel, Inc. of $140,911 less the cash balance noted above totalling $11,759. The repayment of trade accounts and loan from stockholders amounting to $129,152 was reflected in additional paid-in capital. The costs related to the Merger are estimated to be $0.35 million and are accounted as a reduction in equity.

(3)	To account for the acquisition of Cove Apparel, Inc. through the issuance of 1,079,167 shares to the shareholders of Cove at $3 per share amounting to $3,237,501 with a par value of $0.01 per share or $10,791. Since the acquisition of Cove was made to satisfy the requirement in the Private Placement the difference between the purchase price of $3,237,501 and the fair value of Cove’s acquired net assets of $10,000 after taking into account the transactions in (2) above, is accounted for as a reduction in equity amounting to $3,227,501.

(4)	To account for the consolidation entries eliminating the common stock of Cove amounting to $10,481, the paid in capital of Cove amounting to $144,802 and accumulated deficit of Cove of $274,435.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Six-Month Period Ended June 30, 2005

	Euroseas Ltd.	Cove Apparel, Inc.	Pro Forma

Revenues		(4)
Voyage revenue	23,833,736		23,833,736
Commissions	(1,340,228)		(1,340,228)

Net revenue	22,493,508		22,493,508

Operating Expenses
Voyage expenses	131,903		131,903
Vessel operating expenses	4,270,787		4,270,787
Management fees	965,384		965,384
Selling, general and administrative expenses	—	103,590	103,509
Amortization and depreciation	1,824,322		1,824,322

Total operating expenses	7,192,396	103,590	7,295,986

Operating income/(loss)	15,301,112	(103,590)	15,197,522

Other Income/(Expenses)
Interest and finance cost	(545,719)		(545,719)
Derivative Loss	(82,029)		(82,029)
Foreign exchange (loss)/gain	312		312
Interest income	89,698		89,698

Other income/(expenses), net	(537,738)		(537,738)

Net income/(loss) for the period	14,763,374	(103,590)	14,659,784

Earnings per share(5)	$0.39	—	$0.39

(4)	The six-month period ended June 30, 2005 figures are derived from the published quarterly financial statements of Cove Apparel, Inc. and do not represent the statutory reporting period.

(5)	Based on 37,860,326 shares of Euroseas common stock.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2004

	Euroseas Ltd.	Cove Apparel, Inc.	Pro Forma

Revenues		(4)
Voyage revenue and other	45,718,006	6,500	45,724,506
Commissions	(2,215,197)		(2,215,197)

Net revenue	43,502,809	6,500	43,509,309

Operating Expenses
Voyage expenses	370,345		370,345
Vessel operating expenses	8,906,252		8,906,252
Management fees	1,972,252		1,972,252
Selling, general and administrative expenses	—	85,801	85,801
Amortization and depreciation	3,461,678		3,461,678
Net gain on sale of vessel	(2,315,477)		(2,315,477)

Total operating expenses	12,395,050	85,801	12,480,851

Operating income	31,107,759	(79,301)	31,028,458

Other Income/(Expenses)
Interest and finance cost	(708,284)		(708,284)
Derivative gain	27,029	—	27,029
Foreign exchange (loss)/gain	(1,808)	—	(1,808)
Interest income	187,069	—	187,069

Other income/(expenses), net	(495,994)	—	(495,994)

Net Income/(loss) for the period	30,611,765	(79,301)	30,532,464

Earnings per share	$0.81	—	$0.81

(4)	The year ended December 31, 2004 figures are derived from the published quarterly financial statements of Cove Apparel, Inc. and do not represent the statutory reporting period.

(5)	Based on 37,860,326 shares of Euroseas common stock.

THE COVE CONSENT TO ACTION WITHOUT A MEETING
      Completion of the Merger requires the approval of the Merger Agreement by holders of a majority of the issued and outstanding shares of Cove common stock entitled to vote. A majority of Cove’s stockholders approved the Merger pursuant to an action taken by written consent of Cove’s majority stockholders, on September 26, 2005, in accordance with the relevant Sections of the NRS. This action was taken by Seward Ave Partners, LLC, Olive Grove LLC, Jonathan Spanier and Blue Star Investors, Ltd. who own in excess of the required majority of Cove outstanding common stock necessary for the adoption of the actions.
BACKGROUND AND REASONS FOR THE MERGER
Background of the Merger
      Late in 2004, the Pittas family decided they wanted to explore the possibility of taking their shipping interests public in an effort to streamline their operations and grow their company. Aristides J. Pittas undertook the task of familiarizing himself with the U.S. capital markets and contacted various shipping related consultants and banks in the U.S. The Pittas family eventually concluded that their company was too small to attempt an initial public offering and that this would be too costly for such a small company. In early 2005, Mr. Pittas contacted Mr. Jim Apostolakis and Mr. Robert Di Marsico of Poseidon Capital, a New York based ship consultant which Mr Pittas had known for many years. Poseidon suggested the idea of merging with a special purpose acquisition company. Poseidon identified one such special purpose company to Mr. Pittas and an engagement agreement was signed on February 8, 2005 between Eurobulk, the Pittas family ship management company, and Poseidon to act as Eurobulk’s financial advisor to pursue a potential merger of the two companies. After some meetings and negotiations between Eurobulk and the special purpose acquisition company, the potential deal never materialized. Mr. Pittas continued his efforts to identify a suitable partner for Euroseas, the ship holding company the Pittas family had decided to form to consolidate all of their ship-owning interests. Discussions were held with several parties but none came to a fruitful conclusion.
      On March 23, 2005, Poseidon advised Mr. Pittas regarding Roth Capital, a firm Poseidon believed could assist Euroseas in becoming public. Mr. David Enzer of Roth Capital met with Mr. Pittas in New York. Prior to that meeting neither Mr. Pittas nor any members of the Pittas family or other officers of Eurobulk had any previous contacts, understandings or arrangements either with Mr. Enzer or Roth Capital. At the meeting, Mr. Enzer suggested to Mr. Pittas to pursue a private placement in combination with a merger or acquisition of a U.S. public shell company. Mr. Enzer suggested a merger with Cove Apparel, Inc., a surf apparel company that Mr. Pittas and his family had never heard of before. For tax reasons unique to the shipping industry, they decided to structure the transaction with Euroseas setting up a U.S. subsidiary that would merge with Cove, with the Cove stockholders receiving shares of Euroseas in the merger. An engagement letter between Roth Capital and Eurobulk was signed on April 21, 2005 for Roth Capital to act as financial advisor and placement agent to Eurobulk. The engagement letter stipulated, among other things, that Roth would arrange a private placement for Euroseas’ shares of common stock. The terms of the Private Placement required Euroseas to execute a merger agreement with Cove, register for resale the shares issued in the Private Placement and apply for a listing on a national stock exchange. Euroseas would not have agreed to the Merger otherwise. On the same date of execution of the engagement letter between Roth Capital and Eurobulk, a term sheet was executed between Cove and Eurobulk setting forth the terms of the proposed merger. As a condition to the Merger, Euroseas agreed to register the shares to be issued in the Merger and apply for a listing of its stock on a national stock exchange. On August 25, 2005, the final agreement for the merger was signed with Cove and the Private Placement closed, with Euroseas raising approximately $21 million.
Recommendations of the Boards of Directors and Reasons for the Merger

Cove
      Cove’s Board of Directors has determined that the Merger is in the best interests of Cove and its stockholders. Both the Cove Board and its stockholders have approved the Merger Agreement and the transactions contemplated thereby. In reaching its determination, Cove’s Board of Directors considered a number of factors, including the following:

(a) Cove only has nominal revenues, and upon analysis of the potential opportunity, the Board of Directors of Cove decided to merge with EuroSub because the Board was of the view that the Cove stockholders would have a better opportunity as shareholders of Euroseas than as stockholders of Cove;

(b) there has been strong raw materials demand in recent years by developing countries, particularly China and India, that has resulted in robust growth for drybulk shipping as well as increased freight rates, attributable in part to industrywide capacity constraints. As a result, the drybulk shipping sector has been attracting growing investor interest, with a number of drybulk and other seaborne shipping companies recently completing or planning public financings in the United States of America and other financial markets;

(c) Euroseas has an experienced, highly regarded management team, which Cove’s Board believes is well suited to pursue a strategy of acquiring and operating drybulk vessels; and

(d) the fact that the merger should constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.
      Cove’s Board of Directors also considered potential risks relating to the Merger, including the following:

(a) the fact that Euroseas is a recently formed foreign corporation and that Cove’s stockholders will have minority ownership in Euroseas following consummation of the merger;

(b) a macroeconomic slowdown, particularly in China or India, which would reduce the demand for shipping capacity, thereby resulting in reduced shipping rates;

(c) the risks and costs to Cove if the Merger is not completed; and

(d) the restrictions on the conduct of Cove’s business prior to completion of the Merger, which may delay or prevent Cove from exploiting business opportunities that may arise pending completion of the Merger.
      The foregoing discussion of the information and factors considered by Cove’s Board of Directors is not intended to be exhaustive, but includes the material factors considered by it. In view of the variety of factors considered in connection with its evaluation of the Merger, Cove’s Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, Cove’s Board of Directors unanimously approved the Merger and determined to recommend that Cove’s stockholders approve the Merger.
      No consideration was given by Cove’s Board to securing an opinion of an independent investment banker or other financial advisor to the effect that the Merger would be fair, from a financial point of view, to Cove stockholders in view of the fact that the Cove Board does not believe that the terms of the Merger give rise to any inherent conflict of interest between Cove’s executive officers, directors and principal stockholders and non-affiliated stockholders. In this regard, Cove’s Board took note of the fact that its current sole executive officer, director and principal stockholders will receive no benefit from the Merger that would not otherwise be available to the Cove stockholders as a whole. In addition, Cove’s Board took note of the fact that no executive officer, director or principal stockholders are to become salaried employees of Euroseas subsequent to the consummation of the Merger.

Euroseas
      Euroseas’ Board of Directors has determined that the Merger is in the best interests of Euroseas and its shareholders. Both the Euroseas Board and its shareholders have unanimously approved the Merger

Agreement and the transactions contemplated thereby. In reaching its determination, Euroseas’ Board of Directors considered a number of factors, including the following:

(a) Euroseas was required to execute the Merger Agreement as a condition to closing the Private Placement and raising approximately $21 million;

(b) the Merger would afford Euroseas access to a company with a public listing whose shares could trade and help develop a market for Euroseas’ common stock and which would increase the number of shareholders that could participate in the Merger and become Euroseas’ shareholders;

(c) publicly traded securities would afford Euroseas’ management, after the consummation of the transaction, the opportunity to utilize Euroseas’ authorized but unissued securities to attempt to acquire other compatible businesses; and

(d) this transaction substantially reduces the uncertainty attendant to Euroseas’ own public offering of securities as compared to an underwritten initial public offering, and the possibility that any such offering might not be successfully consummated in view of the size of Euroseas and the then prevailing market conditions.
      Euroseas’ Board of Directors also considered potential risks relating to the Merger, including the following:

(a) factors beyond Euroseas’ control, such as industry economic conditions, general economic conditions, terrorism or war, could have an adverse effect upon the market price of Euroseas’ common stock after the Merger;

(b) the additional significant expense and responsibility of being a U.S. public company, including Sarbanes-Oxley Act compliance, corporate governance issues, SEC reporting requirements, and stock exchange listing requirements;

(c) the necessity of ongoing direct communication with the investment community, which is time consuming and may detract from executive time that would otherwise be devoted to business operations; and

(d) the risk that the Cove stockholders may not approve the Merger and Euroseas would have incurred significant legal, accounting and other expenses in connection with the proposed transaction.
      After a complete review and analysis of the foregoing and other risks, Euroseas’ Board of Directors unanimously concluded that the benefits of the Merger outweighed the risks involved.
Interests of Certain Persons in the Merger
      Cove’s sole director and member of senior management does not own any Cove common stock. He will resign from his positions at or prior to the effective time of the Merger and will not be a director or paid employee of Euroseas or the Surviving Corporation following consummation of the Merger. Jodi Hunter, one of Cove’s employees, owns Cove common stock and has agreed to remain after the Merger as an unpaid, at-will employee of the Surviving Corporation and to provide an office in the Cayman Islands at no cost or expense to Euroseas.
      As of the date that the Cove majority stockholders took action by consent without a meeting, certain of Cove’s officers and directors owned shares of Cove common stock. See “The Parties to the Merger-Cove Principal Stockholders.”
      The officers and management of Euroseas will continue to be the same following consummation of the Merger. Immediately following the Merger, the Euroseas’ Board will consist of seven directors, at least four of whom shall be “independent.”

Tax Items Discussion

Certain Material U.S. Federal Income Tax Consequences
      The following is a discussion of certain material U.S. federal income tax consequences to a Cove stockholder of the exchange of Cove shares for shares of Euroseas common stock in the Merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.
      No party has sought or will seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. Cove has obtained the opinion of its counsel, Kirkpatrick & Lockhart Nicholson Graham LLP (“K&L”), that the Merger should be treated as a non-taxable reorganization for U.S. federal income tax purposes. Neither the discussion below, nor K&L’s opinion, is in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.
      The U.S. federal income tax consequences to a holder of Cove shares from the Merger may vary depending upon such stockholder’s particular situation or status. This discussion is limited to holders of Cove shares who hold their Cove shares and will hold their Euroseas common stock as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to holders of either Cove or Euroseas shares who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	non-U.S. holders (as defined below);

•	dealers in securities;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations, plans or accounts;

•	persons holding their Cove shares as part of a “hedge,” “straddle” or other risk reduction transaction;

•	persons holding their Cove shares through partnerships, trusts or other entities;

•	U.S. persons whose functional currency is not the U.S. dollar; and

•	controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code.
In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.
      For purposes of this discussion, a “U.S. holder” is a beneficial owner of Cove shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a United States trust on August 19, 1996 and validly elected to continue to be treated as a United States trust).
For purposes of this discussion, a “non-U.S. holder” is, for U.S. federal income tax purposes, an individual, trust, or corporation that is a beneficial owner of Cove shares, who is not a U.S. holder.

      Each stockholder is urged to consult their own tax advisors with respect to the particular United States federal income tax consequences of the merger and ownership of the euroseas shares, and the tax consequences under foreign, state, local and other tax laws and the possible effects of changes in tax laws.

Tax Consequences of the Merger
      The Merger should be treated as a nontaxable reorganization for U.S. federal income tax purposes under Code Section 368(a). Accordingly, a U.S. holder of Cove shares should not recognize gain or loss upon the exchange of their shares of Cove common stock solely for shares of Euroseas common stock pursuant to the Merger. However, gain should be recognized with respect to cash, if any, received in whole or in part in exchange for shares of Cove common stock. Generally, the amount of gain recognized should equal the lesser of (i) the amount of cash received in the Merger, or (ii) the amount of gain realized in the Merger. Any gain recognized by a holder generally should be capital gain. Long-term capital gains are subject to preferential rates of taxation for certain non-corporate taxpayers. A U.S. holder’s aggregate tax basis in the Euroseas shares received in the transaction should be the same as his or her aggregate tax basis in the Cove shares surrendered in the transaction, decreased by the amount of any cash received by the U.S. holder in the Merger, and increased by the amount of gain recognized by the U.S. holder with respect to any cash received in the Merger. The holding period of Euroseas shares received in the Merger should include the holding period of the Cove shares surrendered in the Merger.

Distributions
      Except as described below under the heading “Passive Foreign Investment Company and Controlled Foreign Corporation Status,” any distributions made by Euroseas with respect to Euroseas common stock to a U.S. holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distribution is attributable to Euroseas’ current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of Euroseas’ earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. holder’s tax basis in his or her common stock and thereafter as capital gain.
      Dividends paid on Euroseas common stock to a U.S. holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2008) provided that (1) the Euroseas common stock is readily tradable on an established securities market in the United States (such as The NASDAQ National Market); (2) Euroseas is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year; and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Any dividends paid by Euroseas which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. Legislation has been recently introduced in the U.S. Senate which, if enacted in its present form, would preclude Euroseas dividends from qualifying for such preferential rates.
      Special rules may apply to any “extraordinary dividend” — generally, a dividend equal to or in excess of ten percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock — paid by Euroseas. If Euroseas pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. Depending upon the amount of a dividend paid by Euroseas, such dividend may be treated as an “extraordinary dividend.”
      Because Euroseas is not a United States corporation, U.S. holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Euroseas.

Sale, Exchange and Redemption of Euroseas Shares
      Generally, except as described below under the heading “Passive Foreign Investment Company and Controlled Foreign Corporation Status,” upon the sale or exchange of Euroseas shares, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in such Euroseas shares. For U.S. Individual Holders, the maximum U.S. federal income tax rate applicable to such gain if such U.S. holder’s holding period for such Euroseas shares exceeds one year and therefore qualifies as long-term capital gain is 15%. The deductibility of capital losses is subject to limitations.
      Upon redemption of a Euroseas share by Euroseas for cash or property other than Euroseas shares, the redemption will be treated as a sale or exchange under Section 302 of the Code and the tendering U.S. holder will recognize capital gain or loss to the extent the redemption proceeds are greater than the holder’s adjusted tax basis in its Euroseas shares if the redemption proceeds received in exchange for the Euroseas shares: (i) are not essentially equivalent to a dividend distribution; (ii) are substantially disproportionate with respect to the tendering holder; (iii) completely terminate the holder’s equity interest in Euroseas; or (iv) are distributed to a holder as part of a partial liquidation of Euroseas shares (as defined in Section 302 of the Code). In determining whether a redemption qualifies for sale or exchange treatment under Section 302 of the Code, a tendering holder must take into account Euroseas shares that are actually owned by the tendering holder and, in certain situations, shares that such holder is deemed to own through a related person or entity.
      If the redemption does not qualify for sale or exchange treatment under Section 302 of the Code, the redemption proceeds will be treated as a distribution with respect to the U.S. holder’s Euroseas shares. The distribution will be taxed as a dividend to the extent of Euroseas’ current or accumulated earnings and profits. The amount of the distribution in excess of Euroseas’ current or accumulated earnings and profits would be treated as a tax-free return of basis to the extent of the U.S. holder’s adjusted tax basis in its Euroseas shares and as capital gain to the extent the distribution exceeds its basis in its Euroseas shares.

Passive Foreign Investment Company and Controlled Foreign Corporation Status
      If Euroseas qualifies as a passive foreign investment company (“PFIC”) or controlled foreign corporation (“CFC”) for U.S. federal income tax purposes, materially different U.S. federal income tax consequences may arise for a U.S. holder of Euroseas common stock. A foreign corporation generally will be a PFIC for any taxable year in which either (a) 75% or more of its gross income consists of passive income, or (b) 50% or more of the average value of its assets is attributable to assets that produce, or are held for the production of, passive income. Subject to certain limited exceptions, if a foreign corporation is a PFIC under either of these tests in a particular year, shares of the corporation held by a U.S. holder in that year are treated as PFIC shares for that year and all subsequent years in the U.S. holder’s holding period even if the corporation fails to meet either test in a subsequent year. Certain exceptions apply, including if the U.S. holder makes a timely election to treat the foreign corporation as a “qualified electing fund” or makes a “mark-to-market” election with respect to Euroseas common stock.
      Based on Euroseas’ proposed method of operation, it does not believe that it will be a PFIC. In this regard, Euroseas intends to treat the gross income it derives or are deemed to derive from its time chartering activities as services income, rather than rental income. Accordingly, Euroseas believes that its income from its time chartering activities does not constitute “passive income,” and the assets that it owns and operates in connection with the production of that income do not constitute passive assets.
      There is, however, no direct legal authority under the PFIC rules addressing Euroseas’ proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept Euroseas’ position, and there is a risk that the IRS or a court of law could determine that Euroseas is a PFIC. Moreover, no assurance can be given that Euroseas would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of its operations.
      If Euroseas is treated as a PFIC, a U.S. holder of Euroseas common stock generally would be required to pay a special U.S. tax and a deferred interest charge when the holder either disposes of his Euroseas stock or receives certain substantial distributions from Euroseas. Generally, the special U.S. tax would be determined by allocating the gain on disposition or the substantial distribution (as the case may be) ratably to each day in the U.S. holder’s holding period of Euroseas common stock and multiplying such amounts by the highest rate of U.S. tax in effect for the taxable years for which such allocations are made. Alternatively, a U.S. holder could elect to treat Euroseas as a qualified electing fund. If this election is made by a U.S holder, and Euroseas provides certain information to such U.S. holder, the special U.S. tax and deferred interest charge described above would not apply to a disposition of Euroseas stock or substantial distributions. Instead, the U.S. holder would be required to take into account currently its allocable share of Euroseas ordinary income and capital gains for U.S. federal income tax purposes. If Euroseas stock is “marketable stock” for purposes of Section 1296 of the Code, a U.S. holder alternatively may be able to elect to “mark-to-market” its Euroseas shares on an annual basis. “Marking-to-market,” in this context, means including in gross income each taxable year (and treating as ordinary income, not net capital gain) the excess, if any, of the fair market value of the electing holder’s Euroseas shares over its adjusted basis therein as of the end of that year. The U.S. holder’s adjusted basis in the shares would be adjusted to reflect the amounts of income included under the election. The U.S. federal income tax consequences to a U.S. holder of shares in a PFIC, including any available elections, are complex. Accordingly, a U.S. holder should consult its tax advisor to determine the consequences to that holder of owning shares of a PFIC.
      Euroseas would be treated as a CFC if more than 50% of its total combined voting power or value is owned by U.S. persons who themselves each own 10% or more of Euroseas’ total combined voting power (“Ten Percent U.S. Shareholders”). Each Ten Percent U.S. Shareholder of Euroseas would be required to include in its gross income for U.S. federal income tax purposes its proportional share of certain items of Euroseas income, regardless of whether a distribution is made by Euroseas. A portion of the gain recognized by a Ten Percent U.S. Shareholder upon sale, exchange, or redemption of the stock in Euroseas would be included in income as a dividend to the extent of Euroseas earnings and profits that are allocable to the shares. Such dividend would be eligible to be treated as “qualified dividend income” provided the requirements discussed above are satisfied. The U.S. federal income tax consequences to a U.S. holder of shares in a CFC are complex. Accordingly, a U.S. holder should consult its tax advisor to determine the consequences to that holder of owning shares of a CFC.

Backup Withholding Tax and Information Reporting Requirements
      When required, Euroseas or its paying agent will report to the IRS the amount of proceeds paid for the Cove shares and any dividends paid on Euroseas shares in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments.
      U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a rate of 28% on the gross amount of any proceeds or dividends received.
      Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.
      Each stockholder should consult his, her or its own tax advisor as to particular tax consequences to it of the merger and holding and disposing of euroseas shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.
Accounting Treatment
      Euroseas agreed in connection with the Private Placement to execute the Merger Agreement involving EuroSub and Cove. As such, Euroseas views the costs associated with the Merger with Cove as costs of the equity raised in the Private Placement. Accordingly, the excess of the fair value of the shares of Euroseas that would be exchanged for the shares of Cove at the consummation of the Merger over the fair value of the net assets of Cove acquired is recognized as reduction to equity.

Regulatory Approvals
      Cove and Euroseas do not expect that the Merger will be subject to any state or federal regulatory requirements. Should such state or federal regulatory requirements be applicable, Cove and Euroseas currently intend to comply with all such requirements. Euroseas has agreed to register its common stock pursuant to the Exchange Act. In addition, as a condition to the effectiveness of the Merger, Cove and Euroseas have agreed to use their respective reasonable best efforts to file, at or before the effective time of the Merger, authorization for listing of the Euroseas shares either on the Nasdaq SmallCap Market, The American Stock Exchange Inc. or, if permissible, the Nasdaq National Market. Euroseas has filed an application to list its common stock on the Nasdaq National Market. We cannot assure you that Euroseas will be able to obtain such listing. Other than the filing of the registration statement, this joint Information Statement/ prospectus and certain other filings under applicable securities laws and the filing of certain Merger documents with the Secretary of State of the State of Nevada and with the Secretary of State of the State of Delaware, we do not believe that, in connection with the completion of the Merger, any consent, approval, authorization or permit of, or filing with or notification to, any merger control authority will be required in any jurisdictions. Following the effective time of the Merger, we do not believe that any merger control filings will be required with any jurisdictions.
THE MERGER AGREEMENT
      The summary of the material terms of the Merger Agreement below and elsewhere in this joint Information Statement/ prospectus is qualified in its entirety by reference to the Merger Agreement, as amended, a copy of which is attached to this joint Information Statement/ prospectus as Appendix A and which we incorporate by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.
Structure and Effective Time of Merger
      At the effective time of the Merger, Cove will merge with and into EuroSub. The separate corporate existence of Cove will cease and EuroSub will be the Surviving Corporation as a wholly owned operating subsidiary or Euroseas and will change its name to Cove Apparel, Inc. The effective time of the Merger will occur as promptly as possible after the satisfaction or waiver of all conditions to closing in the Merger Agreement by filing a certificate of merger or similar document with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada. We will seek to complete the Merger in the fourth quarter of 2005. However, we cannot assure you when, or if, all the conditions to completion of the Merger will be satisfied or waived.
Merger Consideration
      Each share of Cove common stock will be converted into 0.102969 shares of Euroseas common stock, subject to adjustment for any stock split by Euroseas prior to the Merger. There are no outstanding options or warrants to purchase any shares of Cove common stock or other securities of Cove and there are no outstanding options or warrants to purchase any shares of Euroseas or other securities of Euroseas (other than the warrants issued in the Private Placement).
Certificate of Incorporation; Bylaws
      The certificate of incorporation and bylaws of EuroSub in effect immediately prior to the effective time of the Merger will become the certificate of incorporation and bylaws of the Surviving Corporation.
Directors and Officers
      The directors and officers of EuroSub at the effective time of the Merger will remain the directors and officers of the Surviving Corporation.

Dissenters’ Rights
      Shares of Cove common stock that are outstanding immediately prior to the Merger and which are held by Cove stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have dissented properly from the Merger in accordance with the applicable provisions of the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Euroseas shares. Such Cove stockholders shall be entitled to receive payment of the fair value of such shares of Cove common stock held by them in accordance with the applicable provisions of the NRS, except that all Dissenting Shares held by Cove stockholders who failed to perfect or who have effectively withdrawn or lost their rights to dissent from the Merger under the applicable provisions of the NRS shall thereupon be deemed to have converted into and to become exchangeable, as of the expiration of the statutory notice period following the Merger, of the right to receive, without any interest thereon, the Euroseas shares, upon surrender of the certificate or certificates that formerly evidenced such shares of Cove common stock certificates that formerly evidenced such shares of Cove common stock. Any payments required to be made to the holders of any Dissenting Shares shall be funded by Euroseas.
Anti-Dilution Provisions
      In the event Euroseas changes (or establishes a record date for changing) the number of Euroseas shares issued and outstanding prior to the effective time of the Merger as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Euroseas shares and the record date therefor shall be prior to the effective time of the Merger, the number of Euroseas shares to be issued to Cove stockholders will be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.
Procedure for Receiving Merger Consideration
      Exchange Agent. As of the effective time of the Merger, Euroseas will deposit with a bank or trust company designated by Euroseas and reasonably acceptable to Cove (the “Exchange Agent”), for the benefit of the holders of shares of Cove common stock, the Euroseas shares issuable in exchange for outstanding shares of Cove common stock. At the time of such deposit, Euroseas will irrevocably instruct the Exchange Agent to deliver the Euroseas shares to Cove’s stockholders after the effective time of the Merger.
      Exchange Procedures. As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will mail to each Cove stockholder of record, except those who had the right to demand and properly demanded their respective statutory dissenters’ rights, a letter of transmittal with instructions for use in surrendering the Cove stock certificates in exchange for the applicable Euroseas shares. Upon surrender of a Cove stock certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Cove stock certificate shall be entitled to receive in exchange therefor Euroseas shares, and the Cove stock certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cove common stock that is not registered in the transfer records of Cove, a Cove stock certificate evidencing the proper number of Euroseas shares may be issued in exchange therefor to a person other than the person in whose name the Cove stock certificate so surrendered is registered if such Cove stock certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Euroseas shares to a person other than the registered holder of such Cove stock certificate or establish to the satisfaction of Euroseas that such tax has been paid or is not applicable. Until surrendered, each Cove stock certificate shall be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the Euroseas shares that the holder thereof has the right to receive.
      Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Euroseas shares with a record date after the effective time of the Merger will be paid to the holder of any unsurrendered Cove stock certificate with respect to Euroseas shares represented thereby, if any, and all such dividends and other distributions will be paid by Euroseas to the Exchange Agent, until the surrender of such Cove stock certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Cove stock certificate there will be paid to the holder of whole Euroseas shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole Euroseas shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Euroseas shares.
      No Further Ownership Rights in Cove Common Stock. All certificates evidencing Euroseas shares issued will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Cove common stock formerly represented by such Cove stock certificates. At the close of business on the day on which the effective time of the Merger occurs, the stock transfer books of Cove will be closed, and there shall be no further registration of transfers on the stock transfer books of Euroseas of the shares of Cove common stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, Cove stock certificates are presented to Euroseas or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged.
      Fractional Shares. No fractional shares of Euroseas will be issued in the Merger. The number of Euroseas to be issued to the holder of a stock certificate previously evidencing Cove common stock will be rounded up to the nearest whole share of Euroseas.
      Termination of Exchange of Euroseas Shares. Any portion of the Euroseas shares that remain undistributed to the holders of Cove common stock for six months after the effective time of the Merger will be delivered to Euroseas, upon demand, and any holders of Cove common stock may thereafter look only to Euroseas for the Euroseas shares.
      No Liability. None of the Exchange Agent, Euroseas, the Surviving Corporation or any party to the Merger Agreement will be liable to a holder of Euroseas shares or Cove common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      Lost, Stolen or Destroyed Cove Common Stock. In the event any Cove common stock certificate has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Cove common stock certificate, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the required number of Euroseas shares; provided, however, that Euroseas may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Cove common stock certificate to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Euroseas or the Exchange Agent with respect to the Euroseas shares alleged to have been lost, stolen or destroyed.
Representations and Warranties
      In the Merger Agreement, the parties have made customary representations and warranties about themselves concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties survive for a two year period following the Merger. Under certain circumstances, each of the parties may decline to complete the Merger if the inaccuracy of the other party’s representations and warranties has a material adverse effect on the other party.
Covenants

Conduct of Business Prior to Effective Time of the Merger
      Each of Cove, the Cove Principals and Euroseas agreed that until the effective time of the Merger:

(a) It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

(b) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (other than (A) a reverse stock split by Euroseas, or (B) any declaration and payment of dividends, so long as the appropriate amount of such dividends are held in trust and paid to Cove stockholders if the Merger is consummated or paid to Friends if the Merger is not consummated), (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(c) It shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing (except, in the case of Euroseas, it may issue shares and warrants as contemplated in connection with the Private Placement);

(d) It shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take or fail to take any action which action or failure to take action would cause it or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for tax purposes as a result of the consummation of the Merger, (iii) in the case of Cove, make any acquisition of any material assets or businesses, (iv) in the case of Cove, sell any material assets or businesses, (v) in the case of Cove, enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (vi) in the case of Kevin Peterson, he or she shall not resign as a director or officer of Cove until the effective time of the Merger;

(e) It shall use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by the Merger Agreement;

(f) It shall confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; and

(g) It shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

No Solicitation of Transactions
      Euroseas has agreed that, prior to the effective time of the Merger or the termination or abandonment of the Merger Agreement, that Euroseas shall not give authorization or permission to any of Euroseas’ directors, officers, employees, agents or representatives to, and each shall use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Euroseas or any of its subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of Euroseas or any of its subsidiaries or inquiries or proposals concerning or which may reasonably be expected to lead to any of the foregoing (other than purchases and sales of vessels and/or vessel owning companies) (a “Euroseas Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Cove or its Affiliates) with respect to any Euroseas Acquisition Transaction or enter into any agreement, arrangement or understanding requiring Euroseas to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by the Merger Agreement, or contemplated to be a material part thereof. Euroseas agreed to advise Cove in writing of any bona fide inquiries or proposals relating to any Euroseas Acquisition Transaction within one business day following receipt by Euroseas of any such inquiry or proposal.
      Cove and each of the Cove Principals agreed that, prior to the effective time of the Merger or the termination or abandonment of the Merger Agreement, that neither Cove nor the Cove Principals shall, and shall not give authorization or permission to any of Cove’s directors, officers, employees, agents or representatives to, and each shall use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Cove, acquisition of all or any substantial portion of the assets or capital stock of Cove, or inquiries or proposals which may reasonably be expected to lead to any of the foregoing (a “Cove Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than the Euroseas) with respect to any Cove Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by this Agreement, or contemplated to be a material part thereof. Cove agreed to advise Euroseas in writing of any bona fide inquiries or proposals relating to a Cove Acquisition Transaction, within one business day following Cove’s receipt of any such inquiry or proposal.

Access to Information
      Each of Cove and Euroseas agreed to afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the effective time of the Merger to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by the Merger Agreement or which may have a material adverse effect on it and (b) such other information concerning its business, properties and personnel as the other shall reasonably request. All non-public documents and information furnished to Cove, the Cove Principals or Euroseas, as the case may be, in connection with the transactions contemplated by the Merger Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that Cove, the Cove Principals and Euroseas, as applicable, may disclose such information as may be required under applicable law or as may be necessary in connection with the preparation of this registration statement and this joint Information Statement/ prospectus.

Euroseas Registration Statement
      Euroseas has agreed to file with the SEC, as soon as shall be reasonably practicable following the date of the Merger Agreement (but in no event later than 60 days following the consummation of the Private Placement, and provided Cove shall have supplied Euroseas with the Information Statement to be included therein), at its sole cost and expense, a registration statement (the “Euroseas Registration Statement”) which shall include the Information Statement. Euroseas has agreed to use all reasonable best efforts to have the Euroseas Registration Statement declared effective by the SEC as promptly as practicable thereafter. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Euroseas Registration Statement or the Information Statement will be made by Euroseas, without providing Cove a reasonable opportunity to review and comment thereon. Euroseas has agreed to advise Cove, promptly after it receives notice thereof, of the time when the Euroseas Registration Statement has become effective or any supplement or amendment has been filed to the Euroseas Registration Statement or the Information Statement, the issuance of any stop order, the suspension of the qualification of Euroseas shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Euroseas Registration Statement, the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information. Cove and Euroseas have agreed to promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in relation to the preparation and filing of the Euroseas Registration Statement, the Information Statement and a Form 8-K and have agreed to cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by the Merger Agreement.

      Cove and Euroseas also agreed to promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preparation and filing of the Euroseas Registration Statement, the Information Statement and the Form 8-K and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by the Merger Agreement.

SEC Filings by Cove
      Cove has agreed to file with the SEC, as soon as reasonably practicable following the filing of the Euroseas Registration Statement, any document required to be filed by it in connection with the Merger and the Cove Stockholders’ Approval, including, without limitation, any documents required under the SEC’s Regulation 14A and 14C.

Cove Stockholders’ Approval
      Cove has agreed to use its reasonable best efforts to obtain Cove stockholder approval and adoption (collectively, the “Cove Stockholders’ Approval”) of the Merger Agreement and the transactions contemplated thereby. Cove agreed, through its board of directors, to recommend to the holders of Cove Common Stock approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Stock Exchange Listing/ Exchange Act Listing
      Cove and Euroseas have agreed to each use its reasonable best efforts to file, at or before the effective time of the Merger, authorization for listing of the Euroseas shares on the Nasdaq SmallCap Market, The American Stock Exchange Inc. or, if permissible, the Nasdaq National Market (the “Stock Exchange Listing”). Euroseas has filed an application to list its common stock on the Nasdaq National Market. We cannot assure you that Euroseas will be able to obtain such listing. In addition, Euroseas agreed to file a registration statement under the Exchange Act and use its reasonable best efforts to cause the SEC to declare such registration statement effective with respect to the listing of the Euroseas Shares issued in the Merger and the shares of Euroseas common stock issued in the Private Placement (the “Exchange Act Listing”).

Agreement to Cooperate
      Each of the parties has agreed to cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger.

Public Statements
      The parties have agreed to consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby.

Corrections to the Proxy Statement and the Euroseas Registration Statement
      Each of Euroseas and Cove and the Cove Principals has agreed to correct promptly any information provided by it to be used specifically in the Euroseas Registration Statement, the Information Statement and the Form 8-K that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Euroseas Registration Statement, the Information Statement and the Form 8-K so as to correct the same and to cause appropriate dissemination thereof to the stockholders of Cove, to the extent required by applicable law.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger.
      The respective obligation of each party to effect the Merger are subject to the fulfillment at or prior to the closing date of the following conditions:

(a) Cove shall have obtained approval of the Cove stockholders;

(b) The Euroseas Registration Statement shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order;

(c) Euroseas shall have applied for the Stock Exchange Listing and the Exchange Act Listing;

(d) No preliminary or permanent injunction or other order or decree by any governmental authority which prevents or materially burdens the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

(e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any governmental authority, which would prevent or materially burden the consummation of the Merger; and

(f) All consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the effective time of the Merger without any material limitations or conditions.

Conditions to Obligations of Euroseas to Effect the Merger.
      Unless waived by Euroseas, the obligation of Euroseas to effect the Merger is subject to the fulfillment at or prior to the closing date of the following additional conditions:

(a) Cove and the Cove Principals shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the closing date and the representations and warranties of Cove and the Cove Principals contained in the Merger Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects other than as modified) on and as of (i) the date made and (ii) the closing date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct in all material respects as of such date); and Euroseas shall have received a certificate of the President of Cove to that effect;

(b) Euroseas shall have received an opinion of Kirkpatrick & Lockhart Nicholson Graham, LLP, counsel to Cove, dated the closing date, in form and substance reasonably satisfactory to Euroseas;

(c) Since the date of the Merger Agreement there shall not have been any material adverse effect with respect to Cove, the likelihood of which was not previously disclosed to Euroseas by Cove and which would have a material adverse effect on Euroseas, and Cove shall have engaged in no business activity since the date of its incorporation other than conducting a public offering of its securities, the apparel business and, thereafter, seeking to effect a merger or similar business combination with an operating business;

(d) Euroseas shall have received a certificate from the corporate Secretary of Cove, together with a certified copy of the resolutions duly authorized by Cove’s Board of Directors authorizing the Merger and, if applicable, the transactions contemplated by the Merger Agreement;

(e) Euroseas shall have received a certificate of good standing for Cove from the Secretary of State of the State of Nevada dated as of a date that is within five (5) days of the closing date;

(f) Cove shall have furnished to Euroseas such additional certificates and other customary closing documents as Euroseas may have reasonably requested;

(g) At the effective time of the Merger, Cove shall have approximately $10,000 in cash or cash equivalents after giving effect to the payment or accrual on or prior to the effective time of the Merger of all fees, costs, expenses and liabilities incurred by Cove, including, but not limited to, the fees, costs and expenses of (i) Cove’s manufacturers, suppliers, vendors and third-party providers, (ii) Cove’s attorneys, accountants, investment bankers and consultants in connection with the transactions contemplated by the Merger Agreement and (iii) the repayment of any outstanding loans;

(h) A pledge agreement shall have been executed pursuant to which the Cove Principals shall have pledged or caused Euroseas shares to be pledged to Euroseas by the Cove Principals or pledgors reasonably acceptable to Euroseas and deposited with an independent collateral agent to secure the indemnification obligations of the Cove Principals under the Merger Agreement;

(i) Euroseas shall have raised at least $21 million in the Private Placement on terms reasonably satisfactory to Euroseas;

(j) At closing, Cove’s capitalization shall be unchanged and all loans made to Cove and all other outstanding debt and all other liabilities shall have been paid in full;

(k) Euroseas shall have received written resignations and releases from each of Cove’s directors and officers and which resignations and releases, by their respective terms, shall become effective immediately prior to the effective time of the Merger; provided however that Jodi Hunter shall remain an at will employee of Cove and the Surviving Corporation;

(l) Cove shall have conducted the operation of its business in material compliance with all applicable laws and all approvals required of Cove under applicable law to enable Cove to perform its obligations under the Merger Agreement shall have been obtained;

(m) Cove shall have moved its principal headquarters from California to the Cayman Islands and shall have filed all documentation and paid all fees necessary to locate its principal headquarters in the Cayman Islands and to terminate its authorization to do business in California; and

(n) All corporate proceedings of Cove in connection with the Merger and the other transactions contemplated by the Merger Agreement and all agreements, instruments, certificates, and other documents delivered to Euroseas by or on behalf of Cove pursuant to the Merger Agreement shall be reasonably satisfactory to Euroseas and its counsel.

Conditions to Obligations of Cove to Effect the Merger.
      Unless waived by Cove, the obligations of Cove to effect the Merger are subject to the fulfillment at or prior to the closing date of the additional following conditions:

(a) Euroseas shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the closing date and the representations and warranties of Euroseas contained in the Merger Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects, other than as modified) on and as of (i) the date made and (ii) the closing date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct in all material respects as of such date); and Cove shall have received a certificate of the President of Euroseas to that effect;

(b) Cove shall have received an opinion of Seward & Kissel LLP, counsel to Euroseas, dated the closing date, in form and substance reasonably satisfactory to Cove;

(c) At closing, Euroseas’ capitalization shall be unchanged, except as may be adjusted for the issuance of the shares and warrants, if any, in the Private Placement;

(d) Cove shall have received a certificate of the corporate Secretary of Euroseas, together with a certified copy of the resolutions duly authorized by the Board of Directors and Euroseas authorizing the Merger and the transactions contemplated by the Merger Agreement;

(e) Cove shall have received a certificate of good standing for Euroseas from the Registrar of Corporations of the Republic of the Marshall Islands dated as of a date that is within five (5) days of the closing date;

(f) Euroseas shall have furnished to Cove such additional certificates and other customary closing documents as Cove may have reasonably requested;

(g) Since the date of the Merger Agreement there shall not have been any material adverse effect with respect to Euroseas and its subsidiaries, the likelihood of which was not previously disclosed to Cove by Euroseas; and

(h) All corporate proceedings of Euroseas in connection with the Merger and the other transactions contemplated by the Merger Agreement and all agreements, instruments, certificates and other documents delivered to Cove by or on behalf of Euroseas pursuant to the Merger Agreement shall be in substantially the form called for hereunder or otherwise reasonably satisfactory to Cove and its counsel.
Termination of the Merger Agreement
      The Merger Agreement may be terminated at any time prior to the closing date, whether before or after approval by the stockholders of Cove:

(a) by mutual consent in writing of Cove and Euroseas;

(b) unilaterally upon written notice by Cove to Euroseas upon the occurrence of a material adverse effect with respect to Euroseas, the likelihood of which was not previously disclosed to Cove in writing by Euroseas prior to the date of the Merger Agreement;

(c) unilaterally upon written notice by Euroseas to Cove upon the occurrence of a material adverse effect with respect to Cove, the likelihood of which was not previously disclosed to Euroseas in writing by Cove prior to the date of the Merger Agreement;

(d) unilaterally upon written notice by Cove to Euroseas in the event a material breach of any material representation or warranty of Euroseas contained in the Merger Agreement (unless such breach shall have been cured within ten (10) days after the giving of such notice by Cove), or the willful failure of Euroseas to comply with or satisfy any material covenant or condition of Euroseas contained in the Merger Agreement;

(e) unilaterally upon written notice by Euroseas to Cove in the event of a material breach of any material representation or warranty of Cove or the Cove Principals contained in the Merger Agreement (unless such breach shall have been cured by Cove or the Cove Principals within ten (10) days after the giving of such notice by Euroseas), or Cove’s or the Cove Principals’ willful failure to comply with or satisfy any material covenant or condition of Cove or the Cove Principals contained in the Merger Agreement, or if Cove fails to obtain the approval of Cove’s stockholders; or

(f) unilaterally upon written notice by either Cove or Euroseas to the other if the Merger is not consummated for any reason by the close of business on February 28, 2006, provided however that no party may avail itself of this ground for termination if such failure to consummate the Merger is caused by such party either in breach of the Merger Agreement or by not proceeding in good faith towards the consummation of the Merger.
Effect of Termination
      In the event of termination of the Merger Agreement by either Cove or Euroseas, the Merger Agreement shall become void and there shall be no further obligation on the part of either Euroseas or Cove (except with respect to confidential and nonpublic information and payment of expenses, which shall survive such termination). No party shall be relieved from liability for any breach of the Merger Agreement.
Amendment
      The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Euroseas and Cove and in compliance with applicable law.
Expenses
      Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except as provided in that certain Engagement Agreement dated April 21, 2005 between Roth Capital Partners, LLC and Eurobulk, which provides for the payment of certain expenses of the transaction by Eurobulk, which expenses shall be paid by Euroseas if the Merger is consummated.
Indemnification
      Euroseas has agreed to indemnify and hold harmless Cove and the Cove stockholders (in the aggregate, in proportion to each such Cove stockholder’s ownership of the capital stock of Cove, on a fully diluted basis) and each of their affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of investigation) (a “Loss”) arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Euroseas contained in the Merger Agreement, or (ii) any breach of any covenant or agreement of Euroseas contained in the Merger Agreement.
      Cove and each of the Cove Principals has jointly and severally agreed to indemnify and hold harmless Euroseas and each of its affiliates and its respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any Loss arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Cove or a Cove Principal contained in the Merger Agreement, (ii) any breach of any covenant or agreement of Cove or a Cove Principal contained in the Merger Agreement, (iii) any liabilities of Cove (other than accounts payable incurred in the ordinary course of business to the extent they do not exceed net current assets) occurring or accruing prior to the effective time of the Merger, including but not limited to any securities law violations, or (iv) any claim by any Cove stockholder related to any sale or transfer of shares of Cove common stock by the Cove Principals prior to the effective time of the Merger. The sole recourse Euroseas shall have against the Cove Principals for any such Loss shall be to the pledged shares, unless the Loss arises, directly or indirectly, out of or in connection with any breach of a representation or warranty that was knowing, intentional, grossly negligent or reckless (each, a “Significant Breach”), in which event Euroseas’ recourse against the Cove Principals shall not be limited to the pledged shares.
      In furtherance of the foregoing, on or prior to the closing date, the Cove Principals have agreed to pledge or cause to be pledged to Euroseas an aggregate of at least 475,000 Euroseas shares (after giving effect to the Merger and the exchange of Cove common stock for Euroseas Shares in connection therewith) by pledgors reasonably acceptable to Euroseas and such pledged shares shall be deposited with an independent collateral agent to secure the indemnification obligations of the Cove Principals under the Merger Agreement.
Other Agreements
      The parties agreed that Cove and its successor, will be maintained by Euroseas as an operating wholly owned subsidiary as may be required in order to achieve continuity of business enterprise of its apparel business, to achieve tax free reorganization treatment under Section 368(a)(2)(D) or 368(a)(2)(E) of the Code. Euroseas has agreed to use its best efforts to employ Jodi Hunter as an at will employee for this purpose of continuing the operations of Cove and Jodi Hunter has agreed to perform such services and to provide an office in the Cayman Islands for this purpose at no cost or expense to Euroseas. The parties further agreed that

Euroseas is not required to provide any financing to Cove and its successor, but rather, the Cove Principals are required to provide, or cause to be provided, such financing and office, if necessary, to continue the operations of Cove. If there is any breach of these obligations, Euroseas will have recourse to the pledged shares referred to above.
INDUSTRY
      Drybulk shipping refers to the transport of certain commodities by sea between various ports in bulk. These commodities are often divided into two categories — major bulks and minor bulks. Major bulks include items such as coal, iron ore and grains, while minor bulks include items such as aluminum, phosphate rock, fertilizer raw materials, agricultural and mineral cargo, cement, forest products and some steel products, including scrap.
      There are four main classes of bulk carriers — Handysize, Handymax, Panamax and Capesize. These classes represent the sizes of the vessel carrying the cargo in terms of deadweight ton (“dwt”) capacity, which is defined as the total weight including cargo that the vessel can carry when loaded to a defined load line on the vessel. Handysize vessels are the smallest of the four categories and include those vessels weighing up to 40,000 dwt. Handymax carriers are those vessels that weigh between 40,000 and 55,000 dwt, while Panamax vessels are those ranging from 55,000 dwt to 80,000 dwt. Vessels over 80,000 dwt are called Capesize vessels.
      Drybulk carriers are ordinarily chartered either through a voyage charter or a time charter, under a longer term contract of affreightment or in pools. Under a voyage charter, the owner agrees to provide a vessel for the transport of cargo between specific ports in return for the payment of an agreed freight rate per ton of cargo or an agreed dollar lump sum amount. Voyage costs, such as canal and port charges and bunker expenses, are the responsibility of the owner. Under a time charter, the ship owner places the vessel at the disposal of a charterer for a given period of time in return for a specified rate (either hire per day or a specified rate per dwt capacity per month) with the voyage costs being the responsibility of the charterer. In both voyage charters and time charters, operating costs (such as repairs and maintenance, crew wages and insurance premiums) are the responsibility of the ship owner. The duration of time charters varies, depending on the evaluation of market trends by the ship owner and by charterers. Occasionally, drybulk vessels are chartered on a bareboat basis. Under a bareboat charter, operations of the vessels and all operating costs are the responsibility of the charterer, while the owner only pays the financing costs of the vessel. A contract of affreightment (“COA”) is another type of charter relationship where a charterer and a ship owner enter into a written agreement pursuant to which identified cargo will be carried over a specified period of time. COA’s benefit charterers by providing them with fixed transport costs for a commodity over an identified period of time. COA’s benefit ship owners by offering ascertainable revenue over that same period of time and eliminating the uncertainty that would otherwise be caused by the volatility of the charter market. A shipping pool is a collection of similar vessel types under various ownerships, placed under the care of a single commercial manager. The manager markets the vessels as a single fleet and collects the earnings which are distributed to individual owners under a pre-arranged weighing system by which each entered vessel receives its share. Pools have the size and scope to combine voyage charters, time charters and contracts of affreightment with freight forward agreements for hedging purposes, to perform more efficient vessel scheduling thereby increasing fleet utilization.
      Containership shipping refers to the transport of ontainerized trade which encompasses mainly the carriage of finished goods, but an increasing number of other cargoes in container boxes. Containerized trade is the fastest growing sector of seaborne trade. Containerships are further categorized by their size measured in teu and whether they have their own gearing. The different categories of containerships are as follows. Post-panamax vessels are vessels with carrying capacity of more than 4,000 teu. Panamax vessels are vessels with carrying capacity from 3,000 to 4,000 teu. Sub-panamax vessels are vessels with carrying capacity from 2,000 to 3,000 teu. Handysize feeder containerships are vessels with carrying capacity from 1,000 to 2,000 teu and are sometimes equipped with cargo loading and unloading gear. Finally, Feeder containerships are vessels with carrying capacity from 500 to 1,000 teu and are usually equipped with cargo loading and unloading gear. Containerships are primarily employed in time charter contracts with liner companies, which in turn employ them as part of the scheduled liner operations. Feeder containership are put in liner schedules feeding containers to and from central regional ports (hubs) where larger containerships provide cross ocean, or, longer haul service. The length of the time charter contract can range from several months to years.
THE PARTIES TO THE MERGER
Cove

General
      Cove was incorporated in Nevada on December 13, 2001 as “Lisa Morrison, Inc.” On January 8, 2002, it changed its name to Cove Apparel, Inc. Cove is a surf apparel company specializing in casual apparel and accessories for men, women and juniors. Cove has nominal operations.

Cove’s Business
      Cove is a surf apparel company specializing in casual apparel and accessories for men, women and juniors. Revenues from inception through June 30, 2005 have been $20,966. Cove currently distributes surf wear and accessories manufactured by third party surf wear manufacturers. However, at this time, Cove does not have any formal written agreement with any supplier. Cove’s stock is listed on the OTCBB and Cove has nominal operations.

Cove’s Competition
      The surf apparel industry is highly competitive and fragmented and is subject to rapidly changing consumer demands and preferences. Cove competes with numerous apparel manufacturers, distributors and designers which operate in the beachwear and surf apparel markets. Additionally, Cove does not have exclusive relationships with its suppliers who also sell their own products on a retail basis. Many of the designers, manufacturers, and retailers, domestic and foreign, that Cove competes with are significantly larger and have substantially greater resources than Cove. These companies may be able to engage in larger scale branding, adverting and manufacturing activities than Cove can. Further, with sufficient financial backing, talented designers can become competitors within several years of establishing a new label. Cove competes primarily on the basis of fashion, quality, and service.

Cove’s Employees
      As of September 30, 2005, Cove had one full-time employee and one part-time employee. Cove believes that it has good relations with these employees. Cove is not a party to any collective bargaining agreements. Jodi Hunter has agreed to remain after the Merger as an unpaid at-will employee of the Surviving Corporation and to provide an office in the Cayman Islands at no cost or expense to Euroseas.

Cove’s Facilities
      Cove’s headquarters are located at 1003 Dormador, Suite 21, San Clemente, California, 92672, which is also the personal residence of Kevin Peterson, its president and one of its directors. Cove believes that its facilities are adequate for its needs and that additional suitable space will be available on acceptable terms as required. Cove does not own any real estate. Kevin Peterson, Cove’s president and director, currently provides office space to Cove at no charge. Cove does not have a written lease or sublease agreement and Mr. Peterson does not expect to be paid or reimbursed for providing office facilities. Cove’s financial statements reflect, as occupancy costs, the fair market value of that space, which is approximately $1,000 per month. That amount has been included in Cove’s financial statements as an additional capital contribution by Mr. Peterson.

Cove’s Legal Proceedings
      There are no legal actions pending against Cove nor are any legal actions contemplated by Cove at this time.

Cove’s Management
      Cove’s current directors and executive officers are as follows:

Name	Age	Position

Kevin Peterson	33	President, Secretary, Director
      Kevin Peterson was appointed as Cove’s president, secretary and one of its directors on January 23, 2004. From 2001 to the present, Mr. Peterson has worked for American Correction Counseling Services located in San Clemente, California, as a recovery representative. Prior to that Mr. Peterson was employed by Soul Technology, a surf, skate and snowboard related company, which owns the Etnies, EMerica, 32 Snowboard Boots and S Footwear brands. He was employed by Soul Technology from 2000 to 2001, and assisted with warehouse operations. Mr. Peterson is a lifelong surfer, and combines his enthusiasm for the sport with his computer graphics knowledge that he brings to Cove. He has earned two certificates in Computer Graphics from Regional Occupational Program in 2002, enabling him to assist with Cove’s graphics art requirements. Mr. Peterson is not an officer or director of any other reporting company. Kevin Peterson is the brother of Shawn Peterson, Cove’s former treasurer and one of its former directors.
      There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of Cove’s officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with Cove so enjoined.

Compensation

Executive Compensation
      For the year ended September 30, 2004, Cove’s President, Kevin Peterson, received compensation of $5,700 for services provided to Cove. No other officer received any compensation during that period. For the period ended June 30, 2005, Cove’s President, Kevin Peterson, received nominal compensation for services provided to Cove. No other officer received any compensation during that period. Kevin Peterson is not subject to any employment agreement with Cove. After the Merger, there will not be any salaried employees of Cove.

Director Compensation
      Cove’s current director is also its employee and receives no extra compensation for his service on Cove’s board of directors.

Cove Principal Stockholders
      The following table sets forth information based on a total of 10,480,500 shares outstanding as of [                    ], 2005, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Cove common stock by (i) each person known by Cove to be the owner of more than 5% of outstanding shares of common stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Pre-Merger Cove	Pre-Merger	Post-Merger
	Name and Address of	Amount of Shares	Cove Percent of	Euroseas Percent
Title of Class	Beneficial Owner(1)	Beneficially Owned	Class	of Class(2)

Common Stock	Kevin Peterson	None	0%	None
	President, Director, Secretary
	1003 Dormador, Suite 21
	San Clemente, CA 92672

Common Stock	Seward Ave Partners, LLC(3)	1,405,395	13.41%	*
	c/o Winnie Huang
	175 South Lake Avenue, Suite 307
	Pasadena, California 91101

Common Stock	Jonathan Spanier	1,385,396	13.22%	*
	269 S. Beverly Dr., Suite 1102
	Beverly Hills, CA 90212

Common Stock	Olive Grove, LLC(4)	1,609,209	15.35%	*
	P.O. Box 5303
	Beverly Hills, CA 90209

Common Stock	Blue Star Investors Limited(5)	2,650,000	25.29%	*
	c/o James Loughran
	38 Hertford Street
	London W1JSG, England

Common Stock	Jodi Hunter	900,000	8.58%	*
	1003 Dormador, Suite 21
	San Clemente, CA 92672

Common Stock	All directors and officers and 5%	7,950,000	75.85%	2.09%
	owners as a group

*	Indicates less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities. Except as set forth below or subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)	The post-Merger percentages are based on a total of 37,860,326 Euroseas shares outstanding after the Merger.

(3)	Seward Ave Partners, LLC is a Delaware limited liability company. Beneficial ownership of these securities is as follows: 92% Jesse Grossman; 4% Anthony Salandra; and 4% Winnie Huang who share investment power and voting control in the same proportions as beneficial ownership.

(4)	Olive Grove, LLC is a limited liability company organized under the laws of the State of California. Olive Grove, LLC is beneficially owned by the following members in the following approximate percentages: 85% by Peter G. Geddes and 15% by David Graber. Peter G. Geddes has investment power and voting control over these securities.

(5)	James A. Loughran and Barry Taleghany each acting singly has investment power and voting control over these securities, and has beneficial ownership of these securities.

Certain Related Transactions of Cove
      Cove occupies office space provided by an officer. Accordingly, occupancy costs of $1,000 per month have been allocated to the Company.
      A stockholder made a loan to Cove in the amount of $45,000. The loan is non-interest bearing and is expected to be repaid within one year. There is no written agreement between Cove and the stockholder. Under the Merger Agreement, the Cove Principals are required to repay all loans and costs until the effective time of the Merger, leave Cove with $10,000 in cash and transfer its headquarters to the Cayman Islands.
      After the Merger, the Cove Principals are required to provide, or cause to be provided, at their expense, such financing and office space to continue the operations of Cove.
      Under the Merger Agreement, the Cove Principals agreed to pledge, and cause their transferees to pledge, 475,000 shares of Euroseas stock to be received by them, or their transferees, in the Merger as security for certain indemnification obligations to Euroseas. Under the Merger Agreement, the persons named above in the “Cove Principal Stockholders” table are transferees of the Cove Principals and as such pledged their proportionate share of an aggregate of 475,000 Euroseas shares as required of the Cove Principals and their transferees.

Management’s Discussion and Analysis of Financial Condition and Results of Operation
      The following discussion should be read in conjunction with Cove’s financial statements and footnotes thereto contained in this joint Information Statement/ prospectus.
Recent Events
      On August 25, 2005, Cove executed a definitive agreement with Euroseas for the merger of Cove with EuroSub. The definitive merger agreement for the Merger contemplates Cove’s merger with and into EuroSub, with Cove’s stockholders receiving 0.102969 shares of Euroseas for each share they presently own, subject to adjustment in case of a stock split by Euroseas prior to the Merger. After giving effect to the Merger, Cove’s stockholders will own approximately 2.8% of Euroseas. The Merger is subject to, among other things, the Euroseas registration statement being declared effective by the SEC and approval of the Merger by Cove’s stockholders.

For the Three Months Ended June 30, 2005 Compared to the Same Period Ended June 30, 2004.
      Revenues. For the three months ended June 30, 2005, we did not generate any revenue from our clothing sales operations, nor did we generate any revenues during the three months ended June 30, 2004.
      Operating Expenses. For the three months ended June 30, 2005, our total expenses were $84,358 which were represented by general and administrative expenses. Our net loss for this period is also $84,358. This is in comparison to the three months ended June 30, 2004, where we had $20,515 in general and administrative expenses, which also represented our total net loss for that period. The increase in our net loss is due to the fact that we incurred significant legal and administrative expenses during the most recent three month period because of the merger transaction that we have been contemplating in recent months.

For the Nine Month Period Ending June 30, 2005 Compared to the Same Period Ended June 30, 2004.

Results of Operations.
      Revenues. For the nine months ended June 30, 2005, we did not generate any revenues from our operations, nor did we generate any revenues during the nine months ended June 30, 2004.
      Operating Expenses. For nine months ended June 30, 2005, we had $116,306 in general and administrative expenses, making our net loss for that period $117,106, after $800 provision for income taxes. This is in comparison to the nine months ended June 30, 2004, where we had $45,827 in general and administrative expenses, making our net loss $46,627 after $800 provision for income taxes. The increase in our net loss is due to the fact that we incurred significant legal and administrative expenses during the most recent three month period because of the merger transaction that we have been contemplating in recent months.
      Off-Balance Sheet Arrangements. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
      Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to them consolidated financial statements included in our Quarterly Report on Form 10-QSB for the period ended June 30, 2005.
      Liquidity and Capital Resources. We had cash of $21,759 as of June 30, 2005, which also equaled our total assets. Our total current liabilities were $140,911 as of June 30, 2005, of which $95,911 was represented by accounts payable and accrued expenses, and $45,000 was represented by a loan from a stockholder. The loan is non-interest bearing and is expected to be repaid within one year. We entered into this loan to help pay our higher expenses that we have incurred recently because of the merger discussions we have undertaken in recent months. We had no long term commitments or contingencies.
      Our Plan of Operation for the Next Twelve Months. We have generated $20,966 in revenues from operations since our inception on December 13, 2001, but none in the last year. In recent months, we have begun researching potential acquisitions or other suitable business partners which will assist us in realizing our business objectives. We have recently been engaged in discussions and negotiations with another company with the goal to acquire that company, which we hope will diversify our business operations and improve our total value to our shareholders. Even though we have incurred significant legal expenses related to those negotiations, we have not yet entered into any formal or binding agreement with that company. We cannot guaranty that we will acquire that company or any other third party, or enter into any similar transaction, or that in the event that we acquire another entity, this acquisition will increase the value of our common stock. We intend to continue pursuing our current business until such time as a transaction of this nature is concluded.
      Otherwise, to effectuate our business plan during the next three to nine months, we must continue to market our products and increase our product offerings. We are currently marketing our surf wear to people that participate in water sports and recreational activities such as professional surfing, waterskiing, snowboarding and skateboarding. To expand our marketing activities, we hope to develop sponsor relationships with professional athletes who participate in water sports and recreational activities. We believe that we can develop additional sponsor relationships with those athletes because traditional consumer product companies typically overlook those athletes. We are also seeking to expand our product line: Mr. Kevin Peterson is assisting us with the development of a new line of infant apparel featuring a surf and skate theme.
      We have cash of $21,759 as of June 30, 2005. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. During the quarter ended June 30, 2005, we borrowed $45,000 from a stockholder. The loan is non-interest bearing and is expected to be repaid within one year. We entered into this loan to help pay our higher expenses that we have incurred recently because of the merger discussions we have undertaken in recent months.
      If we do not complete the merger transaction discussed herein, we may look for another merger or acquisition target. Otherwise, we will need to raise funds to complete production of our new line of apparel. We plan to raise these funds through private and institution or other equity offerings. We may attempt to secure other loans from lending institutions or other sources. There is no guarantee that we will be able to raise additional funds through offerings or other sources. If we are unable to raise funds, our ability to continue with product development will be hindered.
      In the event that we experience a shortfall in our capital, we anticipate that our officers, directors and shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. However, our officers and directors are not committed to contribute funds to pay for our expenses. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors collectively own 10,200,000 shares of our common stock, which equals approximately 97% of our outstanding common stock. We believe that our officers and directors will continue to pay our expenses as long as they maintain their ownership of our common stock. Any additional capital contributed by our management would be contributed without any consideration. However, our officers and directors are not committed to contribute additional capital.
      We are not currently conducting any research and development activities. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

For the Year Ended September 30, 2004 as Compared to the Year Ended September 30, 2003.
      Revenues. We have realized $6,500 in revenues during the year ended September 30, 2004. This is in comparison to $8,466 in revenues we realized during the year ended September 30, 2003. We hope to continue to generate additional revenues as we commence our sales operations from our website.
      Operating Expenses. For the year ended September 30, 2004, our total expenses were $83,228, which were represented solely by general and administrative expenses. After $800 as provision for income taxes, we had a net loss of $77,528 for the year ended September 30, 2004. This is in comparison to the year ended September 30, 2003, where our total expenses were $43,102, which were represented by general and administrative expenses. Our net loss increased over the most recent period because our revenues decreased due to lower sales and our operating expenses increased.
      Off-Balance Sheet Arrangements. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
      Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management-evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate amounts to accrue for accounting and legal expenses. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to them consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended September 30, 2004.
      Liquidity and Capital Resources. As of September 30, 2004, we have cash of $15,186 and $6,500 representing accounts receivable. We do not believe that our available cash is sufficient to pay our day -to-day expenditures for the next twelve months. As of September 30, 2004, our total liabilities were $23,732, which was represented by $21,497 of accounts payable and accrued payroll and related expenses of $2,236.

For the Period From Our Inception on December 13, 2001 to September 30, 2004
      Revenues. We have realized $20,966 in revenues for the period from our inception on December 13, 2001 to September 30, 2004.
      Operating Expenses. For the period from our inception on December 13, 2001 to September 30, 2004, our total expenses were $177,495, which were represented solely by general and administrative expenses. Therefore, from our inception on December 13, 2001 to September 30, 2004, we experienced a cumulative net loss of $157,329, which includes $800 as provision for income taxes.

      Off-Balance Sheet Arrangements. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
      Our Plan of Operation for the Next Twelve Months. We have generated minimal revenues from operations. In management’s opinion, to effectuate our business plan in the next twelve months, the following events should occur or we should reach the following milestones in order for us to become profitable:

1.	We must continue to expand our distribution network in the Caribbean Islands to market, distribute and sell surf-inspired clothing and other accessories that we distribute.

2.	We must continue to develop relationships with third party surf wear and accessories manufacturers to expand the product lines that we distribute.

3.	We must continue developing our own collection of men’s apparel under a new brand name, which we will sell and distribute throughout the United States, Japan and our established distribution network in the Caribbean.

4.	We must begin researching potential acquisitions or other suitable business partners which will assist us in realizing our business objectives. We hope to acquire several, smaller and more established surf apparel companies with already established product lines.
      We have cash of $15,186 as of September 30, 2004. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.
      We need to raise additional capital for our operations, and we believe that such additional capital may be raised through public or private financing as well as borrowings and other sources. We hope that we will have access to capital financing because our common stock is eligible for quotation on the OTC Bulletin Board, although we cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. If adequate funds are not available, we hope that our officers and directors will contribute funds to pay for our expenses, although we cannot guarantee that our officers will pay for those expenses.
      We are not currently conducting any research and development activities. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.
Quantitative and Qualitative Disclosures About Market Risk.
      Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Cove does not believe it is exposed to significant market risk.
Controls and Procedures.
      Cove has limited operations for which it believes its controls and procedures are adequate.
Euroseas

General
      Euroseas is a privately-held, independent commercial shipping company that operates in the drybulk and container shipping markets through its wholly-owned subsidiaries. Euroseas was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands. Its principal offices are located in Maroussi, Greece and its telephone number is 011 30 210 6105110.

Corporate Structure
      Euroseas owns its eight vessels through seven separate wholly-owned subsidiaries. The operations of the vessels are managed by Eurobulk, an affiliated company, under management contracts with each ship-owning company. These services include technical management, such as managing day-to-day vessel operations including supervising the crewing, insuring the fleet, supplying, maintaining and drydocking of vessels, commercial management regarding identifying suitable vessel charter opportunities and certain accounting services. The names of the wholly owned subsidiaries that own each vessel and the vessel each owns are as follows:

		Country of	Vessel Name	Flag
Owner		Incorporation

1)	Diana Trading Ltd.	Republic of the	IRINI	Marshall Islands
Marshall Islands
2)	Alterwall Business Inc.	Republic of Panama	YM QINGDAO I	Panamanian
3)	Allendale Investments S.A.	Republic of Panama	KUO HSIUNG	Panamanian
4)	Alcinoe Shipping Limited	Republic of Cyprus	PANTELIS P.	Cypriot
5)	Searoute Maritime Limited	Republic of Cyprus	ARIEL	Cypriot
6)	Oceanpride Shipping Limited	Republic of Cyprus	JOHN P.	Cypriot
7)	Oceanopera Shipping Limited	Republic of Cyprus	NIKOLAOS P.	Cypriot
8)	Salina Shipholding Corp.	Republic of the	ARTEMIS	Marshall Islands
Marshall Islands

Euroseas’ Fleet
      Euroseas’ fleet consist of five drybulk carriers and three containerships with an aggregate of 190,904 deadweight tons, or dwt, for the five drybulk carriers and 66,100 dwt and 4,636 twenty-foot equivalent units, or teu, total capacity, for the three containerships. The following table describes Euroseas’ current fleet:

		Country
Vessel	Dwt	Built	Year Built	Type	TEU Capacity

IRINI	69,734	Japan	1988	Dry Bulk	N/A
YM QINGDAO I	18,253	Japan	1990	Containership	1,269
KUO HSIUNG	18,154	Japan	1993	Containership	1,269
PANTELIS P	26,354	Scotland	1981	Dry Bulk	N/A
ARIEL	33,712	Japan	1977	Dry Bulk	N/A
JOHN P	26,354	Scotland	1981	Dry Bulk	N/A
NIKOLAOS P	34,750	Spain	1984	Dry Bulk	N/A
ARTEMIS	29,693	Croatia	1989	Containership	2,098

Competitive Strengths
      Euroseas believes that it possesses the following competitive strengths:

•	Experienced Management Team. Euroseas’ management team has significant experience in operating drybulk carriers and expertise in all aspects of commercial, technical, operational and financial areas of its business. The main shareholding family of Euroseas has over 100 years experience in shipping and enjoys a well established reputation. The Pittas family roots in shipping go back four generations to the 19th century. Nikolaos Pittas started the family business more than 125 years ago and has been followed by his sons and his grandsons, one of whom is Mr. John Pittas, a controlling shareholder of Friends, the largest shareholder of Euroseas. Aristides J. Pittas, his son, is the CEO, President, Chairman of the Board and a Director of Euroseas. Aristides P. Pittas, his nephew, is the Vice-Chairman of the Board and a Director of Euroseas. This experience enables management, among other things, to identify suitable shipping opportunities and time its investments in an efficient manner.

•	Strong Customer Relationships. Euroseas, through Eurobulk, its ship management company, and Eurochart, its chartering broker, each has many long-established customer relationships with major charterers and shipping pools (Klaveness), and Euroseas believes it is well regarded within the international shipping community.

•	Profitable Operations to Date. The Pittas family, the principal owners of Eurobulk and of Euroseas’ largest shareholder, has over the past 125 years operated vessels profitably for many of those years by carefully selecting secondhand vessels, competitively commissioning and actively supervising cost-efficient shipyards to perform repair, reconditioning and systems upgrading work, together with a proactive preventive maintenance program both ashore and at sea, and employing professional, well-trained masters, officers and crews. Euroseas believes that this combination allows it to minimize off-hire periods, effectively manage insurance costs, and control overall operating expenses.

Business Strategy
      Euroseas’ business strategy is focused on providing consistent shareholder returns by carefully selecting the timing and the structure of its investments in drybulk and feeder containership vessels and by reliably, safely and competitively operating the vessels it owns, through its affiliate, Eurobulk. Representing a continuous shipowning and management history that dates back to the 19th century, Euroseas believes that one of its advantages in the industry is its ability to select and safely operate dry bulk and containership vessels of any age. Euroseas continuously evaluates sale-and-purchase opportunities, as well as long term employment opportunities for its vessels. Additionally, with the proceeds from the Private Placement, Euroseas plans to expand its fleet to increase its revenues and make its drybulk carrier and containership feeder fleet more cost efficient and more attractive to its customers. In furtherance of our business strategy, Euroseas signed a memorandum of agreement to purchase a containership called m/v Roseleen (ex Sea Arrow, to be renamed Artemis) that was built in 1987, with 2,098 teu. The vessel was delivered into Euroseas’ fleet on November 25, 2005. The vessel cost approximately $20.65 million and will initially be paid for through the proceeds of the Private Placement and Euroseas’ working capital. Euroseas is in negotiations with a few international banks for financing the vessel for approximately $15,500,000 and thus releasing these funds for further acquisitions. Euroseas is presently in negotiations for the purchase of additional vessels but none of these negotiations has yet resulted in a binding contract.

Vessel Employment
      Euroseas employs its vessels in the spot charter market and under time charters and pool arrangements. Presently, seven of Euroseas’ vessels are employed under time charters, while one is employed in the Klaveness run Baumarine pool (m/v Irini). The owning company of m/v Irini participates in three short funds managed by Klaveness.
      A spot charter is a contract to carry a specific cargo for a per ton carry amount. Under spot charters, Euroseas pays voyage expenses such as port, canal and fuel costs. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. Under time charters, the charterer pays these voyage expenses. A pool charter is essentially a time charter with a floating charter rate. The actual charter hire the pool vessel receives is its corresponding share of all the income generated by all vessels that participate in the pool. A short fund comprises of one or more contracts of affreightment (“COA”). These are contracts secured by the pool manager for carrying some specific types and quantities of cargo over a fixed time horizon at a fixed rate per ton of cargo carried. The combined effect of having a vessel in a spot pool and securing COA’s can be equivalent to establishing a long term time charter.
      Under all types of charters, Euroseas will pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Euroseas is also responsible for each vessel’s intermediate drydocking and special survey costs.
      Vessels operating on time charter provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable Euroseas to increase profit margins during periods of improvements in drybulk rates. However, Euroseas would then be exposed to the risk of declining drybulk rates, which may be higher or lower than the rates at which Euroseas chartered its vessels. Although it does not presently do so, Euroseas may in the future enter into freight forward agreements in order to hedge its exposure to market volatility. Euroseas is constantly evaluating opportunities for time charters, but only expects to enter into additional time charters if Euroseas can obtain contract terms that satisfy its criteria.
      Our vessels trade worldwide and at times may need to trade to areas where there is an increased risk of civil conflict, war or war-like operations. However, our vessels are at all times covered by war risk insurance and, in case a decision is taken to sail to a perceived higher risk area, an additional war risk premium might be payable by the Company. The Company’s vessels have never traded to any port sanctioned by the United Nations and the Company has never experienced any significant problem due to its worldwide trading pattern.

Customers
      Euroseas’ major charterer customers during the last three years include Bulkhandling/ Klaveness, Cheng Lie, Swiss Marine, Hamburg Bulk Carriers, and Phoenix. Euroseas is a relationship driven company, and its top five customers in the first quarter of 2005 include four of its top five customers from 2004 (Cheng Lie, Swiss Marine, HBC, Pancoast, and Phoenix). Euroseas’ top five customers accounted for approximately 68% of its total revenues for 2004 and 54% of its total revenues for 2003. During the half of 2005, Euroseas’ top five customers accounted for 60% of its total revenues.

Euroseas’ Ship Management
      Euroseas’ eight vessel fleet is managed by Eurobulk, an affiliate for which Euroseas pays 590 Euros per vessel per day to provide all ship operations management and oversight, including supervising the crewing, supplying, maintaining and drydocking of vessels, commercial management regarding identifying suitable vessel charter opportunities and certain accounting services. Eurobulk is an ISO 9001:2000 certified ship management company.

Euroseas’ Employees
      Euroseas’ has no direct employees. Its CEO, CFO and Secretary are provided by Eurobulk. Euroseas has entered into a written agreement with Eurobulk whereby Euroseas pays Eurobulk $500,000 per year for these services.
      Euroseas’ subsidiary shipowning companies recruit through Eurobulk either directly or through a crewing agent, the senior officers and all other crew members for Euroseas’ vessels.

Euroseas’ Property
      Euroseas does not at the present time own or lease any real property. As part of the management services provided by Eurobulk during the period in which Euroseas conducted business to date, Euroseas has shared, at no additional cost, offices with Eurobulk. Euroseas does not have current plans to lease or purchase space for its offices, although it may do so in the future.

Euroseas’ Competitors
      Euroseas operates in markets that are highly competitive and based primarily on supply and demand. Euroseas competes for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation. Eurobulk arranges Euroseas’ charters (whether spot charters, time charters or pools) through the use of Eurochart, an affiliated broking company who negotiates the terms of the charters based on market conditions. Euroseas competes primarily with other owners of drybulk carriers in the drybulk Handysize, Handymax and panamax sectors and the feeder containership sector. Ownership of drybulk carriers and feeder containerships is highly fragmented and is divided among state controlled and independent bulk carrier owners. Some of Euroseas’ publicly owned competitors include:

•	Diana Shipping (NYSE: DSX) — larger vessels (13).

•	Dryships (Nasdaq: DRYS) — larger vessels (27).

•	Excel Maritime (NYSE: EXM) — mix of vessels (18) primarily larger size.

•	Eagle Bulk Shipping (Nasdaq: EGLE) — handymaxes (14)

Euroseas’ Seasonality
      Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.

Environmental and Other Regulations
      Government regulation significantly affects the ownership and operation of Euroseas’ vessels. The vessels are subject to international conventions and national, state and local laws and regulations in force in the countries in which Euroseas’ vessels may operate or are registered.
      A variety of governmental and private entities subject Euroseas’ vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require Euroseas to obtain permits, licenses and certificates for the operation of its vessels. Failure to maintain necessary permits or approvals could require Euroseas to incur substantial costs or temporarily suspend operation of one or more of its vessels.
      Euroseas believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Euroseas is required to maintain operating standards for all of its vessels that will emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with U.S. and international regulations. Euroseas believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit its ability to do business, increase its operating costs, force the early retirement of its vessels, and/or affect their resale value, all of which could have a material adverse effect on Euroseas’ financial condition and results of operations.

Environmental Regulation — International Maritime Organization (“IMO”)
      The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Euroseas had developed a plan to comply with the Annex VI regulations, which became effective once Annex VI became effective. Additional or new conventions, laws and regulations may be adopted that could adversely affect Euroseas’ ability to operate its ships.
      The operation of Euroseas’ vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or management company to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of Euroseas’ vessels is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Environmental Regulations — The United States of America Oil Pollution Act of 1990
      OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America, its territories and possessions or whose vessels operate in waters of the United States of America, which includes the United States’ territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.
      Under OPA, vessel owners, operators, charterers and management companies are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).
      OPA limits the liability of responsible parties for drybulk vessels that are over 3,000 gross tons to the greater of $1,200 per gross ton or $10 million (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.
      Euroseas currently maintains for each of its vessels pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed its insurance coverage, the payment of those damages may materially decrease Euroseas’ net income.
      OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. In December 1994, the Coast Guard implemented regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton, which includes the OPA limitation on liability of $1,200 per gross ton and the U.S. Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty.
      OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. Euroseas currently complies, and intends to comply in the future, with all applicable state regulations in the ports where its vessels call.

Vessel Security Regulations
      Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002

(“MTSA”), came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States of America. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems (“AIS”), to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.
      The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Euroseas’ vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. Euroseas does not believe these additional requirements will have a material financial impact on its operations.

Inspection by Classification Societies
      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Euroseas’ vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to Euroseas’ vessels and Eurobulk, Euroseas’ ship management company.
      A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause Euroseas to be in violation of certain covenants in its loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on Euroseas’ financial condition and results of operations.

Risk of Loss and Liability Insurance

General
      The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States of America for certain oil pollution accidents in the United States of America, has made liability insurance more expensive for ship owners and operators trading in the United States of America market. While Euroseas believes that its present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that it will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance
      Euroseas procures hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and FD&D insurance for its fleet. Euroseas does not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance
      Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers Euroseas’ third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”
      Euroseas’ current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 14 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Euroseas’ vessels are members of the UK Club. Each P&I Association has capped its exposure to this pooling agreement at $4.5 billion. As a member of a P&I Association, which is a member of the International Group, Euroseas is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Euroseas’ Legal Proceedings
      To Euroseas’ knowledge, there are no material legal proceedings to which it is a party or to which any of its properties are subject, other than routine litigation incidental to its business. In Euroseas’ management opinion, the disposition of these lawsuits should not have a material impact on Euroseas’ consolidated results of operations, financial position and cash flows.

Euroseas’ Exchange Controls
      Under Marshall Island law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Euroseas’ shares.

Description of Management of Euroseas
      The following sets forth the name and position of each of Euroseas’ directors and executive officers immediately after the effective date of the Merger.

Name	Age	Position

Aristides J. Pittas	46	Chairman, President and CEO; Director
Dr. Anastasios Aslidis	45	CFO and Treasurer; Director
Aristides P. Pittas	53	Vice Chairman; Director
Stephania Karmiri	37	Secretary
George Skarvelis	44	Director
George Taniskidis	44	Director
Gerald Turner	57	Director
Panagiotis Kyriakopoulos	45	Director
      Aristides J. Pittas has been a member of the board of directors and Chairman and CEO of Euroseas since its inception on May 5, 2005. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., an affiliate of Euroseas. Eurochart is a shipbroking company specializing in chartering and selling and purchasing ships. Since 1997, Mr. Pittas has also been the President of Eurotrade, a ship operating company and an affiliate of Euroseas. Since January 1995, Mr. Pittas has been the President and Managing Director of Eurobulk Ltd., an affiliate of Euroseas. He resigned as Managing Director in June 2005. Eurobulk is a ship management company that provides ocean transportation services. From September 1991 to December 1994, Mr. Pittas was the Vice President of Oceanbulk Maritime SA, a ship management company. From March 1990 to August 1991, Mr. Pittas served both as the Assistant to the General Manager and the Head of the Planning Department of Varnima International SA, a shipping company operating tanker vessels. From June 1987 until February 1990, Mr. Pittas was the head of the Central Planning department of Eleusis Shipyards S.A. From January 1987 to June 1987, Mr. Pittas served as Assistant to the General Manger of Chios Navigation Shipping Company in London, a company that provides ship management services. From December 1985 to January 1987, Mr. Pittas worked in the design department of Eleusis Shipyards S.A. where he focused on shipbuilding and ship repair. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle — Upon-Tyne and a MSc in both Ocean Systems Management and Navel Architecture and Marine Engineering from the Massachusetts Institute of Technology.
      Dr. Anastasios Aslidis has been a partner at Marsoft, an international consulting firm focusing on investment and risk management in the maritime industry. As of August 2005, he joined Euroseas as a director and the CFO. Dr. Aslidis has more than 17 years of experience in the maritime industry. Since 2003, he has been working on financial risk management methods for shipowners and banks lending to the maritime industry, especially as pertaining to compliance to the Basel II Capital Accords. He has been consultant to the Board of Directors of shipping companies (public and private) advising in strategy development, asset selection and investment timing. Between 1993 and 2003, as part of his work at Marsoft, he worked on various projects including development of portfolio and risk management methods for shipowners, establishment of investments funds and structuring private equity in the maritime industry and business development for Marsoft’s services. Between 1991 and 1993, Dr. Aslidis work on the economics of the offshore drilling industry. Between 1989 and 1991, he worked on the development of a trading support system for the dry bulk shipping industry on behalf of a major European owner. Dr. Aslidis holds a diploma in Naval Architecture and Marine Engineering from the National Technical University of Athens (1983), M.S. in Ocean Systems Management (1984) and Operations Research (1987) from MIT, and a Ph.D. in Ocean Systems Management (1989) also from MIT.
      Aristides P. Pittas has been a member of the board of directors since its inception on May 5, 2005 and Vice Chairman of Euroseas since September 1, 2005. Mr. Pittas has been a shareholder in over 70 oceangoing vessels during the last 20 years. Since February 1989, Mr. Pittas has been the Vice President of Oceanbulk Maritime SA, a ship management company. From November 1987 to February 1989, Mr. Pittas was employed in the supply department of Drytank SA, a shipping company. From November 1981 to June 1985,

Mr. Pittas was employed at Trust Marine Enterprises, a brokerage house as a S+P broker. From September 1979 to November 1981, Mr. Pittas worked at Gourdomichalis Maritime SA in the operation and Freight Collection department. Mr. Pittas has a B.Sc in Economics from Athens School of Economics.
      Stephania Karmiri has been Secretary of Euroseas since its inception on May 5, 2005. Since July 1995, Mrs. Karmiri has been executive secretary to Eurobulk Ltd., an affiliate of Euroseas. Eurobulk is a ship management company that provides ocean transportation services. At Eurobulk, Mrs. Karmiri has been responsible for dealing with sale and purchase transactions, vessel registrations/deletions, bank loans, supervision of office administration and office/vessel telecommunication. From May 1992 to June 1995, she was secretary to the technical department of Oceanbulk Maritime SA, a ship management company. From 1988 to 1992, Mrs. Karmiri served as assistant to brokers for Allied Shipbrokers, a company that provides shipbroking services to sale and purchase transactions. Mrs. Karmiri has taken assistant accountant and secretarial courses from Didacta college.
      George Skarvelis has been a director of Euroseas since its inception. He has been active in shipping since 1982. In 1992, he founded Marine Spirit S.A., a ship management company. Between 1999 and 2003, Marine Spirit acted as one of the crewing managers for Eurobulk. From 1986 until 1992, Mr. Skarvelis was operations director at Markos S. Shipping Ltd. From 1982 until 1986, he worked with Glysca Compania Naviera, a management company of five vessels. Over the years Mr. Skarvelis has been a shareholder in numerous ships. He has a B.sc. in economics from the Athens University Law School.
      George Taniskidis has been a director of Euroseas since its inception. He is the Chairman and Managing Director of NovaBank and a member of the Board of Directors of BankEuropa (subsidiary bank of NovaBank in Turkey). He is a member of the Executive Committee of the Hellenic Banks Association. From 2003 until 2005, he was a member of the Board of Directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank’s credit strategy and network. Mr. Taniskidis studied Law in the National University of Athens and in the University of Pennsylvania Law School, where he received a LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked until 1989 and was also a member of the New York State Bar Association. He is also a member of the Young Presidents Organization.
      Gerald Turner has been a director of Euroseas since its inception. Since 1999, he has been the Chairman and Managing Director of AON Turner Reinsurance Services. From 1987 to 1999, he was the Chairman and sole owner of Turner Reinsurance services. From 1977 to 1987, he was the Managing Director of E.W.Payne Hellas (member of the Sedgwik group).
      Panagiotis Kyriakopoulos has been a director of Euroseas since its inception. Since July 2002, he has been the C.E.O. of New Television S.A., one of the leading Mass Media Companies in Greece, running television and radio stations. From July 1997 to July 2002 he was the C.E.O. of the Hellenic Post Group, the Universal Postal Service Provider, having the largest retail network in Greece for postal and financial services products. From March 1996 until July 1997, Mr. Kyriakopoulos was the General Manager of ATEMKE SA, one of the leading construction companies in Greece listed on the Athens Stock Exchange. From December 1986 to March 1996, he was the Managing Director of Globe Group of Companies, a group active in the areas of shipowning and management, textiles and food and distribution. The company was listed on the Athens Stock Exchange. From June 1983 to December 1986, Mr. Kyriakopoulos was an assistant to the Managing Director of Armada Marine S.A., a company active in international trading and shipping, owning and managing a fleet of 12 vessels. Presently he is a member of the Board of Directors of the Hellenic Post and General Secretary of the Hellenic Private Television Owners Union. He has also been an investor in the shipping industry for more than 20 years. Mr. Kyriakopoulos has a B.Sc. degree in Marine Engineering from the University of Newcastle upon Tyne and a MSc. degree in Naval Architecture and Marine Engineering with specialization in Management from the Massachusetts Institute of Technology.

Euroseas’ Family Relationships
      Aristides P. Pittas is the cousin of Aristides J. Pittas, the CEO of Euroseas.

Audit Committee
      Euroseas currently has an audit committee comprised of three independent members of its board of directors.

Code of Ethics
      Euroseas has adopted a code of ethics that complies with the applicable guidelines issued by the SEC.

Euroseas’ Director Compensation
      Directors who are employees of Euroseas or have executive positions or beneficially own greater than 10% of the outstanding common stock will receive no compensation for serving on the Board or its committees.
      Directors who are not employees of Euroseas, do not have any executive position and do not beneficially own greater than 10% of the outstanding common stock will receive the following compensation: an annual retainer of $10,000, plus an additional retainer of $5,000, if serving as Chairman of the Audit Committee.
      All directors are reimbursed reasonable out-of-pocket expenses incurred in attending meetings of the Euroseas Board of Directors or any committee of the Board of Directors.

Euroseas’ Executive Compensation and Employment Agreements
      Euroseas was formed in 2005 and therefore no compensation was paid in 2004. Euroseas’ expects to pay Eurobulk for the provision of the services of its executives, Mr. Aristides J. Pittas, Mr. Anastasios Aslidis and Mrs. Stephania Karmiri, an aggregate of $500,000 per year (before bonuses), commencing July 2005.

Euroseas’ Options
      Euroseas was formed in 2005 and therefore no options were granted by Euroseas during the fiscal year ended December 31, 2004. There are currently no options outstanding to acquire any Euroseas shares.

Euroseas’ Option Plans
      Euroseas does not currently have any option plans. However, it expects to adopt an equity incentive plan which will entitle its officers, key employees and directors to receive options to acquire shares of Euroseas common stock, restricted shares and stock appreciation rights.

Corporate Governance
      Euroseas’ corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, Euroseas is exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. The practices followed by Euroseas in lieu of Nasdaq’s corporate governance rules are described below.

•	Euroseas will have a board of directors with a majority of independent directors which holds at least one annual meeting at which only independent directors are present, consistent with Nasdaq corporate governance requirements. Euroseas is not required under Marshall Islands law to maintain a board of directors with a majority of independent directors, and it cannot guarantee that it will always in the future maintain a board of directors with a majority of independent directors.

•	In lieu of a compensation committee comprised of independent directors, Euroseas’ board of directors will be responsible for establishing the executive officers’ compensation and benefits. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.

•	In lieu of a nomination committee comprised of independent directors, Euroseas’ board of directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in Euroseas’ bylaws.

•	In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements,a related party transaction will be permitted if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest are disclosed and the shareholders are entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a simple majority vote of the shareholders; or (iii) the contract or transaction is fair as to Euroseas as of the time it is authorized, approved or ratified, by the board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board or of a committee which authorizes the contract or transaction.

•	As a foreign private issuer, Euroseas is not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, Euroseas will notify its shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, Euroseas’ bylaws provide that shareholders must give it advance notice to properly introduce any business at a meeting of the shareholders. Euroseas’ bylaws also provide that shareholders may designate in writing a proxy to act on their behalf.

•	In lieu of holding regular meetings at which only independent directors are present, Euroseas’ entire board of directors, a majority of whom are independent, will hold regular meetings as is consistent with the laws of the Republic of the Marshall Islands.
Other than as noted above, Euroseas is in full compliance with all other applicable Nasdaq corporate governance standards.

Euroseas Principal Shareholders
      The following table sets forth certain information regarding the beneficial ownership of Euroseas’ common stock before and after giving effect to the Merger and the Private Placement by each person or entity known by it to be the beneficial owner of more than 5% of the outstanding shares of Euroseas’ common stock, each of Euroseas’ directors and executive officers, and all of its directors and executive officers as a group.

		Pre-Merger and
		Private Placement	Pre-Merger and
		Euroseas Amount	Private	Post-Merger and
		of Shares	Placement	Private Placement
	Name and Address of	Beneficially	Euroseas Percent	Euroseas Percent
Title of Class	Beneficial Owner(1)	Owned	of Class	of Class

Common Stock	Friends Investment Company Inc.(2)	29,754,166	100%	78.59%
Common Stock	Aristides J. Pittas(3)	714,100	2.4%	1.89%
Common Stock	George Skarvelis(4)	1,576,971	5.3%	4.16%
Common Stock	George Taniskidis(5)	29,754	*	*
Common Stock	Gerald Turner(6)	422,509	1.42%	1.11%
Common Stock	Panagiotis Kyriakopoulos (7)	178,525	*	*
Common Stock	Aristides P. Pittas(8)	2,439,842	8.2%	6.44%
Common Stock	Anastasios Aslidis	0	0%	0%
Common Stock	Stephania Karmiri(9)	5,951	*	*
Common Stock	All directors and officers and 5% owners as a group	29,754,166	100%	78.59%

*	Indicates less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)	John Pittas has investment power and voting control over these securities.

(3)	Includes 714,100 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(4)	Includes 1,576,971 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis’ ownership interest in Friends. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)	Includes 29,754 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis’ ownership in Friends. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)	Includes 422,509 shares of common stock held of record by Friends, by virtue of Mr. Turner’s ownership interest in Friends. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	Includes 178,525 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos’ ownership in Friends. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest.

(8)	Includes 2,439,842 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(9)	Includes 5,951 shares of common stock held of record by Friends, by virtue of Mrs. Karmiri’s ownership in Friends. Mrs. Karmiri disclaims beneficial ownership except to the extent of his pecuniary interest.

Certain Related Transactions of Euroseas
      Each of Euroseas’ vessel owning subsidiaries has entered into a management contract with Eurobulk, a company affiliated with Euroseas. Pursuant to the management contracts, Eurobulk is responsible for all aspects of management and maintenance for each of the vessels. Pursuant to the management agreements, Euroseas is obligated to pay Eurobulk 590 Euros per vessel per day to provide all ship operations management and oversight, including supervising the crewing, supplying, maintaining and drydocking of vessels, commercial management regarding identifying suitable vessel charter opportunities and certain accounting services. These agreements were renewed on January 31, 2005, with an initial term of 5 years and will be automatically extended after the initial term. Termination is not effective until 2 months following notice having been delivered in writing by either party after the initial 5 year period.
      Euroseas receives chartering and S&P services from Eurochart SA, an affiliate, and pays a commission of 1.25% on charter revenue and 1% on vessel sales price. Euroseas will pay commissions to major charterers and their brokers as well that usually range from 3.75%-5.00%.
      More Maritime Agencies Inc. are crewing agents and Sentinel Marine Services Inc. are insurance brokering companies and affiliates to whom Euroseas will pay a fee of $50 per crew member/month and a commission on premium not exceeding 5%, respectively.
      Euroseas believes that the fees it pays to affiliated entities are no greater than what it would pay to non-affiliated third parties and are standard industry practice. However, there could be conflicts due to these affiliations.
      Aristides J. Pittas, Euroseas’ President, CEO and Chairman has provided personal guarantees for all of Euroseas’ debts. Eurobulk has also provided corporate guarantees for such debts.
      Euroseas has entered into a registration rights agreement with Friends, its largest shareholder, pursuant to which it granted Friends the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreement to which Friends is a party, to require Euroseas to register under the Securities Act shares of Euroseas common stock held by Friends. Under the registration rights agreement, Friends has the right to request Euroseas to register the sale of shares held by it on its behalf and may require Euroseas to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Friends has the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by Euroseas.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion should be read in conjunction with Euroseas’ financial statements and footnotes thereto contained in this joint Information Statement/ prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results will likely differ materially from those contained in the forward-looking statements and such differences may be material. Please read “Forward-Looking Statements” for additional information regarding forward-looking statements used in this joint Information Statement/ prospectus. Reference in the following discussion to “our” and “us” refer to Euroseas, our subsidiaries and the predecessor operations of Euroseas Ltd, except where the context otherwise indicates or requires.
General
      We are Euroseas, a newly formed Marshall Islands company incorporated in May 2005. We are a provider of international seaborne transportation services, carrying various drybulk cargoes including, among others, iron ore, coal, grain, bauxite, phosphate and fertilizers, as well as containerized cargoes. As of June 30, 2005, our fleet consisted of five drybulk carriers, comprised of one Panamax drybulk carrier and four Handysize drybulk carriers, and two feeder containerships. The total cargo carrying capacity of the five bulk carriers is 190,904 deadweight tons, or dwt, and of the two containerships is 66,100 dwt and 4,636 twenty-foot equivalent units, or teu. All of our vessels were acquired before January 1, 2004 and were controlled by the Pittas family interests. On June 29, 2005, the shareholders of the seven vessels transferred their shares in each of the vessels to Euroseas in exchange for shares in Friends Investment Company, Inc. (“Friends”), a 100% owner of Euroseas at that time.
Recent Events
      On August 25, 2005, Euroseas raised approximately $21 million in gross proceeds from the Private Placement of its securities to a number of institutional and accredited investors. In the Private Placement, we issued 7,026,993 shares of common stock at a price of $3.00 per share, as well as warrants to purchase an additional 1,756,743 shares of common stock. The warrants have a five year term and an exercise price of $3.60 per share.
      As a condition to the Private Placement, Euroseas agreed to execute a one merger agreement with Cove. On August 25, 2005, Euroseas executed a definitive agreement with Cove for the merger of Cove with EuroSub. The Merger contemplates Cove’s merger with and into EuroSub, with Cove’s stockholders receiving 0.102969 shares of Euroseas common stock for each share of Cove they presently own. As part of the Merger, we agreed to register for resale 818,604 of the 1,079,167 shares to be issued in the Merger. These shares will be issued in the Merger to certain affiliates of Cove. The Merger is subject to a number of conditions, including this registration statement being declared effective by the SEC and approval of the Merger by Cove’s stockholders. We cannot assure you that the Merger will be consummated.
      Considering the size of our company and the number of shareholders, our placement agent, Roth Capital, advised us that a merger with a public shell company was necessary to have a successful Private Placement. Roth Capital advised us that the merger with a public shell company would give us access to a company with a public listing whose shares could trade and help develop a market for our common stock. It would also increase the number of shareholders that could participate in the merger and become Euroseas’ shareholders, thus increasing the likelihood of obtaining a listing on a national stock exchange and providing greater liquidity for the shareholders. This type of transaction would also reduce the uncertainty attendant to an underwritten initial public offering and the possibility that any such offering might not be successfully consummated in view of our size and the then prevailing market conditions. As part of the Private Placement transaction documents, the investors included a condition that we enter into such a merger agreement.
      Euroseas’ Board of Directors recently declared a dividend in the amount of $0.07 per share which will be (i) payable on or about December 19, 2005 to those holders of record of common stock of Euroseas on December 16, 2005, and (ii) (A) payable to the stockholders of Cove who are entitled to receive shares of Euroseas common stock in connection with Cove’s merger with EuroSub, with such payment being made only to those holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove shares for shares of Euroseas common stock (assuming such merger is consummated), or (B) payable to Friends Investment Company Inc. (“Friends”) if such merger is not consummated since Friends will be issued the shares that would have otherwise been issued in the Merger.
      On November 25, 2005, we took delivery of a containership called m/v Roseleen (ex Sea Arrow, to be renamed Artemis) that was built in 1987, with 2,098 teu and 29,693 dwt. The purchase price of the vessel was approximately $20.65 million and is initially being paid for with the proceeds of the Private Placement and our working capital. We are in negotiations with a few international banks for financing the vessel for approximately $15,500,000 and thus releasing these funds for further acquisitions. We are presently in negotiations for the purchase of additional vessels but none of these negotiations has yet resulted in a binding contract.
Operations

Factors Affecting Our Results of Operations
      We believe that the important measures for analyzing trends in the results of our operations consist of the following:

•	Calendar days. We define calendar days as the total number of days in a period during which each vessel in our fleet was in our possession including off-hire days associated with major repairs,

drydockings or special or intermediate surveys. Calendar days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during that period.

•	Available days. We define available days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled repairs, drydockings or special or intermediate surveys. The shipping industry uses available days to measure the number of days in a period during which vessels were available to generate revenues.

•	Voyage days. We define voyage days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled and unscheduled repairs, drydockings or special or intermediate surveys or days waiting to find employment. The shipping industry uses voyage days to measure the number of days in a period during which vessels actually generate revenues.

•	Fleet utilization. We calculate fleet utilization by dividing the number of our voyage days during a period by the number of our available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off hire for reasons such as unscheduled repairs or days waiting to find employment.

•	Spot Charter Rates. Spot charter rates are volatile and fluctuate on a seasonal and year to year basis. The fluctuations are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes.

•	Time Charter Equivalent. A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of voyage days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of drybulk carriers on time charter or on the spot market (containership are chartered on a time charter basis) and presents a more accurate representation of the revenues generated by our vessels.

Basis of Presentation and General Information

•	Voyage revenues. Our voyage revenues are driven primarily by the number of vessels in our fleet, the number of voyage days during which our vessels generate revenues and the amount of daily charter hire that our vessels earn under charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the transportation market and other factors affecting spot market charter rates in both the drybulk carrier and containership markets.

•	Commissions. We pay commissions on all chartering arrangements of 1-1.25% to Eurochart, one of our affiliates, plus additional commission of usually up to 5% to other brokers involved in the transaction. These additional commissions, as well as changes to charter rates will cause our commission expenses to fluctuate from period to period. Eurochart also receives a fee equal to 1% calculated as stated in the relevant memorandum of agreement for any vessel bought or sold by them on our behalf.

•	Voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage which would otherwise be paid by the charterer under a time charter contract, as well as commissions. Under time charters, the charterer pays voyage expenses whereas under spot market voyage charters, we pay such expenses. The amounts of such voyage expenses are driven by the mix of charters undertaken during the period.

•	Vessel Operating Expenses. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses, which generally represent fixed costs, have historically changed in line with the size of our fleet. Other factors beyond our control, some of which may affect the shipping industry in general, (including, for instance, developments relating to market prices for insurance or inflationary increases) may also cause these expenses to increase.

•	Management fees. These are the fees that we pay to Eurobulk, our ship manager and an affiliate, under our management agreement with Eurobulk for the technical and commercial management that Eurobulk performs on our behalf. The fee is 590 Euros per vessel per day and is payable monthly in advance.

•	Depreciation. We depreciate our vessels on a straight-line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the date of original construction. Remaining useful lives of property are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of estimated lives are recognized over current and future periods. During 2004, management changed its estimate of the scrap value of its vessels.

•	Amortization of deferred drydocking costs. Our vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are trading. We capitalize the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard; cost of hiring riding crews to effect repairs on a vessel and parts used in making such repairs that are reasonably made in anticipation of reducing the duration or cost of the drydocking; cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking. We believe that these criteria are consistent with industry practice and that our policy of capitalization reflects the economics and market values of the vessels.

•	Interest expense. We traditionally finance vessel acquisitions partly with debt on which we incur interest expense. The interest rate we pay is generally linked to the 3-month LIBOR rate, although from time to time we utilize fixed rate loans or could use interest rate swaps to eliminate or interest rate exposure. Interest due is expensed in the period is accrued. Loan cost are amortized over the period of the loan; the un-amortized portion is written-off if the loan is prepaid early.

•	General and administrative expenses. We will incur expenses consisting mainly of executive compensation, professional fees, directors liability insurance and reimbursement of our directors’ and officers’ travel-related expenses. General and administrative expenses will increase following the completion of our Private Placement and anticipated Merger due to the duties typically associated with public companies. We acquire executive services, our CEO, CFO and Secretary, through Eurobulk. In 2005, executive compensation for services to us as a public company is estimated to be $500,000 on an annualized basis, starting July 2005, incremental to the management fee.
Results from Operations
      The Company operated the following types of vessel during the six month period to June 30, 2005:

Vessel Type	Bulkers	Containerships	Total

Average number of vessels	5	2	7
Number of vessels at end of period	5	2	7
Dwt (in thousands)/ teu at end of period	190.9	2,538
Average age at end of period (years)	22.6	14.0	20.1

      The contributions of the vessels to the results for the six months to June 30, 2005 and 2004 and the years 2004, 2003 and 2002 were as follows:

Vessel Type	2005 H1	2004 H1	2004	2003	2002

Utilization in period	99.8%	99.4%	99.5%	99.3%	99.7%
TCE per ship per day	$19,099	$15,956	$17,839	$8,965	$6,049
Operating expenses per ship per day including management fees $	$4,133	$4,129	$4,064	$3,595	$3,467
Voyage revenues ($ thousand)	$23,834	$21,322	$45,718	$25,951	$15,292
Net income ($ thousand)	$14,763	$14,910	$30,612	$8,427	$892
Voyage days	1,239.4	1,333	2,542	2,846	2,440
Available Days	1,242	1,338	2,554	2,867	2,448
Calendar days	1,267	1,389	2,677	2,920	2,490

Six month period ended June 30, 2005 compared to six month period ending June 30, 2004.
      Voyage revenues. Voyage revenues for the period were $23.83 million, up 11.8% compared to the same period in 2004 during which voyage revenues amounted to $21.32 million. The increase was primarily due to the higher charter rates our vessels achieved and despite the fact that we operate on average fewer vessels compared to the same period in 2004. Our fleet of 7 vessels had throughout the period less than 3 unscheduled offhire days and 25 days of scheduled offhire for the drydocking of Irini, generating an average TCE rate per vessel of $19,099 per day compared to $15,956 per day per vessel for the same period in 2004.
      Commissions. Commissions for the period were $1.34 million. At 5.62% of voyage revenues, commissions were higher than in the same period in 2004. For the six months ended June 30, 2004 commissions amounted to $1.02 million, or 4.78% of voyage revenues. The higher level of commissions in 2005 is due to the fact that fewer vessels operated in pools (where commissions are paid by the pool thus reducing the commissions paid by the Company).
      Voyage expenses. Voyage expenses for the period were $0.13 million related to expenses for certain voyage charters. For the six months ended June 30, 2004 voyage expenses amounted to $0.06 million. Because our vessels are generally chartered under time charter contracts, voyage expenses represent a small fraction of voyage revenues.
      Vessel operating expenses. Vessel operating expenses were $4.27 million for the period. Daily vessel operating expenses per vessel were $3,371 per day. For the same period in 2004, vessel operating expenses were $4.73 million, or $3,403 per day.
      Management fees. These are the fees we pay to Eurobulk under our management agreement with it. As of June 30, 2005, Eurobulk charged us 590 Euros per day per vessel totaling $0.97 million for the period, or $762 per day per vessel reflecting a higher US dollar per Euro exchange rate, but lower number of shipdays than in the same period of 2004. For the same period in 2004, management fees amounted to $1.01 million, or $726 per day per vessel based on the same daily rate per vessel of 590 Euros.
      Depreciation and amortization. Depreciation and amortization for the period was $1.82 million. This consists of $1.19 million of depreciation and $0.63 million of amortization of deferred drydocking expenditures. Comparatively, depreciation and amortization for the same period in 2004 amounted to $1.33 million and $0.31 respectively for a total of $1.64 million. Depreciation in the six month period to June 30, 2005 is lower that in the same period in 2004 because Widar, a 1,000 teu containership, was sold on April 24, 2004. Amortization for the six month period to June 30, 2005 is higher than the same period in 2004 due to the amortization of additional drydocking expenditures incurred in 2004 and 2005.
      Gain or Loss from vessel sales. There were no vessel sales in the six months ended June 30, 2005. During the same period in 2004, Widar was sold on April 24 for a gain of $2.32 million.

      Interest and finance costs, net. Interest and finance costs, net for the period were $0.46 million. Of this amount, $0.55 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the period partly offset by $0.09 million of interest income during the period. Comparatively, during the same period in 2004, net interest and finance costs amounted to $0.28 million, comprised by $0.30 million of interest incurred and loan fees and offset by $0.02 million of interest income. Interest incurred and loan fees are higher in six month period to June 30, 2005 due to the higher loan amount outstanding as a result of the new loans undertaken in May 2005.
      Derivative and Foreign Exchange Gains or Losses. During the period, we had a derivative loss due to an interest rate swap on a notional amount of $5 million of $0.08 million, and, foreign exchange gains of less than $0.01 million. In the same period in 2004, there was a net derivative gain of $0.01 million (same interest rate swap), and, foreign exchange losses of less than $0.01 million.
      Net income. As a result of the above, net income for the six month period ended on June 30, 2005 was $14.76 million compared to $14.91 million for the same period in 2004 representing a decrease of 1%.

Cash Flows
      As of June 30, 2005, we had a cash balance of $5.45 million, funds due from related companies of $4.00 million and $1.30 million cash in restricted retention accounts. The $4.00 million due from related companies primarily reflects charter hire for m/v Nikolaos P, John P and Pantelis P up to May 31, 2005, and for m/v Irini P up to June 30, 2005 that is deposited in the bank accounts of Silvergold Shipping Ltd., the company that owned Widar which was sold on April 24, 2004. The present financial statements consolidate the accounts of Silvergold Shipping Ltd. until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders. Working capital is current assets minus current liabilities, including the current portion of long term debt. We have a working capital deficit of $7.07 million including the current portion of long term debt which was $14.78 million as of June 30, 2005. The working capital deficit is due to the declaration of dividends to our existing shareholders. All of the $44.23 million dividend declared was paid as of June 30, 2005. We consider our liquidity sufficient for our operations.

Net cash from operating activities.
      Our net cash from operating activities for the period was $8.16 million. This represents the net amount of cash, after expenses, generated by chartering our vessels. Eurobulk and another related party, on our behalf, collect our chartering revenues and pays our chartering expenses. Net income for the period was $14.76 million, which was reduced by amounts due from related parties of $8.62 million. The increase in the amounts due from related companies is primarily due to a payment of the amount due to related companies of $4.63 million as of December 31, 2004 and the accumulation of the charter hire of two of our vessels in the bank accounts of a related party. In the same period in 2004, net cash flow from operating activities was $13.38 million based on a contribution of net income of $14.91 million.

Net cash from investing activities.
      We had to put in retention accounts $1.23 million to satisfy requirements of our new loan facilities. During the same period in 2004, cash flow from investing activities amounted to $6.72 million reflecting the sale of Widar in April 2004.

Net cash used in financing activities.
      Net cash used in financing activities was $16.97 million. This mainly relates to the dividend of $44.23 million that was paid to existing shareholders on April 10, 2005 and May 15, 2005, and the net proceeds from re-financing long term debt of $27.41 million. In the same period in 2004, net cash used in financing activities amounted to $17.23 million reflecting dividend payments of $11.76 million and repayment of debt of $5.47 million.

Debt Financing
      We operate in a capital intensive industry which requires significant amounts of investment and we fund a major portion of this investment through long term debt. We maintain debt levels we consider prudent based on our market expectations, cash flow, interest coverage and percentage of debt to capital. During May 2005, we repaid loans of $1.40 million and refinanced another $8.89 million and drew down $37.70 million of new loans in addition to $3.70 million of a continuing credit facility.
      As of June 30, 2005, after considering the loan refinancing and new loans discussed in the preceding paragraph, we had four outstanding loans with a combined outstanding balance of $41.4 million. These loans have maturity dates between 2008 and 2011. Our long-term debt as of June 30, 2005 comprises bank loans granted to our vessel-owning subsidiaries.
      Diana Trading Ltd. (the owner of M/ V Irini) entered into a loan agreement amounting to $4,200,000 which was drawn down on May 9, 2005. The loan is repayable in twelve consecutive quarterly installments being four installments of $450,000 each, and eight installments of $300,000 each with the last installment due in May 2008. The first installment is payable in August 2005. The interest is calculated at LIBOR plus 1.25% per annum. Diana Trading Ltd also has a continuing credit facility of $3,700,000.
      Alcinoe Shipping Ltd (the owner of M/ V Pantelis P.), Oceanpride Shipping Ltd. (the owner of M/V John P.), Searoute Maritime Ltd. (the owner of M/ V Ariel) and Oceanopera Shipping Ltd. (the owner of M/ V Nikolaos P) jointly and severally entered into a new eurodollar loan amounting to $13,500,000 which was drawn down on May 16, 2005. Prior to obtaining the loan, an amount of $1,400,000 was paid in settlement of the outstanding loans as at March 31, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The new loan is repayable in twelve consecutive quarterly installments being two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the last installment in May 2008. The first installment is due in August 2005. Interest is calculated on LIBOR plus 1.5% per annum.
      Allendale Investments S.A. (the owner of M/ V Kuo Hsiung) and Alterwall Business Inc. (the owner of M/ V HM Qingdao1 (ex Kuo Jane)) jointly and severally entered into a loan agreement amounting to $20,000,000 when the outstanding amount of the old loans were $3,600,000 which was drawn down on May 26, 2005. The loan is repayable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000 in the third year, $450,000 each in the forth through to the sixth year and a balloon payment of $1,000,000 payable with the last installment in May 2011. The interest is calculated at LIBOR plus 1.25% per annum as long as the outstanding amount remains below 60% of the fair market value (FMV) of the vessel and 1.375% if the outstanding amount is above 60% of the FMV of the vessel.
      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of dividends or any other distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. We are not in default of any credit facility covenant as of June 30, 2005.

Dividend Policy
      Our policy is to declare and pay quarterly dividends to shareholders from our net profits each February, May, August and November, beginning after the Merger is consummated in amounts the Board of Directors may from time to time determine are appropriate. The timing and amount of dividend payments will be dependent upon Euroseas’ earnings, financial condition, cash requirement and availability, restrictions in its loan agreements, growth strategy, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of Euroseas’ Board of Directors. Because Euroseas is a holding company with no material assets other than the stock of its subsidiaries, Euroseas’ ability to pay dividends will depend on the earnings and cash flow of its subsidiaries and their ability to pay dividends to Euroseas. If there is a substantial decline in the drybulk or containership charter market, Euroseas’ earnings would be negatively affected, thus limiting its ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. Dividends may be declared in conformity with applicable law by, and at the discretion of, Euroseas’ Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of Euroseas. Euroseas paid $687,500, $1,200,00, $26,962,500 and $44,225,000 in 2002, 2003, 2004 and in the first six months of 2005, respectively. Over the period January 1, 2002 to June 30, 2005, Euroseas paid substantially all of its net income as dividends. While Euroseas has paid dividends on an annual basis during the time it has been a private company, it intends to pay dividends on a quarterly basis once it has become a public company.
      Euroseas’ Board of Directors recently declared a dividend in the amount of $0.07 per share which will be (i) payable on or about December 19, 2005 to those holders of record of common stock of Euroseas on December 16, 2005, and (ii) (A) payable to the stockholders of Cove who are entitled to receive shares of Euroseas common stock in connection with Cove’s merger with EuroSub, with such payment being made only to those holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove shares for shares of Euroseas common stock (assuming such merger is consummated), or (B) payable to Friends if such merger is not consummated since Friends will be issued the shares that would have otherwise been issued in the Merger.

Liquidity and Capital Resources
      Historically, our sources of funds have been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and expand our fleet, maintain the quality of our drybulk carriers and containerships, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. We expect to rely upon funds raised from our recent Private Placement, operating cash flows, long term borrowings, as well as future offerings to implement our growth plan and meet our liquidity needs going forward. In our opinion, our working capital is sufficient for our present requirements.

Off-Balance Sheet Arrangements
      As of June 30, 2005 Euroseas did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

For the year ended December 31, 2004 compared to the year ended December 31, 2003
      Voyage revenues. Voyage revenues for the year ended December 31, 2004 were $45.72 million, up 76%, compared to $25.95 million for the year ended December 31, 2003. Results for 2004 reflect contributions from Widar up to April 24, as the vessel was sold on that day. Our fleet operated throughout the period, with less than 12 unscheduled offhire days and about 123 days of scheduled drydocking resulting in an fleet utilization rate of 99.5% and averaging a TCE rate per vessel of $17,839 per day; the corresponding fleet utilization and average TCE equivalent for the year ended December 31, 2003 are 99.3% and $8,965 per vessel per day.
      Commissions. Commissions in 2004 were $2.22 million and amounted to 4.85% of voyage revenues. Commissions for 2003 were $0.91 million amounting to 3.49% of voyage revenues. Commissions were higher as a percentage in 2004 than in 2003 due the fact that fewer vessels participated in shipping pools in 2004. Shipping pools pay most commissions before distribution of profits, and, thus the distribution to the pool participants is net of third party commissions (we paid only commission to Eurochart for our pool derived revenues).
      Voyage expenses. Voyage expenses in 2004 of $0.37 million relate to expenses for certain voyage charters. Voyage expenses for 2003 were $0.44 million.

      Vessel operating expenses. Vessel operating expenses in 2004 were $8.91 million reflecting the operation of an average of 7.31 vessels. Daily vessel operating expenses per vessel were $3,327 per day, about 11% higher than daily vessel operating expenses for 2003 which were $3,005 an increase primarily due to higher insurance costs of $98 per vessel per day, higher costs for spare parts and consumable stores of $87 per vessel per day and an increase of $101 per vessel per day for crew and related expenses. The total operating expenses in 2003 were $8.78 million reflecting the operation of 8 vessels for the full year.
      Management fees. These are the fees we pay to Eurobulk under our management agreement with it. Management fees in 2004 amounted to $1.97 million or $740 per calendar day per vessel based on our contract rate of 590 euros per day and the prevailing exchange rate of dollar to euro. In 2003, management fees amounted to $1.72 million or $590 per calendar day per vessel. The difference of the fee on a per day per vessel basis is primarily attributed to the fact that the management fee was changed from $590 in 2003 to 590 Euros per day per vessel in 2004, the different number of shipdays and the U.S. dollar to Euro exchange rate.
      Depreciation and amortization. Depreciation and amortization in 2004 was $3.46 million. As vessel m/v Widar was sold in April 2004, the depreciation charge was reduced for the period after the sale of the vessel and amounted to $2.53 million for the year. In 2004, we have revised upwards (from $170/ton to $300/ton) our estimate of the scrap price per lightweight ton, and, the expected life for Ariel from 28 to 30 years (as it had gone through a special survey and was not expected to be sold before 2007); as a result the depreciation charge was lower by $1.40 million reflecting the above adjustments and, consequently, net income for the period was $1.40 million higher or $0.05 per share. Amortization of deferred drydock expenses for the period amounted to $0.93 million, 55% higher than in 2003 due to additional drydocking expenditures during 2003 and 2004. Depreciation for 2003 was $4.16 million while amortization of deferred drydocking costs was $0.60 million.
      Gain or loss on vessel sales. m/v Widar was sold on April 24, 2004 for a net gain of $2.32 million. There were no vessel sales during 2003.
      Interest and finance costs, net. Interest and finance costs, net in 2004 were $0.50 million. Of this amount, $0.71 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the period offset by $0.19 million of interest income during the period. Net interest expense for the period ended December 31, 2003 was $0.76 million reflecting primarily lower interest income of $0.04 million and higher interest incurred and loan fees of $0.79 million.
      Derivative and Foreign Exchange Gains or Losses. During the year ended December 31, 2004, we had a derivative gain due to an interest rate swap on a notional amount of $5 million of $0.03 million, and, foreign exchange losses of less than $0.01 million. In the year ended to December 31, 2003, there was no derivative exposure and foreign exchange losses of less than $0.01 million.
      Net income. Net income for the year ended December 31, 2004 was $30.61 million compared to $8.43 million for the year ended December 31, 2003, an increase of 263%.

Cash Flows
      As of December 31, 2004, we had a cash balance of $15.50 million. Working capital is current assets minus current liabilities, including the current portion of long term debt. The current portion of long term debt included in our current liabilities was $6.03 million as of December 31, 2004. The working capital was $2.70 million as of December 31, 2004. All of the $26.96 million dividend declared was paid as of December 31, 2004.

Net cash from operating activities.
      Our net cash from operating activities during 2004 was $34.21 million. This is primarily attributable to the favorable trading conditions which contributed net income of $30.61 million, a gain of $2.32 million from the sale of m/v Widar in April, deferred drydocking expenses of $2.27 million, and, a further increase of funds due to related companies by $3.54 million during the period. During 2003, net cash flow from operating activities was $10.96 million, primarily attributable to net income of $8.43 million.

Net cash from investing activities.
      Net cash from investing activities during 2004 was $6.76 million reflecting the proceeds from the sale of the vessel m/v Widar in April 2004 compared to no investment activities in 2003 except release of $0.21 of restricted funds.

Net cash used in financing activities.
      Net cash used in financing activities during 2004 was $33.56 million. This mainly relates to a dividend of $26.96 million that was paid to existing shareholders, repayment of long term debt of $6.61 million which included the repayment of the balance of the loan of Widar when the vessel was sold. During 2003, net cash used in financing activities was $4.78 million reflecting primarily a dividend of $1.2 million that was paid to existing shareholders, repayment of long term debt of $6.25 million and new debt incurred of $3.00 million and a repayment of an advance from shareholders of $0.30 made in the prior year.

Liquidity and Capital Resources
      Historically, our sources of funds have been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and expand our fleet, maintain the quality of our drybulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. We expect to rely upon funds raised from our recent Private Placement, operating cash flows, long term borrowings, as well as future offerings to implement our growth plan and meet our liquidity needs going forward.

Off-Balance Sheet Arrangements
      As of December 31, 2004 Euroseas did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

For the year ended December 31, 2003 compared to the year ended December 31, 2002
      Voyage revenues. Voyage revenues for the year ended December 31, 2003 were $25.95 million, up 70%, compared to $15.29 million for the year ended December 31, 2002 . This was primarily due to more favorable market conditions; also, results for 2002 reflect partial contributions from Irini and Kuo Hsiung which were bought in October and May respectively of that year. During 2003, our fleet operated throughout the period, with less than 21 unscheduled offhire days and about 53 days of scheduled drydocking resulting in an fleet utilization rate of 99.3%% and averaging a TCE rate per vessel of $8,965 per day; the corresponding fleet utilization and average TCE equivalent for the year ended December 31, 2002 are 99.7% and $6,049.
      Commissions. Commissions in 2003 were $0.91 million amounting to 3.49% of voyage revenues. Commissions for 2002 were $0.42 million amounting to 2.75% of voyage revenues; the lower level of commissions during 2002 is due to the fact that a larger number of vessel participated in pools where most of the commissions are paid by the pool before distribution of profits, and, thus the distribution to the pool participants is net of third party commissions (we paid only commission to Eurochart for our pool derived revenues).
      Voyage expenses. Voyage expenses in 2003 were $0.44 million relate to expenses for certain voyage charters. Voyage expenses for 2002 were $0.53 million.
      Vessel operating expenses. Vessel operating expenses were $8.78 million in 2003 reflecting the operation of a fleet of 8 vessels. Daily vessel operating expenses per vessel were $3,005 per day. Daily vessel operating expenses for 2002 were $2,877 for a total of $7.16 million reflecting the operation of an average of about 6.8 vessels during the year as a result of the purchase of Irini in November 2002 and Kuo Hsiung in May 2002. The increase in the operating costs was primarily due to increased insurance costs of $105 per vessel per day.

      Management fees. These are the fees we pay to Eurobulk under our management agreement with it. Management fees in 2003 amounted to $1.72 million or $590 per calendar day per vessel based on our contract rate of $590 per day per vessel. In 2002, management fees amounted to $1.47 million or $590 per calendar day per vessel. The difference is due to the larger number of shipdays in 2003 compared to 2002.
      Depreciation and amortization. Depreciation and amortization in 2003 was $4.76 million and consisted of $4.16 million of depreciation of vessel value and $0.60 amortization of deferred drydocking costs. In 2002, depreciation amounted to $3.51 million reflecting the fact that two vessels were purchased during 2002 and did not contribute to the depreciation for the full year. In 2002, amortization of deferred drydocking expenses amounted to $0.54 million.
      Interest and finance costs, net. Interest and finance costs, net in 2003 were $0.76 million. Of this amount, $0.79 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the year offset by $0.04 million of interest income during the year. Net interest expense for the period ended December 31, 2002 was $0.79 million reflecting primarily lower interest income of $0.01 million.
      Net income. Net income for the year ended December 31, 2003 was $8.43 million compared to $0.89 million for the year to December 31, 2002, an increase of 845%.

Cash Flows
      As of December 31, 2003, we had a cash balance of $8.10 million. Working capital is current assets minus current liabilities, including the current portion of long term debt. The current portion of long term debt included in our current liabilities was $5.10 million as of December 31, 2003. The working capital was $0.93 million as of December 31, 2003. All of the $1.20 million dividend declared was paid as of December 31, 2003.

Net cash from operating activities.
      Our net cash from operating activities during 2003 was $10.96 million. This is primarily attributable to the favorable trading conditions which contributed net income of $8.43 million. Net cash flow from operations during 2002 was $5.63 million.

Net cash from investing activities.
      Net cash from investing activities during 2003 was $0.21 million reflecting release of cash from retention accounts. In 2002, net cash used in investing activities amounted to $17.04 million reflecting the purchase of vessels, Irini and Kuo Hsiung.

Net cash used in financing activities.
      Net cash used in financing activities during 2003 was $4.78 million. This mainly relates to the dividend of $1.2 million that was paid to existing shareholders, repayment of long term debt of $6.25 million, new debt incurred of $3.00 million and a repayment of an advance from shareholders of $0.30 made in 2002. During 2002, net cash available from financing activities was $12.25 million reflecting new debt of $11.90 million and additional paid-in capital of $4.50 million to finance the acquisition of Irini and Kuo Hsiung, a $0.30 advance from shareholders, repayment of debt of $3.65 million and $0.69 million dividend distribution.

Liquidity and Capital Resources
      Historically, our sources of funds have been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and expand our fleet, maintain the quality of our drybulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. We expect to rely upon funds raised from our recent Private

Placement, operating cash flows, long term borrowings, as well as future offerings to implement our growth plan and meet our liquidity needs going forward.

Off-Balance Sheet Arrangements
      As of December 31, 2003 Euroseas did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

Contractual Obligations and Commitments

Euroseas’ contractual obligations are set forth in the following table as of June 30, 2005, as related to the future annual loan repayments:

		Less Than	One to	Three to	More Than
In U.S. Dollars	Total	One Year	Three Years	Five Years	Five Years

Bank debt	$41,400,000	$14,780,000	$19,160,000	$4,660,000	$2,800,000
Interest Payment(1)	$4,295,771	$1,790,505	$2,217,505	$194,250	$93,188
Management Fees(2)	$11,176,241	$2,022,192	$4,419,631	$4,734,418	—

(1)	Assuming the amortization of the loan described above and an estimated average effective interest rate of 5.3%, 5.4% and 5.1% for the three periods respectively.

(2)	Refers to our obligation for management fees of 590 Euros per day per vessel (approximately $718) for the seven vessels owned by Euroseas at June 30, 2005 and the eighth vessel we acquired on November 25, 2005, under our five-year management contract. For years two to five we have assumed no change in the number of vessels, on inflation rate of 3.5% per year and no changes in the U.S. Dollar to Euro exchange rate (assumed approximately at 1.218 USD/Euro).

Critical Accounting Policies
      The discussion and analysis of our financial condition and results of operations is based upon our consolidated condensed financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.
      Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application.

Depreciation
      Depreciation. We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to range from 25 to 30 years from date of initial delivery from the shipyard. We believe that the 25 to 30 year range of depreciable life is consistent with that of other ship owners. One of our vessels has already reached an age of 28 years and continues to be employed. Depreciation is based on cost less the estimated residual scrap value. In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per LWT to better reflect market price developments in the scrap metal market. An increase in the useful life of the vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge. For example, the effects of the charge in estimate in 2004 was to reduce 2004 depreciation expense by $1.40 million and increase 2004 net income by the same amount or $0.05 per share.

Revenue and expense recognition
      Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as incurred.
      Charter revenue received in advance is recorded as a liability until charter services are rendered.
      Vessels’ operating expenses comprise all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port charges, canal tolls, and agency fees.
      For the Company’s vessels operating in chartering pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula.

Deferred drydock costs
      Our vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are trading. We capitalize the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard; cost of hiring riding crews to perform specific tasks determined by us in accordance with the requirements of the classification society in connection with the drydocking and parts used in performing such tasks, cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking. We believe that these criteria are consistent with industry practice and that our policy of capitalization reflects the economics and market values of the vessels.

Impairment of long-lived assets
      We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel carrying value. In the event that impairment occurred, we would determine the fair value of the related asset and we record a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. We estimate fair market value primarily through the use of third party valuations performed on an individual vessel basis.

Recent accounting pronouncements
      In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, “Consolidation of Variable Interest Entities,” which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance sheet entities. It provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than voting interests. It requires consolidation of Variable Interest Entities (“VIEs”) only if those VIEs do not effectively disperse the risks and benefits amount the various parties involved. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R), which clarified certain complexities of FIN 46. FIN 46R is applicable for financial statements issued for reporting periods that end after March 5, 2004. The Company has reviewed FIN 46R and determined that the adoption of the standard will not have a material impact on the financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared Based Payments (SFAS 123R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award-the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year 2006. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“FAS 153”). This statement amends APB Opinion N°29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS No. 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      The FASB has issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion N°20 and SFAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.
      SFAS No. 154 requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. The Company is analyzing the effect which this pronouncement will have on its financial condition, statement of operations, and cash flows. This statement will be effective for the Company on January 1, 2006. The Company does not believe that this pronouncement will have and effect on it’s financial condition, results of operation or cash flows.
      On March 29, 2005, the SEC released a Staff Accounting Bulletin (SAB) relating to the FASB accounting standard for stock options and other share-based payments. The interpretations in SAB No. 107, “Share-Based Payment,” (SAB 107) express views of the SEC Staff regarding the application of SFAS No. 123 (revised 2004), “Share-Based Payment “(Statement 123R). Among other things, SAB 107 provides interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company does not anticipate that adoption of SAB 107 will have any effect on its financial position, results of operations or cash flows.
      In March 2005, the FASB issued FASB Interpretation No. (“FIN”) 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement

Obligations”. Specifically, FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the effect that adoption of FIN 47 will have on the Company’s financial position and results of operations.
Quantitative and Qualitative Disclosures About Market Risk
      In the normal course of business, the Company faces risks that are non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk. The operations of the Company may be affected from time to time in varying degrees by these risks but their overall effect on the Company is not predictable. We have identified the following market risks as those which may have the greatest impact upon our operations:

Interest Rate Fluctuation Risk The international drybulk industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long term debt. Our debt usually contains interest rates that fluctuate with LIBOR. We do not use financial instruments such as interest rate swaps to manage the impact of interest rate changes on earnings and cash flows and increasing interest rates could adversely impact future earnings.

As at June 30, 2005, we had $41.4 million of floating rate debt outstanding with margins over LIBOR ranging from 1.25% to 1.60%. Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would have decreased our net income and cash flows in the three-month period to June 30, 2005 by approximately $120,000 assuming that the current debt level was the same throughout the quarter.

In March, 2004, we entered into an interest rate swap agreement on a notional amount of $3,000,000. Under this swap agreement, we receive interest based on the 3-month LIBOR rate and we pay based on 1.10% fixed rate if the 1 year LIBOR remains below 4.02%: otherwise we pay the 1-year LIBOR rate. This agreement expires in March, 2007, and can be terminated at any time.

Foreign Exchange Rate Risk The international drybulk and containership shipping industry’s functional currency is the U.S. Dollar. We generate all of our revenues in U.S. dollars, but incur approximately 28% of our expenses in currencies other than U.S. dollars. At June 30, 2005, approximately 27% of our outstanding accounts payable were denominated in currencies other than the U.S. dollar, mainly in Euros. The Company does not make use of currency exchange contracts to reduce the risk of adverse foreign currency movements but we believe that our exposure from market rate fluctuations is unlikely to be material. Net foreign exchange gains for the six-month period to June 30, 2005 were $312.

Inflation Risk The general rate of inflation has been relatively low in recent years and as such its associated impact on costs has been minimal. The Company does not believe that inflation has had, or is likely to have in the foreseeable future, a significant impact on expenses. Should inflation increase, it will increase our expenses and subsequently have a negative impact on our earnings.

The following table sets forth the sensitivity of loans in U.S. dollars to a 100 basis points increase in LIBOR during the next five years:

Year Ended June 30,	Amount

2006	340,100
2007	221,300
2008	125,500
2009	60,300
2010 and thereafter	51,000

DESCRIPTION OF EUROSEAS SECURITIES
      Cove stockholders who receive shares of Euroseas in the Merger will become shareholders of Euroseas. Euroseas is a corporation organized under the laws of the Republic of the Marshall Islands and is subject to the provisions of Marshall Islands law. Given below is a summary of the material features of the Euroseas shares. This summary is not a complete discussion of the charter documents and other instruments of Euroseas that create the rights of its shareholders. You are urged to read carefully those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.
      Euroseas’ authorized capital stock consists of 100,000,000 shares of common stock, par value, $.01 per share, of which 36,781,159 shares are currently issued and outstanding and 20,000,000 shares of preferred stock, par value, $.01 per share, none of which are outstanding. All of Euroseas’ shares of stock are in registered form.
Common Stock
      As of the date of this joint Information Statement/ prospectus, Euroseas is authorized to issue up to 100,000,000 shares of common stock, par value $.01 per share, of which 36,781,159 shares are currently issued and outstanding. Upon consummation of the Merger, Euroseas will have outstanding anywhere from 36,781,159 to 37,860,326 shares of common stock, depending on whether any Cove stockholders exercise their dissenters’ rights. In the event the Merger does not occur or any Cove stockholders dissent from the Merger, Friends is entitled to receive for no additional consideration 1,079,167 shares of common stock (or such lesser amount with respect to those shares of dissenting stockholders) that would have otherwise been issued in connection with the Merger. In addition, Euroseas will have 1,756,743 shares of common stock reserved for issuance upon the exercise of warrants issued in the Private Placement. Each outstanding share of common stock will be entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of Euroseas’ common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of Euroseas’ assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of Euroseas’ common stock when issued will be fully paid for and non-assessable.
Preferred Stock
      As of the date of this joint Information Statement/ prospectus, Euroseas is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and Euroseas’ Board of Directors, without further approval from its shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Euroseas common stock.

Warrants
      On August 25, 2005, Euroseas issued warrants to a number of institutional and accredited investors to purchase 1,756,743 shares of common stock as part of a Private Placement in which Euroseas raised approximately $21 million in gross proceeds. The warrants have a five year term and an exercise price of $3.60 per share. The warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise of the warrants in the event Euroseas (a) pays a stock dividend or otherwise makes a distribution or distributions on shares of its common stock or any other equity or equity equivalent securities payable in shares of common stock, (b) subdivides outstanding shares of common stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (d) issues by reclassification of shares of the common stock any shares of its capital stock. The warrants (i) are exercisable apart from the shares of common stock sold in the Private Placement (they are legally detachable), and (ii) may be exercised through a cashless exercise mechanism after one year from the issuance date only if the common shares trade publicly.

Certain Provisions of Euroseas’ Articles of Incorporation and Bylaws
      Certain provisions of Marshall Islands law and Euroseas’ articles of incorporation and bylaws could make more difficult the acquisition of it by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Euroseas.
      Euroseas’ articles of incorporation and bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the shareholders, up to 20,000,000 shares of undesignated preferred stock;

•	require that special meetings of its shareholders be called only by the Board of Directors or the Chairman of the Board; and

•	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders.
      Euroseas’ articles of incorporation also prohibit it from engaging in any “business combination” with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to such time, the Board of Directors of Euroseas approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

•	upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Euroseas outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 51% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of Euroseas’ common stock under the Securities Act.
      These restrictions shall not apply if:

•	A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business

Combination between Euroseas and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•	The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Euroseas (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Euroseas is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas (other than to any direct or indirect wholly-owned subsidiary or to Euroseas) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Euroseas.
      Euroseas’ articles of incorporation defines a “business combination” to include:

•	Any merger or consolidation of Euroseas or any direct or indirect majority-owned subsidiary of Euroseas with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Euroseas, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•	Any transaction which results in the issuance or transfer by Euroseas or by any direct or indirect majority-owned subsidiary of Euroseas of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (ii) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Euroseas solely for purposes of forming a holding company; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (iv) pursuant to an exchange offer by Euroseas to purchase shares made on the same terms to all holders of said shares; or (v) any issuance or transfer of shares by Euroseas; provided however, that in no case under items (iii)-(v) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•	Any transaction involving Euroseas or any direct or indirect majority-owned subsidiary of Euroseas which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•	Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Euroseas), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted above) provided by or through Euroseas or any direct or indirect majority-owned subsidiary.

      Euroseas’ articles of incorporation defines an “interested shareholder” as any person (other than Euroseas and any direct or indirect majority-owned subsidiary of Euroseas) that:

•	is the owner of 15% or more of the outstanding voting shares of Euroseas; or

•	is an affiliate or associate of Euroseas and was the owner of 15% or more of the outstanding voting shares of Euroseas at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Euroseas; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Euroseas, except as a result of further Company action not caused, directly or indirectly, by such person.
DESCRIPTION OF COVE SECURITIES
      Given below is a summary of the material features of Cove’s securities. This summary is not a complete discussion of the certificate of incorporation and bylaws of Cove that create the rights of its stockholders. You are urged to read carefully the certificate of incorporation and bylaws, which have been filed as exhibits to SEC reports filed by Cove. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those reports.
Common Stock
      As of the date of this joint Information Statement/ prospectus, Cove is authorized to issue 50,000,000 registered shares of common stock, par value US $.001 per share, of which 10,480,500 shares are outstanding. Each stockholder of Cove is entitled to one vote for each share of stock owned. Each stockholder of Cove common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. Holders of shares of Cove common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Cove’s common stock.
Preferred Stock
      As of the date of this joint Information Statement/ prospectus, Cove is authorized to issue 5,000,000 shares of preferred stock, par value US $.001 per share, of which no shares are currently issued and outstanding. Cove’s Board of Directors is authorized and empowered, subject to limitations prescribed by law and the provisions of its articles of incorporation, to provide for the issuance of shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series.

Cove’s Transfer Agent
      The transfer agent for Cove’s securities is Pacific Stock Transfer, Inc, Las Vegas Nevada 89119.
COMPARISON OF COVE AND EUROSEAS STOCKHOLDER RIGHTS
      In the Merger, shares of Cove common stock will be exchanged for Euroseas shares and the stockholders of Cove will become shareholders of Euroseas. Cove is a Nevada corporation. The rights of its stockholders derive from Cove’s certificate of incorporation and bylaws and from the NRS. Euroseas is a Marshall Islands corporation. The rights of its shareholders derive from Euroseas’ articles of incorporation and bylaws and from the BCA.
      The following is a comparison of certain rights of Cove stockholders and Euroseas shareholders. Certain significant differences in the rights of Cove stockholders and those of Euroseas shareholders arise from differing provisions of Cove’s and Euroseas’ respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Cove stockholders and those of Euroseas shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NRS and the BCA and to the respective governing corporate instruments of Cove and Euroseas, to which stockholders are referred.
Authorized Capital Stock
      Cove. Cove is authorized to issue 50,000,000 registered shares of common stock, par value US $.001 per share, and 5,000,000 shares of preferred stock, par value US $.001 per share. As of the date of this joint Information Statement/ prospectus, 10,480,500 shares of Cove’s common stock are outstanding and no shares of its preferred stock are outstanding.
      Each stockholder of Cove is entitled to one vote for each share of stock owned. Each stockholder of Cove common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. Holders of shares of Cove common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Cove’s common stock.
      Euroseas. Euroseas is authorized to issue 100,000,000 registered shares of common stock, par value US $.01 per share, and 20,000,000 shares of preferred stock, par value US $.01 per share. As of the date of this joint Information Statement/ prospectus, 36,781,159 shares of Euroseas’ common stock are outstanding and no shares of its preferred stock are outstanding.
      Upon consummation of the Merger, Euroseas will have outstanding anywhere from 36,781,159 to 37,860,326 shares of common stock, depending on whether any Cove stockholders exercise their dissenters’ rights. In the event the Merger does not occur, Friends is entitled to receive for no additional consideration 1,079,167 shares of common stock (or such lesser amount with respect to those shares of dissenting stockholders) that would have otherwise been issued in connection with the Merger. In addition, Euroseas will have 1,756,743 shares of common stock reserved for issuance upon the exercise of warrants issued in the Private Placement. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by Euroseas’ Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of Euroseas’ securities. All outstanding shares of common stock are, and the shares to be issued in the Merger when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which Euroseas may issue in the future.

Board of Directors
      Cove. Cove’s bylaws provide that its Board of Directors shall consist of no less than one and no more than fifteen directors, the specific number to be set by resolution of the Board of Directors. The terms of the directors expire at the next annual shareholder’s meeting following their election. Cove’s Board of Directors currently has one member. There is no cumulative voting with respect to the election of Cove’s directors. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.
      Euroseas. The Board of Directors of Euroseas is required to consist of at least three members. The Board is divided into three classes that are as nearly equal in number as possible. Directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting is not used to elect directors. The initial term of office of each class of directors is as follows: the directors first designated as Class A directors serve for a term expiring at the 2006 annual meeting of the shareholders, the directors first designated as Class B directors serve for a term expiring at the 2007 annual meeting, and the directors first designated as Class C directors serve for a term expiring at the 2008 annual meeting. At each annual meeting after such initial term, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.
Special Meetings of Stockholders
      Cove. Cove’s bylaws provide that the Board, the President, or the Chairperson of the Board, may call special meetings of the shareholders for any purpose. The holders of not less than ten percent (10%) of all the outstanding shares of Cove entitled to vote for or against any issue proposed to be considered at the proposed special meeting, if they date, sign and deliver to Cove’s Secretary a written demand for a special meeting specifying the purpose or purposes for which it is to be held, may call a special meeting of the shareholders for such specified purpose.
      Euroseas. A special meeting of Euroseas’ shareholders may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the President. No other person or persons are permitted to call a special meeting. No business may be conducted at the special meeting other than business brought before the meeting by the Board of Directors, the Chairman of the Board or the President.
Mergers, Share Exchanges and Sales of Assets
      Cove. The NRS generally requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger or a sale, lease or exchange all of its property and assets.
      Euroseas. The BCA provides that a merger in which the Marshall Islands corporation is not the surviving corporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon. The BCA further provides that a sale, lease, exchange or other disposition of all or substantially all the assets of the Marshall Islands corporation, if not made in the usual or regular course of the business actually conducted by Euroseas, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.
Dividends
      Cove. The NRS allows the board of directors of a Nevada corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, unless after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.
      The holders of Cove common stock are entitled to receive dividends when, as and if declared by its Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of Cove’s Board of Directors.
      Euroseas. Declaration and payment of any dividend is subject to the discretion of Euroseas’ Board of Directors. The timing and amount of dividend payments will be dependent upon Euroseas’ earnings, financial condition, cash requirement and availability, restrictions in its loan agreements, growth strategy, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of Euroseas’ Board of Directors. Because Euroseas is a holding company with no material assets other than the stock of its subsidiaries, Euroseas’ ability to pay dividends will depend on the earnings and cash flow of its subsidiaries and their ability to pay dividends to Euroseas. If there is a substantial decline in the drybulk charter market, Euroseas’ earnings would be negatively affected, thus limiting its ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends.
      Dividends may be declared in conformity with applicable law by, and at the discretion of, Euroseas’ Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of Euroseas.
Indemnification of Directors and Officers and Limitation of Liability
      Cove. Cove’s bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative , by reason of the fact that he or she is or was a director or officer of Cove or is or was serving at the request of Cove as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Cove to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits Cove to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
      Euroseas. Euroseas’ bylaws provide that any person who is or was a director or officer of Euroseas, or is or was serving at the request of Euroseas as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by Euroseas upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Euroseas, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Amendments to Certificate of Incorporation and Bylaws
      Cove. Generally, the NRS provides that amendment of Cove’s Articles of Incorporation may be authorized by a majority of the stockholders entitled to vote. If any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment. Provision may be made in the articles of incorporation requiring, in the case of any specified amendments, a larger proportion of the voting power of stockholders than that required under the NRS.
      Cove’s bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that the shareholders, in amending or repealing a particular bylaw, may provide expressly that the Board of Directors may not amend or repeal that bylaw. The shareholders may also make, alter, amend and repeal the bylaws of the Corporation at any annual meeting or at a special meeting called for that purpose. All bylaws made by the Board of Directors may be amended, repealed, altered or modified by the shareholders at any regular or special meeting called for that purpose.
      Euroseas. Generally, the BCA provides that amendment of Euroseas’ Articles of Incorporation may be authorized by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders or by written consent of all shareholders entitled to vote thereon.
      Euroseas’ Board of Directors is expressly authorized to make, alter, amend or repeal bylaws by a vote of not less than 51% of the entire Board of Directors, and the shareholders may make additional bylaws and may alter, amend or repeal any bylaw by a vote of not less than 51% of the outstanding shares of capital stock of Euroseas entitled to vote.
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
      Euroseas’ corporate affairs are governed by its articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder “rights” plans. While the BCA also provides that it is to be in interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the RRS relating to stockholders’ rights.

Marshall Islands	Nevada

Shareholder Meetings
• Held at a time and place as designated in the bylaws	• May be held in the manner provided in the bylaws. The articles of incorporation may designate any place for such meetings and, in the absence of such designation, as directed by the bylaws.
• May be held within or outside the Marshall Islands	• May be held within or outside Nevada
• Notice:	• Notice:

Marshall Islands	Nevada

• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting
• Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of electronic communication, if any by which stockholders and proxies may be deemed to be present and vote at such meeting
• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the date of the meeting
Shareholders’ Voting Rights
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Stockholders may act by majority written consent with respect to any action required or permitted to be taken at a meeting of stockholders
• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy
• Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting

• The Articles of Incorporation may provide for cumulative voting	• The voting power present in person or by the proxy at the meeting shall constitute a quorum
• The articles of incorporation may provide for cumulative voting
Directors
• Board must consist of at least one member	• Board must consist of at least one member
• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board	• A corporation may provide in its articles of incorporation or in its bylaws for a fixed or variable number of directors and for the manner in which the number may be increased or decreased
• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)
Dissenters’ Rights of Appraisal
• Shareholder’s have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• Stockholders have right to dissent in a merger, a plan of exchange and in any corporate action if such action requires a vote of stockholders or to the extent that the articles, bylaws or board resolutions provide for dissenter’s rights.

Marshall Islands	Nevada

• A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
Shareholder’s Derivative Actions
• An action may be brought in the right of a corporation to procure a judgement in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law
• In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law
• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
• Attorney’s fees may be awarded if the action is successful
• Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

DISSENTERS’ RIGHTS
      As an owner of Cove common stock, you have the right to dissent from the Merger and obtain cash payment for the “fair value” of your shares, as determined in accordance with the NRS. Below is a description of the steps you must take if you wish to exercise dissenters’ rights with respect to the share exchange under NRS Sections 92A.300 to 92A.500, the Nevada dissenters’ rights statute. The text of the statute is set forth in Appendix B. If you are considering exercising your dissenters’ rights, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters’ rights. Failure to take any one of the required steps may result in termination of your dissenters’ rights under Nevada law. If you are considering dissenting, you should consult with your own legal advisor.
      To exercise your right to dissent after you receive a dissenters’ notice from us, you must:

(a) demand payment;

(b) certify whether you or the beneficial owner on whose behalf you are dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) deposit your certificates, if any, in accordance with the terms of the notice.
      We may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date set forth in the dissenter’s notice. If we withhold payment, after the consummation of the Merger, we will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of our estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters’ rights to demand payment under NRS Section 92A.480.
      If you believe that the amount we pay in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your estimate and ours. You must make such demand within 30 days after we have made or offered payment; otherwise, your right to challenge our calculation of fair value terminates.
      If there is still disagreement about the fair market value within 60 days after we receive your demand, we will petition the District Court of Clark County, Nevada to determine the fair value of the shares and the accrued interest. If we do not commence such legal action within the 60-day period, we will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

(a) the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
      We will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.
      Failure to follow the steps required by NRS Sections 92A.400 through 92A.480 for perfecting dissenters’ rights may result in the loss of such rights. If dissenters’ rights are not perfected, you will be entitled to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Nevada’s dissenters’ rights statute, if you are considering objecting to the Merger you should consult your own legal advisor.

EXPERTS
      The financial statements of Cove for the year ended September 30, 2004, appearing in this joint Information Statement/ prospectus and registration statement have been included herein in reliance on the report of Hall and Company, independent auditors, given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Euroseas Ltd. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this joint Information Statement/ prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm upon their authority given as experts in accounting and auditing.
LEGAL MATTERS
      Seward & Kissel LLP is acting as counsel to Euroseas in connection with the Merger, compliance with United States securities laws and the legality of the shares of Euroseas being offered hereby. Kirkpatrick & Lockhart Nicholson Graham, LLP is acting as counsel to Cove and has opined as to certain U.S. federal income tax consequences of the Merger.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      Euroseas has filed a registration statement on Form F-4 to register with the SEC the offering and sale of Euroseas shares to be issued to holders of Cove common stock pursuant to the Merger. This joint Information Statement/ prospectus is a part of that registration statement and constitutes a prospectus of Euroseas in addition to an Information Statement of Cove for the Cove special meeting. As allowed by SEC rules, this joint Information Statement/ prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint Information Statement/ prospectus.
      Cove is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. You can read any reports, statements or other information that Cove files with the SEC, including this joint Information Statement/ prospectus, over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any documents Cove files with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      Neither Cove nor Euroseas has authorized anyone to provide you with information that differs from that contained in this joint Information Statement/ prospectus. You should not assume that the information contained in this joint Information Statement/ prospectus is accurate as on any date other than the date of the joint Information Statement/ prospectus, and neither the mailing of this joint Information Statement/ prospectus to Cove stockholders nor the issuance of shares of Euroseas in the Merger shall create any implication to the contrary.
      This joint Information Statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ENFORCEABILITY OF CIVIL LIABILITIES
      Euroseas is a Marshall Islands company and its executive offices are located outside of the United States of America in Maroussi, Greece. Some of Euroseas’ directors and officers and some of the experts named herein reside outside the United States of America. In addition, a substantial portion of Euroseas’ assets and the assets of its directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon Euroseas or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against Euroseas or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.
GLOSSARY OF SHIPPING TERMS
      The following are definitions of certain terms that are commonly used in the shipping industry and in this joint proxy statement/ prospectus.
      Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
      Bareboat charter. A charter of a vessel under which the ship-owner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”
      Bunkers. Heavy fuel and diesel oil used to power a vessel’s engines.
      Capesize. A vessel with capacity over 80,000 dwt.
      Charter. The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.
      Charterer. The party that hires a vessel for a period of time or for a voyage.
      Charterhire. A sum of money paid to the shipowner by a charterer for the use of a vessel. Charterhire paid under a voyage charter is also known as “freight.”
      Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel’s registry and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class.”
      Contract of affreightment. A contract of affreightment (COA) relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform the individual sailings. Essentially it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship’s operating, voyage and capital costs are borne by the ship owner.
      Drybulk carrier. A type of ship designed to carry bulk cargo, such as coal, iron ore and grain, etc. that is loaded in bulk and not in bags, packages or containers.
      Drydocking. The removal of a vessel from the water for inspection and repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Drydockings are generally required once every 30 months or twice every five years, one of which must be a Special Survey.
      Dwt. Deadweight ton, which is a unit of a vessel’s capacity for cargo, fuel, oil, stores and crew measured in metric tons of 1,000 kilograms.

      Freight. A sum of money paid to the shipowner by the charterer under a voyage charter, usually calculated either per ton loaded or as a lump sum amount.
      Freight Forward Agreement. A freight forward agreement is an “over the counter” market, whereby each party to the transaction takes an opposing party’s credit risk until the settlement date. Freight forward agreements enable a buyer/seller to buy/sell the spot or timecharter market forward and thereby manage their exposure to fluctuating market.
      Gross ton. A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters.
      Handymax. A vessel with capacity ranging from 40,000 dwt to 55,000 dwt.
      Handysize. A vessel with capacity of up to 40,000 dwt.
      Hull. Shell or body of a ship.
      IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.
      Intermediate survey. The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each Special Survey.
      Newbuilding. A new vessel under construction or just completed.
      Off-hire. The period in which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.
      OPA. The United States Oil Pollution Act of 1990.
      Panamax. A vessel with capacity ranging from 55,000 dwt to 80,000 dwt.
      Period time charter. A time charter or a contract of affreightment.
      Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.
      Scrapping. The sale of a vessel as scrap metal.
      Single-hull. A hull construction design in which a vessel has only one hull.
      Special survey. The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society.
      Spot charter. A charter under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharging port. The shipowner is responsible for paying both vessel operating expenses and voyage expenses. Typically, the charterer is responsible for any delay at the loading or discharging ports.
      Spot market. The market for immediate chartering of a vessel, usually for single voyages.
      Time charter. A charter under which the shipowner is paid charterhire on a per-day basis for a specified period of time. Typically, the shipowner is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance.
      Vessel operating expenses. The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel costs, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.”
      Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunkers) costs, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions.

COVE APPAREL, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
September 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
January 10, 2005
Board of Directors and Stockholders
Cove Apparel, Inc.
      We have audited the balance sheet of Cove Apparel, Inc. (a development stage company) as of September 30, 2004, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Cove Apparel, Inc. as of September 30, 2003, were audited by other auditors whose report dated December 8, 2003, expressed an unqualified opinion on those statements.
      We conducted our audit in accordance with Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of Cove Apparel, Inc. (a development stage company) as of September 30, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HALL & COMPANY Irvine, California

COVE APPAREL, INC.
(A Development Stage Company)
BALANCE SHEET
September 30, 2004

ASSETS
Current Assets
Cash	$15,186
Accounts receivable, net	6,500

Total assets	$21,686

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$21,497
Accrued payroll and related expenses	2,236

Total current liabilities	23,732
Contingencies
Stockholders’ Equity (Deficit)
Preferred stock, $.001 par value;
Authorized shares — 5,000,000
Issued and outstanding share — 0
Common stock, $.001 par value;
Authorized shares — 50,000,000
Issued and outstanding shares — 10,480,500	10,481
Additional paid-in capital	144,802
Deficit accumulated during the development stage	(157,329)

Total stockholders’ (deficit)	(2,046)

Total liabilities and stockholders’ (deficit)	$21,686

See accompanying notes to financial statements.

COVE APPAREL, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Year Ended September 30, 2004 and 2003

	Year Ended	Year Ended	Inception —
	September 30, 2004	September 30, 2003	Sept 30, 2004

Net revenues	$6,500	$8,466	$20,966
Selling, general and administrative	83,228	51,568	177,495

Loss before provision for income taxes	(76,728)	(43,102)	(156,529)

Provision for income taxes	800	—	800

Net loss	$(77,528)	$(43,102)	$(157,329)

Net loss per common share — basic and diluted	$ ( —)	$(0.01)	$(0.02)

Weighted average of common shares — basic and diluted	10,480,500	8,203,032	8,789,000

See accompanying notes to financial statements.

COVE APPAREL, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
Year Ended September 30, 2004 and 2003

				Deficit Accum.
	Common Stock			During
			Paid in	Development
	Shares	Amount	Capital	Stage	Total

Balance, September 30, 2002	7,800,000	$7,800	$27,433	$(36,699)	$(1,466)
Additional paid in capital in exchange for office expenses	—	—	1,200	—	1,200
Additional paid in capital in exchange for services from officers	—	—	20,800	—	20,800
Issuance of common stock for cash at $0.001 per share (August 2003)	2,890,500	2,891	93,459	—	96,350
Redemption & cancellation of common stock for cash at $0.001 per share (September 2003)	(210,000)	(210)	(6,790)	—	(7,000)
Net loss for the year ended September 30, 2003	—	—	—	(43,102)	(43,102)

Balance, September 30, 2003	10,480,500	$10,481	$136,102	$(79,801)	$66,782

Additional paid in capital in exchange for office expenses	—	—	900	—	900
Additional paid in capital in exchange for services from officers	—	—	7,800	—	7,800
Net loss for the year ended September 30, 2004	—	—	—	(77,528)	(77,528)

Balance, September 30, 2004	10,480,500	$10,481	$144,802	$(157,329)	$(2,046)

See accompanying notes to financial statements.

COVE APPAREL, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Year Ended September 30, 2004 and 2003

	September 30,		Inception —
			Sept. 30,
	2004	2003	2004

Cash Flows from Operating Activities
Net loss	$(77,528)	$(43,102)	$(157,329)
Adjustments to reconcile net loss to net cash used in operating activities
Expenses paid with common stock	—	—	2,000
Expenses paid by officer	900	1,200	3,000
Services provided by officers	7,800	20,800	45,933
Changes in operating assets and liabilities
Increase in accounts receivable	(6,500)	—	(6,500)
Increase (decrease) in prepaid merchandise	5,000	(5,000)	—
Increase (decrease) in accounts payable and accrued expenses	5,638	7,821	21,496
Increase in accrued payroll and related expenses	2,236		2,236
Decrease in due to stockholder	(7,000)	—	(7,000)
Increase (decrease) in related party payable	(5,500)	5,500	—

Net cash used in operating activities	(74,954)	(7,781)	(96,164)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	96,350	111,350

Net increase (decrease) in cash	(74,954)	88,569	15,186
Cash, beginning of period	90,140	1,571	—

Cash, end of period	$15,186	$90,140	$15,186

Supplemental Disclosure of Cash Flow Information
Income taxes paid	$800	$—	$800

Interest paid	$—	$—	$—

See accompanying notes to financial statements.

COVE APPAREL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
September 30, 2004
Note 1 — Nature of Operations
      Cove Apparel, Inc. (the “Company”) is in the process of developing a line of casual wear to manufacture and distribute. The Company was incorporated in the state of Nevada on December 13, 2001 and is headquartered in San Clemente, California. As of September 30, 2004, the Company has produced revenues of $20,966 since inception but will continue to report as a developmental stage company until significant revenues are produced.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
      This summary of significant accounting policies of Cove Apparel, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.
      Cash Equivalents — For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.
      Accounts Receivable — Receivables, if any, represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value.
      Inventory — Inventory is stated at the lower of cost or market and is relieved on the first-in, first-out method.
      Fair Value of Financial Instruments — The carrying amount of the Company’s financial instruments, which includes cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.
      Revenue Recognition — The Company generally recognizes revenues when products provided to its customers are completed, fees are fixed or determinable, and collectibility is reasonable assured. The Company’s standard shipping terms are FOB shipping point.
      Income Taxes — The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.
      Net Loss Per Common Share — The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income (Loss) by the weighted average number of outstanding common shares during the year.
      Comprehensive Income/ Loss — The Company applies Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements. For the periods ended September 30, 2004 and 2003, the Company had no other components of its comprehensive loss other than net loss as reported on the statements of operations.

COVE APPAREL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Note 3 — Contingencies and Going Concern
      As shown in the accompanying financial statements, the Company has incurred a net operating loss of $157,329 since inception through September 30, 2004.
      The company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained. Management plans to mitigate its losses in the near term through the further development and marketing of its brand name and increase in apparel lines. In addition, should management determine it necessary, the Company will seek to obtain additional financing through the issuance of common stock and increase of ownership equity. Currently, the Company is dependent on two suppliers, with which there are no formal written agreements.
Note 4 — Related Party Transactions

Office Space
      The Company occupied office space provided by an officer from October 2003 through June 2004. Accordingly, occupancy costs of $100 per month have been allocated to the Company. This expense of $900 is included in total occupancy expenses shown in the accompanying statement of operations for the nine months ended June 30, 2004, and were considered additional contributions of capital by the officer and the Company.

Related Party Payable
      An officer made a loan to the Company in the amount of $5,500. The loan was non-interest bearing was repaid in full in June 2004.

Due To Stockholder
      On September 1, 2003 the Company redeemed and cancelled 210,000 shares of its common stock from one stockholder in exchange for $7,000.
Note 5 — Consulting Agreement
      On February 19, 2004, the Company entered into an agreement to obtain financial consulting services through September 1, 2004 for $25,000 to be paid in five equal monthly installments of $5,000. The Company completed its financial obligation to the consulting company in August 2004.

COVE APPAREL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 6 — Provision for Income Taxes
      As of September 30, 2004, the Company had a net federal operating loss carryforward of $157,329, expiring between 2021-2024. During the year ended September 30, 2004, the valuation allowance increased by $26,360. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured. Being headquartered in California requires the Company to pay the state’s minimum franchise tax of $800.
      The provision for income taxes is summarized as follows:

Net Operating loss carryforward		$157,329
Effective Tax Rate	X	34%
Deferred tax asset		$—
Minimum state franchise tax		$800

COVE APPAREL, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
June 30, 2005

COVE APPAREL, INC.
(A Development Stage Company)
BALANCE SHEET
June 30, 2005

ASSETS
Current Assets
Cash	$21,759

Total assets	$21,759

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$95,911
Loan from stockholder	45,000

Total current liabilities	140,911
Stockholders’ Deficit
Preferred stock, $.001 par value;
Authorized shares — 5,000,000
Issued and outstanding share — 0
Common stock, $.001 par value;
Authorized shares — 50,000,000
Issued and outstanding shares — 10,480,500	10,481
Additional paid-in capital	144,802
Deficit accumulated during the development stage	(274,435)

Total stockholders’ deficit	(119,152)

Total liabilities and stockholders’ deficit	$21,759

COVE APPAREL, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Three and Nine Months Ended June 30, 2005 and 2004

	Three Months Ended June 30,				Nine Months Ended June 30,				Inception —
									June 30,
	2005		2004		2005		2004		2005

Net revenues		$—		$—		$—		$—	$20,966
General and administrative		84,358		20,515		116,306		45,827	293,801

Loss before provision for income taxes		(84,358)		(20,515)		(116,306)		(45,827)	(272,835)

Provision for income taxes		—		800		800		800	1,600

Net loss		$(84,358)		$(21,315)		$(117,106)		$(46,627)	$(274,435)

Net loss per common share — basic and diluted	$	(—)	$	(—)	$	(—)	$	(—)	$(0.03)

Weighted average of common shares — basic and diluted		10,480,500		10,480,500		10,480,500		10,480,500	9,151,464

COVE APPAREL, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Nine Months Ended June 30, 2005 and 2004

	June 30,		Inception —
			June 30,
	2005	2004	2005

Cash Flows from Operating Activities
Net loss	$(117,106)	$(46,627)	$(274,435)
Adjustments to reconcile net loss to net cash used in operating activities
Expenses paid with common stock	—	—	2,000
Expenses paid by officer	—	900	3,000
Services provided by officers	—	7,800	45,933
Changes in operating assets and liabilities:
Decrease in accounts receivable	6,500	—	—
Increase in prepaid expenses	—	(2,900)	—
Increase (decrease) in accounts payable and accrued expenses	72,179	(2,606)	95,911
Increase (decrease) in due to stockholder	45,000	(7,000)	38,000
Decrease in related party payable	—	(5,500)	—

Net cash from (used in) operating activities	6,573	(55,933)	(89,591)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	—	111,350

Net increase (decrease) in cash	6,573	(55,933)	21,759
Cash, beginning of period	15,186	90,140	—

Cash, end of period	$21,759	$34,207	$21,759

Supplemental Disclosure of Cash Flow Information
Income taxes paid	$800	$800	$1,600

Interest paid	$—	$—	$—

COVE APPAREL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2005
Note 1 — Nature of Operations
      Cove Apparel, Inc. (the “Company”) is in the process of developing a line of casual wear to manufacture and distribute. The Company was incorporated in the state of Nevada on December 13, 2001 and is headquartered in San Clemente, California.
Note 2 — Basis of Presentation
      The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, these financial statements and the related notes should be read in conjunction with the Company’s audited financial statements for the period ended September 30, 2004 included in the Company’s annual report on Form 10-KSB.
Note 3 — Contingencies and Going Concern
      As shown in the accompanying unaudited financial statements, the Company has incurred a net operating loss of $274,435 since inception through June 30, 2005.
      The Company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products and services on a continual and timely basis so that profitable operations can be attained. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its obligations.
      These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 4 — Related Party Transactions

Office Space
      The Company occupies office space provided by an officer. Accordingly, occupancy costs of $1,000 per month have been allocated to the Company. Total occupancy expenses of $8,000 are included in the accompanying statement of operations for the nine months ended June 30, 2005.

Loan from Stockholder
      A stockholder made a loan to the Company in the amount of $45,000. The loan is non-interest bearing and is expected to be repaid within one year.

EUROSEAS LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002, 2003 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of the Euroseas Ltd. and subsidiaries
      We have audited the accompanying consolidated balance sheets of the Euroseas Ltd and subsidiaries (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index to Consolidated Financial Statements in page F-15 as Schedule I. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Euroseas Ltd. and subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, presents fair in material respects, the information set forth therein.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 30, 2005, except for Note 17 (1),
as to which the date is August 25, 2005,
and Note 17(6), as to which the date is
November 22, 2005 and Note 17(7),
as to which the date is November 25, 2005

EUROSEAS LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2003 and 2004

	Notes	2003	2004

		(All amounts expressed in
		U.S. dollars)
ASSETS
Current Assets
Cash and cash equivalents		8,100,047	15,497,482
Trade accounts receivable, net		431,740	245,885
Prepaid expenses		74,114	207,551
Claims and other receivables		346,307	137,783
Inventories	3	354,927	303,478
Restricted cash		102,204	68,980

Total current assets		9,409,339	16,461,159

Fixed Assets
Vessels, net	4	41,096,067	34,171,164

Total fixed assets		41,096,067	34,171,164

Long-Term Assets
Deferred charges, net	5	929,757	2,205,178
Investment in associate	6	22,856	—

Total long-term assets		952,613	2,205,178

Total assets		51,458,019	52,837,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Long-term debt, current portion	10	5,105,000	6,030,000
Trade accounts payable		802,054	879,541
Accrued expenses	7	254,863	321,056
Deferred revenue	8	1,235,032	1,908,189
Due to related companies	9	1,084,824	4,626,060

Total current liabilities		8,481,773	13,764,846

Long-Term Liabilities
Long-term debt, net of current portion	10	15,490,000	7,960,000

Total long-term liabilities		15,490,000	7,960,000

Total liabilities		23,971,773	21,724,846

Commitments and contingencies	13	—	—
Shareholders’ Equity
Common Stock (par value $0.01, 100,000,000 shares authorized, 29,754,166 issued and outstanding)		297,542	297,542
Preferred shares (par value $0.01, 20,000,000 shares authorized, no shares issued and outstanding)		—	—
Additional paid-in capital	14	18,623,236	17,073,381
Retained earnings		8,565,468	13,741,732

Total shareholders’ equity		27,486,246	31,112,655

Total liabilities and shareholders’ equity		51,458,019	52,837,501

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2002, 2003 and 2004

	Notes	2002	2003	2004

		(All amounts expressed in U.S. dollars)
Revenues
Voyage Revenue		15,291,761	25,951,023	45,718,006
Commissions	9	(420,959)	(906,017)	(2,215,197)

Net revenue		14,870,802	25,045,006	43,502,809

Operating Expenses
Voyage expenses	15	531,936	436,935	370,345
Vessel operating expenses	15	7,164,271	8,775,730	8,906,252
Management fees	9	1,469,690	1,722,800	1,972,252
Amortization and depreciation	4, 5	4,053,049	4,757,933	3,461,678
Net gain on sale of vessel	4	—	—	(2,315,477)

Total operating expenses		13,218,946	15,693,398	12,395,050

Operating income		1,651,856	9,351,608	31,107,759

Other Income/(Expenses)
Interest and finance cost		(799,970)	(793,257)	(708,284)
Derivative gain		—	—	27,029
Foreign exchange gain/(loss)		2,849	(690)	(1,808)
Interest income		6,238	36,384	187,069

Other expenses, net		(790,883)	(757,563)	(495,994)

Equity in earnings/(losses)	6	30,655	(167,433)	—

Net income for the year		891,628	8,426,612	30,611,765

Earnings per share, basic and diluted	12	0.03	0.28	1.03

Weighted average number of shares outstanding during the period	12	29,754,166	29,754,166	29,754,166

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2002, 2003 and 2004

			Common	Preferred
		Number of	Shares	Shares	Paid-In
	Comprehensive	Shares	Amount	Amount	Capital	Retained
	Income	(Note 12)	(Note 12)	(Note 12)	(Note 12)	Earnings	Total

	(All amounts, except per share data, expressed in U.S. dollars)
Balance, January 1, 2002	—	29,754,166	297,542	—	15,073,236	1,210,728	16,581,506
Net income	891,628	—	—	—	—	891,628	891,628

Contribution	—	—		—	4,500,000	—	4,500,000
Dividend paid	—	—	—	—	—	(687,500)	(687,500)

Balance, December 31, 2002	—	29,754,166	297,542	—	19,573,236	1,414,856	21,285,634
Net income	8,426,612	—	—	—	—	8,426,612	8,426,612

Dividends paid/return of capital	—	—	—	—	(950,000)	(1,276,000)	(2,226,000)

Balance, December 31, 2003		29,754,166	297,542	—	18,623,236	8,565,468	27,486,246
Net income	30,611,765	—	—	—	—	30,611,765	30,611,765

Dividends paid/return of capital	—	—	—	—	(1,549,855)	(25,435,501)	(26,985,356)

Balance, December 31, 2004		29,754,166	297,542	—	17,073,381	13,741,732	31,112,655

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2002, 2003 and 2004

	2002	2003	2004

	(All amounts expressed in U.S. dollars)
Cash Flows from Operating Activities:
Net income	891,628	8,426,612	30,611,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of vessel	3,514,403	4,158,159	2,530,100
Amortization of dry-docking expenses	538,646	599,774	931,578
Amortization of deferred finance cost	55,497	67,402	50,681
Equity in earnings	(30,655)	167,433
Provision for doubtful accounts	—	3,592	(27,907)
Gain on sale of vessel	—	—	(2,315,477)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Trade accounts receivable, net	68,888	110,471	213,762
Prepaid expenses	(3,213)	26,552	(133,437)
Claims and other receivables	29,728	(171,731)	208,524
Inventories	(125,499)	(7,748)	51,449
Increase/(decrease) in:
Due to related companies	177,169	(482,778)	3,541,236
Trade accounts payable	644,749	(650,863)	77,487
Accrued expenses	3,125	(43,308)	66,193
Other liabilities	(133,123)	(274,764)	673,157
Deferred dry-docking expenses	—	(972,671)	(2,270,418)

Net cash provided by operating activities	5,631,343	10,956,132	34,208,693

Cash Flows from Investing Activities:
Purchase of vessel	(16,993,811)	—	—
(Increase)/decrease in cash retention accounts	(42,268)	214,832	33,224
Proceeds from sale of vessels	—	—	6,723,018

Net cash from investing activities	(17,036,079)	214,832	6,756,242

Cash Flows from Financing Activities:
Increase in common stock and paid-in capital	4,500,000	—	—
Dividends	(687,500)	(1,200,000)	(26,962,500)
Advance from shareholders	300,000	—	—
Repayment of advances from shareholders	—	(300,000)	—
Deferred finance costs	(120,145)	(28,000)	—
Proceeds from long-term debt	11,900,000	3,000,000	—
Repayment of long-term debt	(3,645,000)	(6,250,000)	(6,605,000)

Net cash used in financing activities	12,247,355	(4,778,000)	(33,567,500)

Net increase in cash and cash equivalents	842,619	6,392,964	7,397,435
Cash and cash equivalents at beginning of year	864,464	1,707,083	8,100,047

Cash and cash equivalents at end of year	1,707,083	8,100,047	15,497,482
Supplemental cash flow information
Cash paid during the year for:
Cash paid for interest	582,740	725,034	474,430
Non Cash Items:
Dividend and return of capital from investment in associates (note 6)	—	1,026,000	22,856
The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2002, 2003 and 2004
(All amounts expressed in U.S. dollars)

1.	Basis of Presentation and General Information
      Euroseas Ltd. (the “Company”) was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands to consolidate the beneficial owners of the ship owning companies listed below. On June 28, 2005 the beneficial owners exchanged all their shares of the ship owning companies for shares in Friends Investment Company Inc, a newly formed Marshall Islands company. On June 29, 2005, Friends Investment Company Inc. then exchanged all the shares in the ship-owning companies for shares in Euroseas Ltd, thus becoming the sole shareholder of Euroseas Ltd. The transaction described above constitutes a reorganization of companies under common control, and has been accounted for in a manner similar to a pooling of interests, as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the companies to Euroseas Ltd. Accordingly, the consolidated financial statements of the Company have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies listed below.
      The operations of the vessels are managed by Eurobulk Ltd., a related corporation.
      The manager has an office in Greece located at 40 Ag. Constandinou Ave, Maroussi, Athens, Greece. The manager provides the Company with a wide range of shipping services such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, as well as executive management services, in exchange for a fixed and variable fee (Note 8).
      The Company is engaged in the ocean transportation of dry bulk and containers through the ownership and operation of the following dry bulk and container carriers:

•	Searoute Maritime Ltd. incorporated in Cyprus on May 20, 1992, owner of the Cyprus flag 33,712 DWT bulk carrier motor vessel “Ariel”, which was built in 1977 and acquired on March 5, 1993.

•	Oceanopera Shipping Ltd. incorporated in Cyprus on June 26, 1995, owner of the Cyprus flag 34,750 DWT bulk carrier motor vessel “Nikolaos P”, which was built in 1984 and acquired on July 22, 1996.

•	Oceanpride Shipping Ltd. incorporated in Cyprus on March 7, 1998, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “John P”, which was built in 1981 and acquired on March 7, 1998.

•	Alcinoe Shipping Ltd. incorporated in Cyprus on March 20, 1997, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “Pantelis P”, which was built in 1981 and acquired on June 4, 1997.

•	Alterwall Business Inc. incorporated in Panama on January 15, 2001, owner of the Panama flag 18,253 DWT container carrier motor vessel “HM Qingdao1” (ex Kuo Jane), which was built in 1990 and acquired on February 16, 2001.

•	Allendale Investment S.A. incorporated in Panama on January 22, 2002, owner of the Panama flag 18,154 DWT container carrier motor vessel “Kuo Hsiung”, which was built in 1993 and acquired on May 13, 2002.

•	Diana Trading Ltd. incorporated in the Marshall Islands on September 25, 2002, owner of the Marshall Islands flag 69,734 DWT bulk carrier motor vessel “Irini”, which was built in 1988 and acquired on October 15, 2002.
      In addition, the historical financial statements include the accounts of the following vessel owning companies which were managed by Eurobulk, Ltd. during the periods presented:

(a) Silvergold Shipping Ltd. incorporated in Cyprus on May 16, 1994. Up to June 3, 1996, the Company was engaged in ship owning activities, but thereafter, the Company’s assets and liabilities were

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liquidated and the retained earnings were distributed to the shareholders. The Company remained dormant until October 10, 2000 when it acquired the 18,000 DWT, Cyprus flag, container carrier motor vessel “Widar”, which was built in 1986. The vessel was sold on April 24, 2004. The group of beneficial shareholders which own the above mentioned ship-owing companies also own the ship owning company, Silvergold Shipping Ltd., accordingly, these accompanying financial statements also consolidate the accounts of Silvergold Shipping Ltd until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

(b) Fitsoulas Corporation Limited which was incorporated in Malta on September 24, 1999, is the owner of the Malta flag 41,427 DWT bulk carrier motor vessel Elena Heart, which was built in 1983 and acquired on October 22, 1999. The vessel was sold on March 31, 2003. The group of beneficial shareholders which own the above mentioned ship-owing companies also exercised significant influence over the ship-owning company Fitsoulas Corporation Limited through their 38% interest in that company, and this investment was therefore accounted for using the equity method.
      Charterers individually accounted for more than 10% of the Company’s voyage and time charter revenues as follows:

	Year Ended December 31,

Charterer	2002	2003	2004

A	42.40%	31.30%	12.20%
B	28.68%	23.01%	11.50%
C	—	10.55%	—
D	—	—	20.60%
E	—	—	10.52%
F	—	—	14.07%

2.	Significant Accounting Policies

Principles of Consolidation
      The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include the accounts of Euroseas Ltd. and its subsidiaries for the years ended December 31, 2002, 2003 and 2004. Inter-company transactions were eliminated on consolidation.

Investment in Associates
      An associate is an entity over which shareholders of the Company have significant influence but do not control. The results and assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. Under this method of accounting, investments in associates are carried on the consolidated balance sheet at cost as adjusted for post acquisition changes in the Company’s share of the net assets of the associate.

Use of Estimates
      The preparation of the accompanying consolidated financial statements is in conformity with accounting principles generally accepted in the United States and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the stated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Comprehensive Income
      The Company follows the provisions of Statement of Financial Accounting Standards No. 130, “Statement of Comprehensive Income” (“SFAS 130”), which requires separate presentation of certain transactions which are recorded directly as components of stockholders’ equity. The Company has no other comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Foreign Currency Translation
      The Company’s functional currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Income and expenses denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the date of the transaction. Resulting exchange gains and/or losses on settlement or translation are included in the accompanying consolidated statements of operations.

Cash and Cash Equivalents
      The Company considers time deposits or other certificates purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash
      Restricted cash reflects deposits with certain banks that can only be used to pay the current loan installments.

Trade Accounts Receivable
      The amount shown as trade accounts receivable, at each balance sheet date, includes estimated recoveries from each voyage or time charter, net of a provision for doubtful accounts. At each balance sheet date, the Company provides for doubtful accounts on the basis of specific identified doubtful receivables. At December 31, 2002 and 2004, no provision for doubtful debts was considered necessary while at December 31, 2003, the allowance for doubtful accounts amounted to $27,907.

Claims and Other Receivables
      Claims and other receivables principally represent claims arising from hull or machinery damages, crew salaries claims or other insured risks that have been submitted to insurance adjusters or are currently being compiled. All amounts are shown net of applicable deductibles.

Inventories
      Inventories consist of bunkers, lubricants and victualling on board the Company’s vessels at the balance sheet date and are stated at the lower of cost and market value. Victualling is valued using the FIFO method while bunkers and lubricants are valued on an average cost basis.

Vessels
      Vessels owned by the Company are stated at cost which comprises vessels’ contract price, major repairs and improvements, direct delivery and acquisition expenses less accumulated depreciation. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessel, otherwise these amounts are charged to expense as incurred.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation
      Depreciation is calculated on a straight line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the date of original construction. Remaining useful lives of property are periodically reviewed and revised to recognize changes in conditions. Revisions of estimated lives are recognized over current and future periods.
      During 2004, management changed its estimate of the scrap value of its vessels. See Note 4.

Revenue and Expense Recognition
      Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as incurred.
      Charter revenue received in advance is recorded as a liability until charter services are rendered.
      Vessels’ operating expenses comprise all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port charges, canal tolls, and agency fees.
      For the Company’s vessels operating in chartering pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula.

Repairs and Maintenance
      Expenditures for vessel repair and maintenance is charged against income in the period incurred.

Accounting for Dry-Docking Costs
      Dry-docking and special survey costs are deferred and amortized over the estimated period to the next scheduled dry-docking or survey, which are generally two and a half years and five years, respectively. Unamortized dry-docking costs of vessels that are sold are written-off to income in the year of the vessel’s sale.

Pension and Retirement Benefit Obligations — Crew
      The ship-owning companies included in the combination, employ the crew on board, under short-term contracts (usually up to 9 months) and accordingly, they are not liable for any pension or post retirement benefits.

Financing Costs
      Loan arrangement fees are deferred and amortized to interest expense over the duration of the underlying loan using the effective interest method. Unamortized fees relating to loan repaid or refinanced are expensed in the period the repayment or refinancing is made.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets Held for Sale
      It is the Company’s policy to dispose of vessels when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets as being held for sale in accordance with SFAS No. 144, “Accounting for the impairment or the disposal of long-lived assets” when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
      Long-lived assets classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale.

Impairment of Long-Lived Assets
      The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amount. In the evaluation of the fair value and future benefits of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including future charter rates and vessel operating costs are included in this analysis. The Company determined that no impairment loss needed to be recognized for applicable assets for any years presented.

Derivative Financial Instruments
      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives’ fair value recognized currently in earnings unless specific hedge accounting criteria are met. Pursuant to SFAS No. 133, the Company records all its derivative financial instruments and hedges as economic hedges, since they do not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses are reflected in the statement of income.
      For the year ended December 31, 2004, the interest rate swaps did not qualify for hedge accounting treatment. Accordingly, all gains or losses have been recorded in statement of income for the period. The fair value at December 31, 2004 is $27,029 and is included in claims and other receivables. There were no interest rate swaps for the year ended December 31, 2003.

Earnings Per Common Share
      Basic earnings per common share are computed by dividing the net income available to common stockholders by the weighted average number of common shares deemed outstanding during the year.

Segment Reporting
      The Company reports financial information and evaluates its operations by charter revenue and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reporting segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

Recent Accounting Pronouncements
      In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, “Consolidation of Variable Interest Entities,” which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance sheet entities. It provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than voting interests. It requires consolidation of Variable Interest Entities (“VIEs”) only if those VIEs do not effectively disperse the risks and benefits amount the various parties involved. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R), which clarified certain complexities of FIN 46. FIN 46R is applicable for financial statements issued for reporting periods that end after March 5, 2004. The Company has reviewed FIN 46R and determined that the adoption of the standard will not have a material impact on the financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared Based Payments (SFAS 123R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award-the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year 2006. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“FAS 153”). This statement amends APB Opinion N(degree)29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS No. 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      The FASB has issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion N°20 and SFAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.
      SFAS No. 154 requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
because its requirements enhance the consistency of financial information between periods. The Company is analyzing the effect which this pronouncement will have on its financial condition, statement of operations, and cash flows. This statement will be effective for the Company on January 1, 2006. The Company does not believe that this pronouncement will have and effect on it’s financial condition, results of operation or cash flows.
      On March 29, 2005, the SEC released a Staff Accounting Bulletin (SAB) relating to the FASB accounting standard for stock options and other share-based payments. The interpretations in SAB No. 107, “Share-Based Payment,” (SAB 107) express views of the SEC Staff regarding the application of SFAS No. 123 (revised 2004), “Share-Based Payment” (Statement 123R). Among other things, SAB 107 provides interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company does not anticipate that adoption of SAB 107 will have any effect on its financial position, results of operations or cash flows.
      In March 2005, the FASB issued FASB Interpretation No. (“FIN”) 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations”. Specifically, FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the effect that adoption of FIN 47 will have on the Company’s financial position and results of operations.

3.	Inventories
      The amounts shown in the accompanying consolidated balance sheet are analyzed as follows:

	2003	2004

Lubricants	263,408	256,223
Victualling	91,519	47,255

Total	354,927	303,478

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Vessels
      The amounts in the accompanying consolidated balance sheets are as follows:

	Vessel	Accumulated	Net Book
	Cost	Depreciation	Value

	(Amount expressed in thousands)
Balance, December 31, 2001	44,593	(12,818)	31,775
— Depreciation for the year	—	(3,515)	(3,515)
— Acquisition of vessels	16,994	—	16,994

Balance, December 31, 2002	61,587	(16,333)	45,254
— Depreciation for the year	—	(4,158)	(4,158)

Balance, December 31, 2003	61,587	(20,491)	41,096
— Depreciation for the year	—	(2,530)	(2,530)
— Sale of vessel	(5,827)	1,432	(4,395)

Balance, December 31, 2004	55,760	(21,589)	34,171

      In 2004, the estimated scrap value of the vessels was increased to better reflect market price developments in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount or $0.05 per share.
      In addition, in 2004, the estimated useful life of the vessel M/ V Ariel was extended from 28 years to 30 years since the vessel performed dry-docking in the current year and it is not expected to be sold until year 2007.
      The M/ V Widar was sold in April 2004 and resulted in a net gain on sale of $2,315,477. Depreciation expense for M/ V Widar for the year ended December 31, 2004 amounted to $136,384.

5.	Deferred Charges
      The amounts in the accompanying consolidated balance sheets are as follows:

	2002	2003	2004

Balance, beginning of year	1,070,261	596,262	929,757
Additions:	120,144	1,000,671	2,270,418
Amortization of dry-docking expenses	(538,646)	(599,774)	(931,578)
Amortization of loan arrangement fees	(55,497)	(67,402)	(50,681)
Written-off on sale of vessel M/ V Widar	—	—	(12,738)

Balance, end of year	596,262	929,757	2,205,178

      The additions of $2,270,418 in 2004 are made up of dry-docking expenses. The additions of $1,000,671 in 2003 are made up of loan financing fees of $28,000 and dry-docking expenses of $972,671. The additions of $120,144 in 2002 relate to loan financing fees.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Investment in Associate
      Fitsoulas Corporation Limited is 38% owned by common shareholders with the companies listed in Note 1 to the financial statements. The amounts in the accompanying consolidated financial statements are as follows:

	2002	2003	2004

Balance, beginning of year	1,185,634	1,216,289	22,856
Equity in earnings/(losses)	30,655	(167,433)	—
Dividends and return of capital	—	(1,026,000)	(22,856)

Balance, end of year	1,216,289	22,856	—

      Fitsoulas Corporation Limited sold its vessel on March 31, 2003. The Company’s share of the net losses inclusive of the loss on sale of the vessel of Fitsoulas Corporation Limited was $167,433 for the year ended December 31, 2003. Thereafter, dividends of $76,000 were declared and capital of $950,000 was returned directly to the shareholders in 2003 and dividend of $22,856 were declared and returned directly to the shareholders in 2004.

7.	Accrued Expenses
      The amounts in the accompanying consolidated balance sheets are as follows:

	2003	2004

Accrued payroll expenses	83,240	95,615
Accrued interest	23,800	100,366
Other accrued expenses	147,823	125,075

Total	254,863	321,056

8.	Deferred Revenue
      The account relates to deferred voyage revenue that represents cash received from charterers prior to it being earned. These amounts are recognized as income in the appropriate future periods.

9.	Related Party Transactions
      The Company’s vessel owning companies are parties to management agreements with Eurobulk Ltd., a related company (the “Management Company”) whereby the Management Company provides technical and commercial management. Such management fees amounted to $1,469,690, $1,772,800 and $1,972,252 in 2002, 2003 and 2004 respectively.
      The Company uses brokers to provide services, as is industry practice. Eurochart S.A., a related party, provides sales and purchases (S&P) and chartering services to the Company. A commission of 1% on vessel sales price and 1%-1.25% on charter revenue is paid to Eurochart S.A. for these services. For the years ended December 31, 2002, 2003 and 2004, respectively, commissions of $57,600, $0, and $70,000 were paid for vessel sales and commissions of $214,758, $286,605, and $654, 057 were paid on charter revenue.
      Certain shareholders, together with another ship management company, have one joint venture with the insurance broker Sentinel Maritime Services Inc. and one with the crewing agent More Maritime Agencies Inc. The shareholders’ percentage participation in these joint ventures was 26% in 2002, 27% in 2003 and 35% in 2004. In 2004, the Company was charged fees of $209,685 and $23,543 by Sentinel Marine Services Inc. and More Maritime Agencies Inc. respectively.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts due to related parties represent net disbursements and collections made on behalf of the vessel-owning companies by the Management Company during the normal course of operations for which they have the right to off-set.

10.	Long-Term Debt
      Long-term debt as of December 31, 2003 and 2004 comprises bank loans granted to the vessel-owning companies, which are as follows:

			December 31,

Borrower			2003	2004

Alterwall Business Inc.	(a	)	4,350,000	3,750,000
Alcinoe Shipping Limited/ Oceanpride Shipping Limited	(b	)	2,500,000	1,600,000
Diana Trading Limited	(c	)	5,020,000	4,140,000
Allendale Investments S.A.	(d	)	5,100,000	4,500,000
Searoute Maritime Limited	(e	)	250,000	—
Silvergold Shipping Limited	(e	)	2,000,000	—
Oceanopera Shipping Limited	(e	)	1,375,000	—

			20,595,000	13,990,000
Current portion			(5,105,000)	(6,030,000)

Long-term portion			15,490,000	7,960,000

      The future annual loan repayments are as follows:

2005	6,030,000
2006	2,280,000
2007	1,480,000
2008	4,200,000

Total	$13,990,000

(a)	On January 30, 2001, Alterwall Business Inc. (the owner of M/ V HM Qingdao I (ex M/ V Kuo Jane)) entered into a loan agreement for an amount of $6,000,000. The loan is repayable in sixteen quarterly installments of $150,000 each and a balloon payment of $3,600,000 due in February 2005. (See Subsequent events e.(1)). Interest is calculated at LIBOR plus 1.5% per annum. The average interest rate for the years ended December 31, 2002, 2003 and 2004 amounted to 3.26%, 2.75% and 3.65%.

(b)	On April 1, 2003, Alcinoe Shipping Limited (the owner of M/ V Pantelis P.) and Oceanpride Shipping Limited (the owner of M/ V John P.) jointly and severally entered into a new loan amounting to $3,000,000 when the outstanding amount of the old loan was $780,000. The loan is repayable in twelve consecutive quarterly installments being four installments of $250,000 each, eight installments of $200,000 each and a balloon payment of $400,000 payable with the last installment in August 2006. The first installment is due in August 2003. Interest is calculated on LIBOR plus 1.75% per annum. The average interest rate for the years ended December 31, 2002, 2003 and 2004 amounted to 3.15%, 2.91% and 3.89%.

(c)	On October 10, 2002, Diana Trading Limited (the owner of M/ V Irini) entered into a loan agreement for an amount of $5,900,000 which was drawn down in to tranches of $4,900,000 on October 16, 2002 and of $1,000,000 on December 2, 2002. The loan is repayable in twenty-four consecutive quarterly installments of $220,000 each, and a balloon payment of $600,000 payable together with the last installment due in October 2008. The first installment is payable in January 2003. The interest is calculated at LIBOR plus

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.6% per annum. The average interest rate for the years ended December 31, 2002, 2003 and 2004 amounted to 3.03%, 2.93% and 3.8%.

(d)	On May 1, 2002, Allendale Investments S.A. (the owner of M/ V Kuo Hsiung) entered into a loan agreement for an amount of $6,000,000 which was drawn down on May 31, 2002. The loan is repayable in twenty-four consecutive quarterly installments of $150,000 plus a balloon payment of $2,400,000 payable with the last installment in May 2008. The interest is calculated at LIBOR plus 1.75% per annum. The average interest rate for the years ended December 31, 2002, 2003 and 2004 amounted to 3.56%, 3.05% and 3.63%.

(e)	The loans of Searoute Maritime Limited (the owner of M/ V Ariel), Silvergold Shipping Limited (the owner of M/ V Widar) and Oceanopera Shipping Limited (the owner of M/ V Nikolaos) were fully repaid in 2004. The average interest rate for the years ended December 31, 2002, 2003 and 2004 amounted to 3.5%, 2.94% and 2.94%.
      All the loans are secured with one or more of the following:

•	a first priority mortgage over the respective vessels.

•	a first priority assignment of earnings and insurances.

•	a personal guarantee of one shareholder.

•	the corporate guarantee of the management company.
      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. In addition, the vessel owning companies are not permitted to pay any dividends to Euroseas Ltd. nor Euroseas Ltd. to its shareholders without the lender’s prior consent.
      The loan obtained by Diana Trading Limited is secured by a second preferred mortgage over the vessel M/ V Nikolaos P., owned by Oceanopera Shipping Limited.
      Interest expense for the years ended December 31, 2002, 2003 and 2004 amounted to $543,505, $609,741, and $566,880 respectively.

11.	Income Taxes
      Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the accompanying consolidated statements of income.
      Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the company’s ship-operations subsidiaries satisfy these initial criteria. In addition these Companies must be more than 50% owned by individuals who are residents as defined in the countries of incorporation or another foreign country that grants an equivalent exemption to U.S. corporations. These companies also currently satisfy the more that 50% benefit ownership requirement. In addition, upon completion of the public offering of the company’ shares, the management of the Company believes that by virtue of the special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like the Company, the more than 50% beneficial ownership requirement can also be satisfied based on the trading volume and the anticipated widely held ownership of the Company’s shares,

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
but no assurance can be given that this will remain so in the future, since continued compliance with this rule is subject to factors outside the Company’s control.

12.	Earnings Per Common Share
      Basic and diluted earnings per common share are computed as follows:

	December 31,	December 31,	December 31,
	2002	2003	2004

Income:
Net income for the year available to common stockholders	891,628	8,426,612	30,611,765
Basic earnings per share:
Weighted average common shares — outstanding	29,754,166	29,754,166	29,754,166
Diluted earnings per share:
Weighted average common shares — diluted	29,754,166	29,754,166	29,754,166
Basic earnings per share:	0.03	0.28	1.03
Diluted earnings per share:	0.03	0.28	1.03

13.	Commitments and Contingencies
      There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, other than routine litigation incidental to the Company’s business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the consolidated results of operations, financial position and cash flows.
      The distribution of the net earnings by one of the chartering pools performing the exploitation of one of the Company’s vessels has not yet been finalized for the year ended December 31, 2004. Any effect on the Company’s income resulting from any future reallocation of pool income cannot be reasonably estimated.
      Silvergold Shipping Limited issued a letter of guarantee on December 9, 2004 of $1,000,000 addressed to the Norwegian Futures and Options Clearing House (open-end). The letter of guarantee is secured through a pledge over a time deposit held by Silvergold Shipping Limited of $1,000,000. To date no transactions have been carried out under this guarantee.

14.	Common Stock and Paid-In Capital
      Common stock relates to 29,754,166 shares with a value of $0.01 each. The amount shown in the accompanying consolidated balance sheets, as additional paid-in capital, represents payments made by the shareholders for the acquisitions of the Company’s vessels.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Voyage and Vessel Operating Expenses
      The amounts in the accompanying consolidated statement of income are analyzed as follows:

	Year Ended December 31,

	2002	2003	2004

Voyage Expense
Port charges	132,076	202,537	188,319
Bunkers	387,973	227,398	182,026
Other	11,887	7,000	—

Total	531,936	436,935	370,345

Vessel Operating Expenses
Crew wages and related costs	3,934,140	4,569,039	4,460,233
Insurance	875,319	1,334,517	1,486,179
Repairs and maintenance	503,761	595,194	515,820
Lubricants	391,576	455,931	446,034
Spares and consumable stores	1,310,317	1,555,286	1,660,600
Professional and legal fees	31,327	34,206	46,997
Others	117,831	231,557	290,389

Total	7,164,271	8,775,730	8,906,252

      Commission expense can be analyzed as follows:

	Year Ended December 31,

	2002	2003	2004

Commissions charged by third parties	265,899	619,552	1,334,307
Commissions charges by related parties	155,060	286,465	880,890

Total	420,959	906,017	2,215,197

16.	Financial Instruments
      The principal financial assets of the Company consists of cash on hand and at banks, interest rate swaps and accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term loans and accounts payable due to suppliers.
Interest Rate Risk
      The Company entered into interest rate swap contracts as economic hedges to its exposure to variability in its floating rate long term debt. Under the terms of the interest rate swaps the Company and the bank agreed to exchange, at specified intervals the difference between a paying fixed rate and floating rate interest amount calculated by reference to the agreed principal amounts and maturities. Interest rate swaps allow the Company to convert long-term borrowings issued at floating rates into equivalent fixed rates. Even though the interest rate swaps were entered into for economic hedging purposes, the derivatives described below do not qualify for accounting purposes as fair value hedges, under FASB Statement No. 133, Accounting for derivative instruments and hedging activities, as the Company does not have currently written contemporaneous documentation, identifying the risk being hedged, and both on a prospective and retrospective basis performed an effective test supporting that the hedging relationship is highly effective. Consequently, the Company recognizes the change in fair value of these derivatives in the statement of income.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to significant concentration of credit risk consist primarily of cash and trade accounts receivable. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluation of the relative credit standing of these financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.
Fair Value
      The carrying values of cash, accounts receivable and accounts payable are reasonable estimates of their fair value due to the short term nature of these financial instruments. The fair value of long term bank loans bearing interest at variable interest rates approximates the recorded values.

17.	Subsequent Events

1.	Transaction with Euroseas Ltd. and Cove Apparel Inc.
      On August 25, 2005, Euroseas Ltd. sold 7,026,993 common shares in an institutional private placement for approximately $21 million. As part of the private placement, Euroseas Ltd. has agreed to file a registration statement with the Securities and Exchange Commission to register for re-sale the shares of Euroseas Ltd. The shares have warrants which allow the shareholders of the institutional private placement the right to acquire one share of Euroseas stock for every four shares acquired at a price of $3.60 per share. These warrants exist for a period of five years from the date of registration. As a condition to the private placement, Euroseas Ltd. has agreed to execute a merger agreement with Cove Apparel, Inc. (“Cove”).
      On August 25, 2005, Cove signed an Agreement and Plan of Merger (the “Merger Agreement”) to combine with Euroseas Acquisition Company Inc. (“Euroseas Acquisition Company”), a Delaware corporation and wholly-owned subsidiary of Euroseas Ltd. The Merger Agreement provides for the merger of Euroseas Acquisition Company with Cove, with the current stockholders of Cove receiving 0.102969 shares of Euroseas Ltd. common stock for each share of Cove common stock they presently own. As part of the merger, Euroseas Ltd. has agreed to file a registration statement with the Securities and Exchange Commission to register for re-sale the shares issued in the merger to the Cove stockholders. Upon consummation of the merger, the separate existence of Cove will cease, and Euroseas Acquisition Company will continue as the surviving corporation and as a wholly owned operating subsidiary of Euroseas Ltd. under the name Cove Apparel, Inc. Euroseas Acquisition Company was formed on June 21, 2005 to effect the merger with Cove.

2.	Dividends
      In April 5, 2005 the Company declared $10,190,000 of dividends relating to the year ended December 31, 2004. On May 31, 2005 the Company declared an additional interim dividend of $34,000,000 which related to the period ended May 31, 2005.
      On May 31, 2005 Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

3.	New Loans
      (a) On May 9, 2005 Diana Trading Limited (the owner of M/ V Irini) entered into a loan agreement amounting to $4,200,000 which was drawn down on May 9, 2005. The loan is repayable in twelve consecutive quarterly installments being four installments of $450,000 each, and eight installments of $300,000 each with the last installment due in May 2008. The first installment is payable in August 2005. The interest is calculated at LIBOR plus 1.25% per annum.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The loan is secured with the following:

•	a second priority mortgage over the respective vessel.

•	general assignment of earnings and insurance.

•	a personal guarantee of one shareholder.

      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. In addition, the vessel owning companies are not permitted to pay any dividends to Euroseas Ltd. nor Euroseas Ltd. to its shareholders with the lender’s prior consent. The Company is not in default of any credit facility covenant.
      (b) On May 16, 2005 Alcinoe Shipping Limited (the owner of M/ V Pantelis P.), Oceanpride Shipping Limited (the owner of M/ V John P.), Searoute Maritime Ltd (the owner of M/ V Ariel) and Oceanopera Shipping Ltd (the owner of M/ V Nikolaos P) jointly and severally entered into a new Eurodollar loan amounting to $13,500,000 which was drawn down on May 16, 2005. Prior to obtaining the loan an amount of $1,400,000 was paid in settlement of the outstanding loans as at March 31, 2005 for Alcinoe Shipping Limited and Oceanpride Shipping Limited. The new loan is repayable in twelve consecutive quarterly installments being two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the last installment in May 2008. The first installment is due in August 2005. Interest is calculated on LIBOR plus 1.5% per annum.
      The loan is secured with the following:

•	first priority mortgage over the respective vessels on a joint and several basis.

•	first assignment of earnings and insurance.

•	a personal guarantee of one shareholder.

•	a corporate guarantee of Eurobulk Ltd.

•	a minimum liquidity balance equal to no less than $1,000,000 through out the life of the facility.
      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of dividends or any other distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. In addition, the vessel owning companies are not permitted to pay any dividends to Euroseas Ltd. nor Euroseas Ltd. to its shareholders with the lender’s prior consent. The Company is not in default of any credit facility covenant.

4.	Refinance of Loans
      (a) On February 9, 2005, Alterwall Business Inc. refinanced the final balloon payment of their loan. It is repayable in sixteen quarterly installments of $150,000 each, and a balloon payment of $1,200,000 due in February, 2009. Interest is calculated at LIBOR plus 1.25%.
      (b) On May 24, 2005, Allendale Investments S.A. (the owner of M/ V Kuo Hsiung) and Alterwall Business Inc. (the owner of M/ V HM Qingdao1” (ex Kuo Jane)) jointly and severally entered into a loan agreement amounting to $20,000,000 which was drawn down on May 26, 2005. The outstanding amount of the old loans was $7,800,000 and was repaid in full. The loan is repayable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000 in the third year, $450,000 each in the forth through to the sixth year and a balloon payment of $1,000,000 payable with the last installment in May 2011. The interest is calculated at LIBOR plus 1.25% per annum as long as the outstanding amount remains below 60% of the fair market value (FMV) of the vessel and 1.375% if the outstanding amount is above 60% of the FMV of the vessel.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The loan is secured with the following:

•	first priority mortgage over the respective vessels on a joint and several basis.

•	first assignment of earnings and insurance.

•	a personal guarantee of one shareholder.

•	a corporate guarantee of Eurobulk Ltd.

•	a pledge of all the issued shares of each borrower
      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. In addition, the vessel owning companies are not permitted to pay any dividends to Euroseas Ltd. nor Euroseas Ltd. to its shareholders without the lender’s prior consent. The Company is not in default of any credit facility covenant.
5.  Management Agreements
      On January 31, 2005 the Company’s vessel owning companies which are parties to management agreements with the Management Company renewed their agreements for an initial period of 5 years. After the initial period (expiring on January 31, 2010) the agreements will automatically extend. Termination is not effective until 2 months following notice having been delivered in writing by either party after the initial 5-year period.
6.  Dividend and Authorization of Reverse Stock Split
      On November 2, 2005, the Board of Directors declared a dividend of $0.07 per share subject to the consent of Cove’s shareholders, which consent was received pursuant to an amendment to the Merger Agreement dated as of November 22, 2005. The dividend is payable (i) on or about December 19, 2005 to those holders of record of common stock of the Company on December 16, 2005 (which include the holders of 36,781,159 shares outstanding and any of the holders of 1,756,743 warrants who decide to exercise their warrants by December 16, 2005); and (ii) (A) to the stockholders of Cove Apparel, Inc. (“Cove”) who are entitled to receive shares of the Company’s common stock in connection with Cove’s merger with the Company’s wholly-owned subsidiary, Euroseas Acquisition Company Inc., with such payment being made only to those holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove shares for 1,079,167 shares of the Company’s common stock (assuming such merger is consummated), or (B) to Friends Investment Company Inc. (“Friends”) if such merger is not consummated since Friends will be issued the shares that would have otherwise been issued in the merger.
      In addition, the Board authorized a 1:2 reverse stock split subject to consent of Cove’s shareholders, which consent was received pursuant to an amendment to the Merger Agreement dated as of November 22, 2005. The Management was authorized, to decide not to proceed, on the reverse stock split if it determines, that it is no longer in the best interests of the Company and its shareholders. No date for the split has been set and the Management has not indicated whether it will or will not proceed with the split.
7.  Acquisition of Vessel
      On October 25, 2005, the Company signed a Memorandum of Agreement to acquire a 2,098 teu containership, built in 1987, for a price of $20.65 million. The vessel was delivered to the Company on November 25, 2005.

Schedule I — Condensed Financial Information of Euroseas Ltd.
Balance Sheets — December 31, 2003 and 2004
(All amounts expressed in U.S. Dollars)

	December 31	December 31
	2003	2004

ASSETS
Current assets	—	—
Investments	27,486,245	31,112,654

Total assets	27,486,245	31,112,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	—	—

Total liabilities	—	—

Commitments and contingencies	—	—
Shareholders’ equity
Common shares (par value $0.01, 100,000,000 shares authorized, 29,754,166 issued and outstanding)	297,542	297,542
Preferred shares (par value $0.01, 20,000,000 shares authorized, no shares issued and outstanding)
Additional paid-in capital	18,623,236	17,073,381
Retained earnings/ (accumulated deficit)	8,565,467	13,741,731

Total shareholders’ equity	27,486,245	31,112,654

Total liabilities and shareholders’ equity	27,486,245	31,112,654

Schedule I — Condensed Financial Information of Euroseas Ltd.
Income Statements for the Years Ended December 31, 2002, 2003 and 2004
(All amounts expressed in U.S. Dollars)

	Year Ended December 31,

	2002	2003	2004

Revenues
Equity in net income of subsidiaries	891,627	8,426,612	30,611,765

Net income	891,627	8,426,612	30,611,765

Earnings per share, basic and diluted	0.03	0.28	1.03

Weighted average number of shares outstanding during the period	29,754,166	29,754,166	29,754,166

Schedule I — Condensed Financial Information of Euroseas Ltd.
Statements of Stockholders’ Equity for the Years Ended December 31, 2002, 2003 and 2004
(All amounts, except per share data, expressed in U.S. Dollars )

						Retained
			Common	Preferred		Earnings/
	Comprehensive	Number of	Shares	Shares	Paid-in	(Accumulated
	Income	Shares	Amount	Amount	Capital	Deficit)	Total

Balance, January 1, 2002		29,754,166	297,542	—	15,073,236	1,210,728	16,581,506
Net income	891,628	—	—	—	—	891,628	891,628

Contribution		—	—	—	4,500,000
Dividends paid		—	—	—	—	(687,500)	(687,500)
Balance, December 31, 2002		29,754,166	297,542	—	19,573,236	1,414,856	21,285,634
Net income	8,426,612	—	—	—	—	8,426,612	8,426,612

Dividends paid/ return of capital		—	—	—	(950,000)	(1,276,000)	(2,226,000)
Balance, December 31, 2003		29,754,166	297,542	—	18,623,236	8,565,468	27,486,246
Net income	30,611,765	—	—	—	—	30,611,765	30,611,765

Dividends paid/ return of capital		—	—	—	(1,549,855)	(25,435,501)	(26,985,356)
Balance, December 31, 2004		29,754,166	297,542	—	17,073,381	13,741,732	31,112,655

Schedule I — Condensed Financial Information of Euroseas Ltd.
Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004
(All amounts expressed in U.S. Dollars)

	2002	2003	2004

Cash flows from operating activities:
Net income	891,628	8,426,612	30,611,765
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings/(losses) of subsidiaries	(204,127)	(6,002,612)	(3,626,409)

Net cash used in operating activities	687,500	2,226,000	26,985,356

Cash flows from investing activities:
Investment in subsidiaries	(4,500,000)	—	—

Net cash used in investing activities	(4,500,000)	—	—

Cash flows from financing activities:
Dividends paid/ return of capital	(687,500)	(2,226,000)	(26,985,356)
Contributions to paid in capital	4,500,000	—	—

Net cash used in financing activities	3,812,500	(2,226,000)	(26,985,356)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Schedule I — Notes to the Condensed Financial Information of Euroseas Ltd.
      In the Parent Company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company, during the years ended December 31, 2002, 2003 and 2004, received cash dividends from its subsidiaries of $687,500, $2,226,000 and $26,985,356, respectively. The Parent Company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Month Periods Ended June 30, 2004 and 2005

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004 and 2005

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2005

	Notes	Historical	ProForma(1)

		(All amounts
		expressed in
		U.S. Dollars)
ASSETS
Current Assets
Cash and cash equivalents		5,452,608
Accounts receivable trade, net		9,652
Prepaid expenses		129,706
Claims and other receivables		69,641
Due from related party	4	3,995,602
Inventories	2	319,765
Restricted cash		1,299,135

Total current assets		11,276,109

Fixed Assets
Vessels, net book value		32,978,300

Total fixed assets		32,978,300

Long-Term Assets
Deferred charges, net		2,357,775

Total long-term assets		2,357,775

Total assets		46,612,184

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Long-term debt, current portion		14,780,000	14,780,000
Trade accounts payable		946,760	946,760
Accrued expenses		437,570	437,570
Deferred revenue	3	2,176,825	2,176,825
Due to related companies	4	—
Dividend payable		—	2,650,223

Total current liabilities		18,341,155	20,991,738

Long-Term Liabilities
Long-term debt, net of current portion		26,620,000	26,620,000

Total long-term liabilities		26,620,000	26,620,000

Total liabilities		44,961,155	47,611,378

Commitments and contingencies	6	—	—
Shareholders’ Equity
Common Stock (par value $0.01, 100,000,000 shares authorized, 29,754,166 issued and outstanding)		297,542	297,542
Preferred shares (par value $0.01, 20,000,000 shares authorized, no shares issued and outstanding)		—	—
Additional paid-in capital		17,073,381	17,073,381
Accumulated deficit		(15,719,894)	(18,370,117)

Total shareholders’ equity		1,651,029	(999,194)

Total liabilities and shareholders’ equity		46,612,184	46,612,184

(1)	Gives effect to the payment of a cash dividend of $2.65 million to (i) our shareholders of record on December 16, 2005, and (ii) either Cove Apparel Inc.’s shareholders that will exchange their shares to Euroseas shares, if the merger with Cove Apparel Inc. is consummated, or, Friends which will issue the shares that would have been issued to Cove Apparel Inc.’s Shareholders, if the merger is not consummated. It assumes no exercise of any of the Company’s warrants.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Six Month Periods Ended June 30, 2004 and 2005

	Six Months Ended June 30,

	2004	2005

	(All amounts expressed
	in U.S. dollars)
	(Unaudited)	(Unaudited)
Revenues
Voyage revenue	21,321,769	23,833,736
Commissions	(1,018,218)	(1,340,228)

Net revenue	20,303,551	22,493,508

Operating Expenses
Voyage expenses	60,829	131,903
Vessel operating expenses	4,727,324	4,270,787
Management fees	1,007,771	965,384
Amortization and depreciation	1,640,565	1,824,322
Gain on sale of vessel	(2,315,477)	—

Total operating expenses	5,121,012	7,192,396

Operating income	15,182,539	15,301,112

Other Income/(Expenses)
Interest and finance cost	(297,916)	(545,719)
Derivative gain/(loss)	11,000	(82,029)
Foreign exchange gain/(loss)	(3,734)	312
Interest income	18,535	89,698

Other income/(expenses), net	(272,115)	(537,738)

Net income for the period	14,910,424	14,763,374

Earnings per share, basic and diluted	0.50	0.50

Weighted average number of shares outstanding during the period	29,754,166	29,754,166

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Six Month Period Ended June 30, 2005

						Retained
			Common	Preferred		Earnings/
	Comprehensive	Number of	Shares	Shares	Paid-In	(Accumulated
	Income	Shares	Amount	Amount	Capital	Deficit)	Total

	(All amounts, except per share data, expressed in U.S. dollars)
Balance, December 31, 2004		29,754,166	297,542	—	17,073,381	13,741,732	31,112,655
Net income	14,763,374	—	—	—	—	14,763,374	14,763,374

Dividends		—	—	—	—	(44,225,000)	(44,225,000)

Balance June 30, 2005		29,754,166	297,542	—	1,353,487	—	1,651,029

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Month Period Ended June 30, 2005

	Six Months Ended June 30,

	2004	2005

	(All amounts expressed
	in U.S. dollars)
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	14,910,424	14,763,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,328,247	1,191,864
Amortization for deferred dry-docking	312,318	632,458
Amortization for deferred finance cost	26,269	61,784
Gain on sale of vessel	(2,315,477)	—
Provision for doubtful accounts	(27,907)	—
(Gain)/ Loss on derivative	(11,000)	82,029
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable trade, net	(170,965)	236,233
Prepaid expenses	(319,914)	77,845
Claims and other receivables	333,139	(13,887)
Inventories	98,927	(16,287)
Due from related companies	108,277	(8,621,660)
Increase/(decrease) in:
Trade accounts payable	866,962	67,219
Accrued expenses	(182,671)	116,914
Other liabilities	(93,714)	268,634
Deferred dry docking expenses	(1,480,078)	(688,739)

Net cash provided by operating activities	13,382,837	8,157,781

Cash flows from investing activities:
(Increase)/decrease in cash retention accounts	(494)	(1,230,155)
Proceeds from sale of vessel	6,723,018	—

Net cash used in investing activities	6,722,524	(1,230,155)

Cash flows from financing activities:
Deferred financing costs	—	(157,500)
Dividends paid/ return of capital	(11,762,500)	(44,225,000)
Proceeds from long term debt	—	28,810,000
Repayment of long-term debt	(5,468,780)	(1,400,000)

Net cash used in financing activities	(17,231,280)	(16,972,500)

Net increase in cash and cash equivalents	2,874,081	(10,044,874)
Cash and cash equivalents at beginning of period	8,100,047	15,497,482

Cash and cash equivalents at end of period	10,974,128	5,452,608

Cash paid for interest	253,644	260,376

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Month Periods Ended June 30, 2004 and 2005
(All amounts expressed in U.S. dollars)

1.	Basis of Presentation and General Information
      Euroseas Ltd. (the “Company”) was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands to consolidate the beneficial owners of the ship owning companies listed below. On June 28, 2005 the beneficial owners exchanged all their shares in the ship-owning companies for shares in Friends Investment Company Inc, a newly formed Marshall Islands company. On June 29, 2005, Friends Investment Company Inc. then exchanged all the shares in the ship-owning companies for shares in Euroseas Ltd, thus becoming the sole shareholder of Euroseas Ltd. The transaction described above constitutes a reorganization of companies under common control, and has been accounted for in a manner similar to a pooling of interests, as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the companies to Euroseas Ltd. Accordingly, the consolidated financial statements of the Company have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies listed below.
      The operations of the vessels are managed by Eurobulk Ltd., a related corporation.
      The manager has an office in Greece located at 40 Ag. Constandinou Ave, Maroussi, Athens, Greece. The manager provides the Company with a wide range of shipping services such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, as well as executive management services, in exchange for a fixed and variable fee (Note 4).
      The Company is engaged in the ocean transportation of dry bulk and containers through the ownership and operation of the following dry bulk and container carriers:

•	Searoute Maritime Ltd. incorporated in Cyprus on May 20, 1992, owner of the Cyprus flag 33,712 DWT bulk carrier motor vessel “Ariel”, which was built in 1977 and acquired on March 5, 1993.

•	Oceanopera Shipping Ltd. incorporated in Cyprus on June 26, 1995, owner of the Cyprus flag 34,750 DWT bulk carrier motor vessel “Nikolaos P”, which was built in 1984 and acquired on July 22, 1996.

•	Oceanpride Shipping Ltd. incorporated in Cyprus on March 7, 1998, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “John P”, which was built in 1981 and acquired on March 7, 1998.

•	Alcinoe Shipping Ltd. incorporated in Cyprus on March 20, 1997, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “Pantelis P”, which was built in 1981 and acquired on June 4, 1997.

•	Alterwall Business Inc. incorporated in Panama on January 15, 2001, owner of the Panama flag 18,253 DWT container carrier motor vessel “HM Qingdao1” (ex Kuo Jane), which was built in 1990 and acquired on February 16, 2001.

•	Allendale Investment S.A. incorporated in Panama on January 22, 2002, owner of the Panama flag 18,154 DWT container carrier motor vessel “Kuo Hsiung”, which was built in 1993 and acquired on May 13, 2002.

•	Diana Trading Ltd. incorporated in the Marshall Islands on September 25, 2002, owner of the Marshall Islands flag 69,734 DWT bulk carrier motor vessel “Irini”, which was built in 1988 and acquired on October 15, 2002.

•	Euroseas Acquisition Company Inc. was incorporated in Delaware, United States of America on June 21, 2005, to effect a merger with Cove Apparel Inc. See Note 7.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
      In addition, the historical financial statements include the accounts of the following vessel owning companies which were managed by Eurobulk, Ltd. during the periods presented:

(a) Silvergold Shipping Ltd. incorporated in Cyprus on May 16, 1994. Up to June 3, 1996, the Company was engaged in ship owning activities, but thereafter, the Company’s assets and liabilities were liquidated and the retained earnings were distributed to the shareholders. The Company remained dormant until October 10, 2000 when it acquired the 18,000 DWT, Cyprus flag, container carrier motor vessel Widar, which was built in 1986. The vessel was sold on April 24, 2004. The group of beneficial shareholders which own the above mentioned ship-owing companies also own the ship owning company, Silvergold Shipping Ltd., accordingly, these accompanying financial statements also consolidate the accounts of Silvergold Shipping Ltd. until May 31, 2005, when Silvergold Shipping Ltd declared a final dividend of $35,000 to its shareholders.

(b) Fitsoulas Corporation Limited which was incorporated in Malta on September 24, 1999, is the owner of the Malta flag 41,427 DWT bulk carrier motor vessel Elena Heart, which was built in 1983 and acquired on October 22, 1999. The vessel was sold on March 31, 2003. The group of beneficial shareholders which own the above mentioned ship-owing companies also exercised significant influence over the ship-owning company Fitsoulas Corporation Limited through their 38% interest in that company, and this investment was therefore accounted for using the equity method.

      During the six month periods ended June 30, 2004 and 2005 five charterers individually accounted for using the equity method. more than 10% of the Company’s voyage and time charter revenues as follows:

	Six Months
	Ended June 30,

Charterer	2004	2005

A	12.91%	16.77%
B	12.37%	—
C	11.6%	—
D	10.87%	—
E	10.81%	19.52%
      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted principles for interim financial information. Accordingly they do not include all the information and notes required by U.S. generally accepted accounting principles for complete financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flow for the periods presented. Operating results for the six month period ended June 30, 2005 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2005.
      The unaudited interim financial statements as of and for the six month period ended June 30, 2005 and 2004 should be read in conjunction with the audited consolidated financial statements as of and for the three year period ended December 31, 2004.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

2.	Inventories
      The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:

June 30,
2005

Lubricants	261,954
Victualling	57,811

Total	319,765

3.	Deferred Revenue
      The account relates to deferred voyage revenue that represents cash received from charterers prior to it being earned. These amounts are recognized as income in the appropriate future periods.

4.	Related Party Transactions
      The Company’s vessel owning companies are parties to management agreements with Eurobulk Ltd., a related company (the “Management Company”) whereby the Management Company provides technical and commercial management for a fixed daily fee of Euro 590 for the period ended June 30, 2004 and 2005. Such management fees amounted to $1,007,771 and $965,384 in 2004 and 2005 respectively. These agreements were renewed on January 31, 2005, with an initial term of 5 years and will be automatically extended after the initial term. Termination is not effective until 2 months following notice having been delivered in writing by either party after the initial 5 year period.
      The Company uses brokers to provide services, as it is industry practice. Eurochart S.A., a related party, provides sales and purchases (S&P) and chartering services to the Company. A commission of 1% on vessel sales price and 1%-1.25%, on charter revenue is paid to Eurochart S.A. for these services. The amount paid to Eurochart S.A for the 1% commission amounted to $70,000 and none in the period ended June 30, 2004 and 2005, respectively. There were no vessel sales during the period ended June 30, 2005. The commission on charter revenue for the six month periods ended June 30, 2004 and 2005 amounted to $257,527 and $294,587, respectively.
      Certain shareholders, together with another ship management company, have one joint venture with the insurance broker Sentinel Maritime Services Inc. and one with the crewing agent More Maritime Agencies Inc. The shareholders’ percentage participation in these joint ventures was 35% in 2004 and 58% in 2005.
      Amounts due to related parties represent net disbursements and collections made on behalf of the vessel-owning companies by the Management Company or another related party during the normal course of operations for which they have the right to off-set. As of June 30, 2005, we funds due from related companies of $4.00 million. The $4.00 million due from related companies primarily reflects charter hire for m/v Nikolaos P, John P and Pantelis P up to May 31, 2005, and for m/v Irini P up to June 30, 2005 that is deposited in the bank accounts of Silvergold Shipping Ltd., the company that owned Widar which was sold on April 24, 2004. The present financial statements consolidate the accounts of Silvergold Shipping Ltd. until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

5.	Long-Term Debt
      Long-term debt as of June 30, 2005 comprises bank loans granted to the vessel-owning companies, which are as follows:

			June 30,
Borrower			2005

Diana Trading Limited	(a	)	7,900,000
Alterwall Business Inc./Allendale Investments S.A.	(c	)	20,000,000
Alcinoe Shipping Limited/
Oceanpride Shipping Limited/
Searoute Maritime Limited/
Oceanopera Shipping Limited	(b	)	13,500,000

			41,400,000
Current portion			(14,780,000)

Long-Term Portion			26,620,000

      The future annual loan repayments are as follows:

To June 30
2005	14,780,000
2006	8,980,000
2007	10,180,000
2008	2,860,000
2009	1,800,000
thereafter	2,800,000

Total	$41,400,000

(a)	On May 9, 2005 Diana Trading Ltd. (the owner of M/ V Irini) entered into a loan agreement amounting to $4,200,000 which was drawn down on May 9, 2005. The loan is repayable in twelve consecutive quarterly installments being four installments of $450,000 each, and eight installments of $300,000 each with the last installment due in May 2008. The first installment is payable in August 2005. The interest is calculated at LIBOR plus 1.25% per annum.

(b)	On May 16, 2005 Alcinoe Shipping Ltd (the owner of M/ V Pantelis P.), Oceanpride Shipping Ltd. (the owner of M/ V John P.), Searoute Maritime Ltd. (the owner of M/ V Ariel) and Oceanopera Shipping Ltd. (the owner of M/ V Nikolaos P) jointly and severally entered into a new eurodollar loan amounting to $13,500,000 which was drawn down on May 16, 2005. Prior to obtaining the loan an amount of $1,400,000 was paid in settlement of the outstanding loans as at March 31, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The new loan is repayable in twelve consecutive quarterly installments being two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the last installment in May 2008. The first installment is due in August 2005. Interest is calculated on LIBOR plus 1.5% per annum.

(c)	On May 24, 2005, Allendale Investments S.A. (the owner of M/ V Kuo Hsiung) and Alterwall Business Inc. (the owner of M/ V HM Qingdao1” (ex Kuo Jane)) jointly and severally entered into a loan agreement amounting to $20,000,000 which was drawn down on May 26, outstanding amount of the old loans was 7,800,000 and was repaid in full. The loan is repayable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

in the third year, $450,000 each in the forth through to the sixth year and a balloon payment of $1,000,000 payable with the last installment in May 2011. The interest is calculated at LIBOR plus 1.25% per annum as long as the outstanding amount remains below 60% of the fair market value (FMV) of the vessel and 1.375% if the outstanding amount is above 60% of the FMV of the vessel.
      The loans are secured with one or more of the following:

•	first priority mortgage over the respective vessels on a joint and several basis.

•	first assignment of earnings and insurance.

•	a personal guarantee of one shareholder.

•	a corporate guarantee of Eurobulk Ltd.

•	a pledge of all the issued shares of each borrower
      The loan agreements contain ship finance covenants including restrictions as to changes in management and ownership of the vessels, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull ratio cover. In addition, the vessel owning companies are not permitted to pay any dividends to Euroseas Ltd. nor Euroseas Ltd. to its shareholders without the lender’s prior consent. The Company is not in default of any credit facility covenant.

6.	Commitments and Contingencies
      There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, other than routine litigation incidental to the Company’s business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the consolidated results of operations, financial position and cash flows.
      The distribution of the net earnings by one of the chartering pools performing the exploitation of one of the Company’s vessels has not yet been finalized for the period ended June 30, 2005. Any effect on the Company’s income resulting from any future reallocation of pool income cannot be reasonably estimated.

7.	Subsequent Events
      On August 25, 2005, the Company sold 7,026,993 common shares in an institutional private placement for approximately $21 million, before expenses. As part of the private placement, Euroseas Ltd. has agreed to file a registration statement with the Securities and Exchange Commission to register for re-sale the shares of Euroseas Ltd. The shares have warrants which allow the shareholders of the institutional private placement the right to acquire one share of Euroseas stock for every four shares acquired at a price of $3.60 per share. These warrants exist for a period of five years from the date of registration. As a condition, to the private placement, Euroseas Ltd. has agreed to execute a merger agreement with Cove Apparel, Inc. (“Cove”).
      On August 25, 2005, Cove signed an Agreement and Plan of Merger (the “Merger Agreement”) to combine with Euroseas Acquisition Company Inc. (“Euroseas Acquisition Company”), a Delaware corporation and wholly-owned subsidiary of Euroseas Ltd. The Merger Agreement provides for the merger of Euroseas Acquisition Company with Cove, with the current stockholders of Cove receiving 0.102969 shares of Euroseas Ltd. common stock for each share of Cove common stock they presently own. As part of the merger, Euroseas Ltd. has agreed to file a registration statement with the Securities and Exchange Commission to register for re-sale the shares issued in the merger to the Cove stockholders. Upon consummation of the merger, the separate existence of Cove will cease, and Euroseas Acquisition Company will continue as the surviving corporation and as a wholly owned operating subsidiary of Euroseas Ltd. under the name Cove Apparel, Inc. Euroseas Acquisition Company was formed on June 21, 2005 to effect the merger with Cove.

EUROSEAS LTD. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
      On November 2, 2005, the Board of Directors declared a dividend of $0.07 per share subject to the consent of Cove’s shareholders, which consent was received pursuant to an amendment to the Merger Agreement dated as of November 22, 2005. The dividend is payable (i) on or about December 19, 2005 to those holders of record of common stock of the Company on December 16, 2005 (which include the holders of 36,781,159 shares outstanding and any of the holders of 1,756,743 warrants who decide to exercise their warrants by December 16, 2005); and (ii) (A) to the stockholders of Cove Apparel, Inc. (“Cove”) who are entitled to receive shares of the Company’s common stock in connection with Cove’s merger with the Company’s wholly-owned subsidiary, Euroseas Acquisition Company Inc., with such payment being made only to those holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove shares for1,079,167 shares of the Company’s common stock (assuming such merger is consummated), or (B) to Friends Investment Company Inc. (“Friends”) if such merger is not consummated since Friends will be issued the shares that would have otherwise been issued in the merger.
      In addition, the Board authorized a 1:2 reverse stock split subject to consent of Cove’s shareholders, which consent was received pursuant to an amendment to the Merger Agreement dated as of November 22, 2005. The Management was authorized, to decide not to proceed, on the reverse stock split if it determines, that it is no longer in the best interests of the Company and its shareholders. No date for the split has been set and the Management has not indicated whether it will or will not proceed with the split.
      On October 25, 2005, the Company signed a Memorandum of Agreement to acquire a 2,098 teu containership, built in 1987, for a price of $20.65 million. The vessel was delivered to the Company on November 25, 2005.

APPENDICES
      A. Agreement and Plan of Merger, dated August 25, 2005, as amended
      B. Sections 92A.300-92A.500 of the Nevada Revised Statutes — Dissenters’ Rights

Appendix A
Agreement and Plan of Merger,
dated
August 25, 2005
among
Cove Apparel, Inc.,
the Cove Principals,
Euroseas Acquisition Company Inc.
and
Euroseas Ltd.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COVE APPAREL, INC.
THE PRINCIPALS OF COVE APPAREL, INC.
EUROSEAS LTD.
and
EUROSEAS ACQUISITION COMPANY INC.
Dated as of August 25, 2005

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 25, 2005, by and among Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (“Euroseas”), Euroseas Acquisition Company Inc., a corporation organized under the laws of the State of Delaware (“EuroSub”), Cove Apparel, Inc., a Nevada Corporation (“Cove”), Kevin Peterson (“K. Peterson”), Shawn Peterson (“S. Peterson”), Jodi Hunter (“Hunter”) and Daniel Trotter (“Trotter” and together with K. Peterson, S. Peterson and Hunter, each a “Cove Principal” and collectively, the “Cove Principals”).
WITNESSETH:
      WHEREAS, the boards of directors of each of EuroSub and Cove believe it is in the best interests of each company and their respective stockholders that EuroSub acquire Cove through the merger of Cove with and into EuroSub (the “Merger”) and, in furtherance thereof, have approved the Merger;
      WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of Cove Capital Stock (as defined below) shall be converted into the right to receive shares of Euroseas, par value $0.01 per share (the “Euroseas Shares”);
      WHEREAS, the parties intend that the Merger shall constitute a plan of reorganization pursuant to Section 368 of the Code (as defined below);
      WHEREAS, Cove and the Cove Shareholders, on the one hand, and Euroseas on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:
Article I.
DEFINITIONS

1.1	Definitions.
      Except as otherwise specified herein, the following terms, when used in this Agreement, have the respective meanings set forth below:
      “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
      “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.
      “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

      “Code” means the United States Internal Revenue Code of 1986.
      “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.
      “Cove Capital Stock” means collectively, the Cove Common Stock, par value $0.001 per share.
      “Dollar” or “$” means the United States Dollar.
      “ERISA” means the United States Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.
      “Exchange Act” shall mean the United States Securities Exchange Act of 1934.
      “GAAP” means United States generally accepted accounting principles as in effect, from time to time, consistently applied.
      “Governmental Authority” means any United States (federal, state or local) or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
      “Knowledge of Cove” or “Knowledge” with respect to Cove means the knowledge of (i) any Cove Principal or (ii) any officer or director of Cove.
      “Knowledge of Euroseas” or “Knowledge” with respect to Euroseas means the knowledge of any officer or director of Euroseas.
      “Law” means any United States (federal, state or local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.
      “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.
      “Material Adverse Effect” means with respect to Euroseas or Cove, as applicable, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of it and its subsidiaries taken as a whole, or on its ability to consummate the transactions contemplated hereby except (i) any effect arising from this Agreement or the transactions contemplated hereby, (ii) any effect applicable generally to the industries in which Cove and Euroseas operate and (iii) general economic or financial effects.
      “Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
      “Per Share Merger Consideration” means for each share of Cove Capital Stock, the right to receive consideration equal to 0.102969 fully paid and nonassessable Euroseas Shares, subject to adjustment for any reverse stock split.
      “Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
      “Pledged Shares” means 475,000 Euroseas Shares to be received in connection with the Merger, acquired in private transactions, in the open market or otherwise) that are pledged to Euroseas by the Cove Principals or other pledgors reasonably acceptable to Euroseas and deposited with an independent collateral agent in accordance with Section 9.2 below to secure the indemnification obligations of the Cove Principals under Article IX of this Agreement.
      “Private Placement Transaction” means that certain private placement transaction between Euroseas and certain private investors pursuant to that Securities Purchase Agreement, dated as of August 25, 2005.

      “SEC” means the United States Securities and Exchange Commission.
      “Securities Act” shall mean the Securities Act of 1933.
      “Subsidiaries” means Diana Trading Ltd., a company organized under the laws of the Republic of the Marshall Islands, Alterwall Business Inc., a company organized under the laws of the Republic of Panama, Allendale Investments S.A., a company organized under the laws of the Republic of Panama, Alcinoe Shipping Limited, a company organized under the laws of the Republic of Cyprus, Searoute Maritime Limited, a company organized under the laws of the Republic of Cyprus, OceanPride Shipping Limited, a company organized under the laws of the Republic of Cyprus and OceanOpera Shipping Limited, a company organized under the laws of the Republic of Cyprus, each of which is a “Subsidiary” and all of which are Subsidiaries of Euroseas.
      “Tax” or “Taxes” means all United States (federal, state or local) or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.
      “Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
      “Trademarks” means all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Euroseas and the Subsidiaries, or Cove, as applicable, and, in each case, the goodwill appurtenant thereto.

1.2	Other Defined Terms.
      Except as otherwise specified herein, the following terms have the respective meanings as defined in the Sections set forth below:

Term	Section

Agreement	Preamble
Certificates	2.6
Closing and Closing Date	2.2
Cove	Preamble
Cove Acquisition Transaction	5.2(b)
Cove Common Stock	4.2
Cove Contracts	4.5
Cove Directors	6.4
Cove Financial Statements	4.13
Cove Intellectual Property	4.17
Cove Permits	4.9(b)
Cove Principals	Preamble
Cove SEC Reports	4.14
Cove Software	4.17(b)(iii)
Cove Special Meeting	3.9
Cove Stockholders’ Approval	6.4
DGCL	2.1
Dissenting Shares	2.7
Effective Time	2.2
Employment Agreements	6.11

Term	Section

Enforceability Exception	3.3(a)
Environmental Laws	3.7(c)
Euroseas	Preamble
Euroseas Acquisition Transaction	5.2(a)
Euroseas Contracts	3.5
Euroseas Financial Statements	3.11
Euroseas Registration Statement	6.2(a)
Euroseas Shares	Recitals
EuroSub	Preamble
Exchange Act Listing	6.5
Exchange Agent	2.9(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Information Statement	6.2(a)
Licensed Software	4.17(b)(ii)
Loss	9.2(a)
Merger	Recitals
Merger Certificate	2.2
Notice of Claim	9.3(a)
NGCL	2.1
Owned Software	4.17(b)(i)
PFIC	3.15
Pledge Agreement	9.2(c)
Significant Breach	9.2(b)
Stock Exchange Listing	6.5
Surviving Corporation	2.1

1.3	Rules of Construction.
      Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” means including without limitation;

(v) words in the singular include the plural and words in the plural include the singular; and

(vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented (as provided in such agreements) and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Article II.
THE MERGER

2.1	The Merger.
      Upon the terms and conditions set forth in this Agreement, and in accordance with the applicable provisions of the Nevada General Corporation Law (“NGCL”) and the Delaware General Corporation Law (the “DGCL”), Cove shall be merged with and into EuroSub at the Effective Time. At the Effective Time, the separate corporate existence of Cove shall cease, and EuroSub shall continue as the surviving corporation. The surviving corporation in the Merger is sometimes referred to as the “Surviving Corporation.”

2.2	Closing; Effective Time.
      The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Standard Time at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, on the first Business Day following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived, or at such other time and place as Cove and EuroSub shall agree (the date on which the closing occurs being the “Closing Date”). On the Closing Date, the parties shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (the “Merger Certificate”) with the Secretary of State of Nevada, in accordance with the applicable provisions of the NGCL and with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the “Effective Time”).

2.3	Effect of the Merger.
      At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NGCL and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Cove shall vest in the Surviving Corporation, and all debts, liabilities and duties of Cove shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time the name of the Surviving Corporation shall be changed to “Cove Apparel, Inc.”

2.4	Articles of Incorporation; By-laws.
      At the Effective Time, the Certificate of Incorporation and Bylaws of EuroSub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.5	Directors and Officers.
      The directors of the Surviving Corporation immediately after the Effective Time shall be the directors set forth in Section 2.5 of the attached Euroseas Disclosure Schedule, plus such other directors as are appointed by EuroSub after the date hereof, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers set forth in Section 2.5 of the attached Euroseas Disclosure Schedule, plus such other officers as are appointed by Eurosub after the date hereof, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

2.6	Conversion of Cove Capital Stock.
      Subject to Sections 2.7 and 2.9(e), each share of Cove Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the Per Share Merger Consideration. At the Effective Time, all such shares of Cove Capital Stock converted as set forth above shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Cove Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Certificate, in accordance with Section 2.9(b). Exhibit 2.6 lists, as of the Effective Time, the number of Euroseas Shares which shall be issued to the Cove stockholders pursuant to this Section 2.6, assuming that all outstanding Cove Capital Stock is exchanged for, or converted to, Euroseas Shares as contemplated by this Agreement.

2.7	Appraisal Rights.
      To the extent required under NGCL, notwithstanding any other provisions of this Agreement to the contrary, shares of Cove Capital Stock that are outstanding immediately prior to the Closing and which are held by Cove stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly, in writing, appraisal for such shares in accordance with the applicable provisions of NGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such Cove stockholders shall be entitled to receive payment of the appraised value of such shares of Cove Capital Stock held by them in accordance with the applicable provisions of the NGCL, except that all Dissenting Shares held by Cove stockholders who failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such shares of Cove Capital Stock under the applicable provisions of NGCL shall thereupon be deemed to have converted into and to become exchangeable, as of the expiration of the statutory notice period following the Closing, of the right to receive, without any interest thereon, the Per Share Merger Consideration, upon surrender, in the manner provided in Section 2.6 above, of the Certificate or Certificates that formerly evidenced such shares of Cove Capital Stock. Any payments required to be made to the holders of any Dissenting Shares shall be funded by Euroseas.

2.8	Anti-Dilution Provisions.
      In the event Euroseas changes (or establishes a record date for changing) the number of Euroseas Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Euroseas Shares and the record date therefor shall be prior to the Effective Time, the Per Share Merger Consideration shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

2.9	Surrender of Certificates.
      (a) Exchange Agent. As of the Effective Time, Euroseas shall deposit with such bank or trust company as may be designated by Euroseas and reasonably acceptable to Cove (the “Exchange Agent”), for the benefit of the holders of shares of Cove Capital Stock, for exchange in accordance with this Section 2.9, through the Exchange Agent, the Euroseas Shares issuable pursuant to Section 2.6 in exchange for outstanding shares of Cove Capital Stock. At the time of such deposit, Euroseas, Inc. shall irrevocably instruct the Exchange Agent to deliver the Euroseas Shares to Cove’s stockholders after the Effective Time in accordance with the procedures set forth in this Section 2.9, subject to Sections 2.9(f) and (g).
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 2.6, a letter of transmittal (in form and substance satisfactory to Euroseas and Cove), with instructions for use in surrendering the Certificates in exchange for the applicable Per Share Merger Consideration with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole Euroseas Shares in accordance with Section 2.9(e), together with certain dividends or other distributions in accordance with Section 2.9(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cove Capital Stock that is not registered in the transfer records of Cove, a certificate evidencing the proper number of Euroseas Shares may be issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Euroseas Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Euroseas that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of Section 2.6, plus certain dividends or other distributions in accordance with Section 2.9(c).
      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Euroseas Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Euroseas Shares represented thereby, if any, and all such dividends and other distributions shall be paid by Euroseas to the Exchange Agent, until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of whole Euroseas Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Euroseas Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Euroseas Shares.
      (d) No Further Ownership Rights in Cove Capital Stock. All certificates evidencing Euroseas Shares issued (including any dividends or other distributions paid pursuant to Section 2.9(c)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Cove Capital Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Cove shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cove Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.
      (e) Fractional Shares. No fractional shares of Euroseas common stock shall be issued in the Merger. The aggregate Per Share Merger Consideration to be issued to the holder of a Certificate previously evidencing Cove Capital Stock shall be rounded up to the nearest whole share of Euroseas common stock.
      (f) Termination of Exchange of Euroseas Shares. Any portion of the Euroseas Shares (and any dividends or distributions thereon) that remain undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Euroseas, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to EuroSub for, and, subject to Section 2.9(g), Euroseas, Inc. shall remain liable for payment of their claim for the Per Share Merger Consideration, certain dividends and other distributions in accordance with Section 2.9(c).
      (g) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the Exchange Agent, the Surviving Corporation or any party to this Agreement shall be liable to a holder of Euroseas Shares or Cove Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (h) Lost, Stolen or Destroyed Company Certificate. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the number of Euroseas Shares as required pursuant to Section 2.6; provided, however, that Euroseas may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Euroseas or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10	Dissenting Shares After Payment of Fair Value.
      Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting Cove stockholders pursuant to the NGCL, shall be cancelled.

2.11	Tax and Accounting Consequences.
      It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. Each party has consulted with, and is relying upon, its tax advisors and accountants with respect to the tax and accounting consequences of the Merger.
Article III.
REPRESENTATIONS AND WARRANTIES OF EUROSEAS
      Euroseas hereby represents and warrants to Cove and the Cove Principals as follows (subject in each case to such exceptions as are set forth or cross-referenced in the attached Euroseas Disclosure Schedule in the labeled section corresponding to the Section of the representation or warranty to which such exceptions relate):

3.1	Organization and Qualification.
      (a) Euroseas has been duly organized and is validly existing as a corporation in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted.
      (b) EuroSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EuroSub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation. EuroSub is a wholly-owned subsidiary of Euroseas.
      (c) The copies of the respective of Incorporation and Bylaws of Euroseas and EuroSub, as amended to date and delivered to Cove, are true and complete copies of these documents as now in effect. The minute books of Euroseas and EuroSub are complete and accurate in all material respects.

3.2	Capitalization.
      (a) As of immediately prior to the Closing, the authorized capital stock of Euroseas shall consist solely of 100,000,000 common shares, $0.01 par value, and 20,000,000 preferred shares, $0.01 par value, of which 29,754,166 common shares (excluding any shares and warrants to be issued in the Private Placement Transaction), and no preferred shares, will be issued and outstanding. All such common shares are owned solely by Friends Investment Company Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Friends”), are duly authorized, validly issued and outstanding, fully paid and non-assessable and, have not been issued in violation of the preemptive rights of any Person.
      (b) The Euroseas Shares to be issued upon effectiveness of the Merger, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable and free of all Liens.
      (c) There are no shares of Euroseas which are reserved for issuance upon exercise of the options and/or warrants that are outstanding on the date hereof other than any warrants issued in the Private Placement Transaction.
      (d) The authorized capital stock of EuroSub as of the date hereof consists solely of 500 shares of common stock, par value $0.001 per share, all of which shares are issued and outstanding. All of such shares of common stock that are issued and outstanding are owned by Euroseas, are duly authorized, validly issued and outstanding, fully paid and non-assessable and were not issued in violation of the preemptive rights of any Person.

3.3	Authority; Non-Contravention; Approvals.
      (a) Each of Euroseas and EuroSub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Euroseas’ execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Euroseas and EuroSub and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles ((i) and (ii) the “Enforceability Exception”).
      (b) All material consents, approvals, authorizations, orders, licenses, registrations, clearances and qualifications of or with any Governmental Authority having jurisdiction over Euroseas or EuroSub or any of their properties required for the execution and delivery by Euroseas of this Agreement to be duly and validly authorized have been obtained or made and are in full force and effect.
      (c) The performance by each of Euroseas and EuroSub of its obligations under this Agreement and the consummation of the transactions contemplated herein will not conflict with its Articles of Incorporation or Bylaws or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Euroseas or EuroSub is a party or by which Euroseas, or EuroSub is bound or to which any of the property or assets of Euroseas or EuroSub is subject, nor will any such action result in any violation of the provisions of the Articles of Incorporation or the Bylaws of Euroseas or EuroSub or any applicable Law or any Order, rule or regulation of any Governmental Authority having jurisdiction over Euroseas, EuroSub or any of their respective properties. No consent, approval, authorization, order, license, registration or qualification of or with any such Governmental Authority is required for the consummation by Euroseas or EuroSub of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications (i) as have been obtained, or (ii) which individually or in the aggregate are not material to Euroseas.

3.4	Contracts; No Default.
      All of the material contracts and agreements of Euroseas and its Subsidiaries (individually, a “Euroseas Contract” and collectively, the “Euroseas Contracts”) are valid and binding upon Euroseas or the Subsidiaries, as applicable, and to the Knowledge of Euroseas, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception, and neither Euroseas, nor the Subsidiaries, nor to the Knowledge of Euroseas, any other party to any Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof.

3.5	Litigation.
      Except as set forth in Section 3.5 of the Euroseas Disclosure Schedule, there are no outstanding Orders, and no legal or governmental investigations, actions, suits or proceedings pending or, to the Knowledge of Euroseas, threatened against or affecting Euroseas or any of the Subsidiaries or any of their respective properties or to which Euroseas or any of the Subsidiaries is or may be a party or to which any property of Euroseas or any of the Subsidiaries is or may be the subject which, if determined adversely to Euroseas or any of the Subsidiaries could individually or in the aggregate have or reasonably be expected to have, a Material Adverse Effect on Euroseas and the Subsidiaries taken as a whole, and, to the best of the Knowledge of Euroseas, no such proceedings are threatened or contemplated by any Governmental Authorities or threatened by others.

3.6	Taxes.
      (a) Euroseas and the Subsidiaries have duly filed with the appropriate Governmental Authorities all material franchise, income and all other material Tax Returns other than Tax Returns the failure to file of which would have no Material Adverse Effect on Euroseas or the Subsidiaries. All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable Laws. Euroseas and the Subsidiaries have paid or will pay in full or have adequately reserved against all Taxes otherwise assessed against it through the Closing Date. Neither Euroseas nor any Subsidiary is a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted in writing against Euroseas of any of the Subsidiaries that has not been paid. There are no Liens for Taxes upon the assets of Euroseas or any of the Subsidiaries (other than Liens for Taxes not yet due and payable). There is no valid basis, to the Knowledge of Euroseas, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Euroseas or any of the Subsidiaries by any Governmental Authority.
      (b) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable by or on behalf of Euroseas or the Subsidiaries to the Marshall Islands or Greece or any political subdivision or Taxing Authority thereof or therein in connection with the issuance of the Euroseas Shares to the Cove stockholders, the issuance of or the delivery by the Cove stockholders of the Cove Capital Stock by the holders thereof.

3.7	No Violation of Law.
      (a) Neither Euroseas nor any Subsidiary is in violation of or has been given notice or been charged with any violation of, any Law or Order (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Euroseas. Neither Euroseas nor any Subsidiary has received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on Euroseas.
      (b) Each of Euroseas. and the Subsidiaries owns, possesses or has obtained, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof, other than such licenses, permits, certificates, consents, orders, approvals, other authorizations, declarations and filings which individually or in the aggregate are not material to Euroseas and the Subsidiaries taken as a whole, and neither Euroseas nor any such Subsidiary has received any actual notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization, and each of Euroseas and the Subsidiaries is in compliance with all Laws relating to the conduct of its business as conducted as of the date hereof other than any failure to so comply that would not have a Material Adverse Effect on Euroseas.
      (c) Euroseas and the Subsidiaries (i) are in compliance with any and all applicable foreign, federal, provincial, state and local Laws, including any applicable regulations and standards adopted by the International Maritime Organization, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, petroleum pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses, other approvals, authorizations and certificates of financial responsibility required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, have a Material Adverse Effect on Euroseas and its Subsidiaries.

      (d) None of the transactions contemplated herein will violate any Foreign Assets Control Regulations of the United States contained in Title 31, Code of Federal Regulations, Parts 500, 505, 515 and 535.

3.8	Properties.
      (a) Except as provided herein, Euroseas and the Subsidiaries have good and marketable title to all of the assets and properties which they purport to own as reflected on the most recent balance sheet comprising a portion of the Euroseas Financial Statements, or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business). Euroseas and the Subsidiaries do not have any leasehold interests in any properties. Neither Euroseas, the Subsidiaries nor, to Euroseas’ Knowledge, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of Euroseas or the Subsidiaries is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to Euroseas’ Knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of Euroseas or the Subsidiaries is subject to any restriction which would have a Material Adverse Effect on Euroseas.
      (b) Each Subsidiary is the sole owner of the vessel set forth opposite its name in Section 3.8(b) of the Euroseas Disclosure Schedule, subject to any Liens as set forth therein. The description of each vessel set forth in Section 3.8(b) of the Euroseas Disclosure Schedule is accurate in all material respects.
      (c) The material equipment, fixtures and other personal property of Euroseas and the Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted, except where the failure to be in such condition or repair would not have a Material Adverse Effect on Euroseas.

3.9	Information Statement and Form 8-K.
      None of the information to be supplied by Euroseas for inclusion in the Information Statement, or in any amendments or supplements thereto, to be distributed to the stockholders of Cove in connection with the meeting or approval by consent of such stockholders (the “Cove Special Meeting”) to vote upon this Agreement and the transactions contemplated hereby, and the Form 8-K to be filed by Cove with respect to this transaction will, at the time of the mailing of the Information Statement and at the time of the Cove Special Meeting and at the time of the filing of the Form 8-K contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.10	Employees.
      To Euroseas’ Knowledge, no key employee or group of employees has any plans to terminate employment with Euroseas or any of the Subsidiaries.

3.11	Financial Statements.
      Euroseas has provided Cove with its audited consolidated balance sheets as at December 31, 2004, 2003 and 2002 and related audited consolidated statements of income, cash flows and stockholders’ equity of Euroseas and the Subsidiaries and its unaudited consolidated balance sheet as at March 31, 2005 and related statements of income, cash flows and stockholders’ equity for the three month period then ended (collectively, the “Euroseas Financial Statements”). The Euroseas Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Euroseas and the Subsidiaries as of the dates, period and year indicated, prepared in accordance with GAAP (subject in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which individually or collectively, are not material to Euroseas). Without limiting the generality of the foregoing, (i) as of the dates of the consolidated balance sheets comprising a portion of the Euroseas Financial Statements, there was no material debt, liability or obligation of any nature not reflected or reserved against in the Euroseas Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with GAAP, and (ii) there are no assets of Euroseas or the Subsidiaries, the value of which (in the reasonable judgment of Euroseas) is materially overstated in the Euroseas Financial Statements. Except as disclosed therein or in Section 3.11 of the Euroseas Disclosure Schedule or as incurred in the ordinary course of business since December 31, 2004, Euroseas has no known material contingent liabilities (including liabilities for Taxes) other than as contemplated hereunder or in connection herewith. Euroseas is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any “derivatives.”

3.12	Absence of Certain Changes or Events.
      Except as set forth in Section 3.12 of the Euroseas Disclosure Schedule or in connection with this Agreement and the transactions contemplated hereby, since December 31, 2004 there has not been:

(a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Euroseas or its Subsidiaries;

(b) any material damage, destruction or loss of any material properties of Euroseas and the Subsidiaries, whether or not covered by insurance, which would have a Material Adverse Effect on Euroseas;

(c) any material change in the manner in which the business of Euroseas and its Subsidiaries has been conducted, which would have a Material Adverse Effect on Euroseas;

(d) any material change in the treatment and protection of trade secrets or other confidential information of Euroseas and the Subsidiaries, which would have a Material Adverse Effect on Euroseas or its Subsidiaries; and

(e) any occurrence not included in paragraphs (a) through (d) of this Section 3.12 which has resulted, or which Euroseas has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on Euroseas or its Subsidiaries.

3.13	Dividends and Distributions.
      All dividends and other distributions declared and payable on the shares of capital stock of Euroseas and the Subsidiaries may under the current Laws of the Republic of the Marshall Islands, the Republic of Cyprus or the Republic of Panama, as the case may be, be paid in United States dollars and may be freely transferred and all such dividends and other distributions are not subject to withholding or other taxes under the current laws and regulations of such jurisdictions.

3.14	Investment Company.
      Euroseas is not an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

3.15	Passive Foreign Investment Company.
      To Euroseas’ best Knowledge, it does not believe it is a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1296 of the Code, and does not believe it is likely to become a PFIC.

3.16	Insurance.
      Euroseas and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary and in accordance with standard industry practice in the businesses in which they are engaged. Neither Euroseas nor any such Subsidiary has received any notice from any insurance company that any insurance policy has been canceled or that such insurance company intends to cancel any such policy. Neither Euroseas nor any such Subsidiary has reason to believe that Euroseas or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

3.17	Funds.
      Neither Euroseas nor any of the Subsidiaries, nor any director, shareholder, officer, agent, employee or other person associated with or acting on behalf of Euroseas or any of the Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.18	Books, Records and Accounts.
      Euroseas’ books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Euroseas and the Subsidiaries.

3.19	Brokers and Finders.
      Except for Roth Capital Partners, LLC and Poseidon Capital Corp., Euroseas has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.20	No Omissions or Untrue Statements.
      No representation or warranty made by Euroseas to Cove in this Agreement, the Euroseas Disclosure Schedule or in any certificate of a Euroseas officer required to be delivered to Cove pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.
Article IV.
REPRESENTATIONS AND WARRANTIES OF COVE AND THE COVE PRINCIPALS
      Cove and each of the Cove Principals hereby jointly and severally represents and warrants to Euroseas as follows (subject in each case to such exceptions as are set forth or cross-referenced in the attached Cove Disclosure Schedule in the labeled section corresponding to the Section of the representation or warranty to which such exceptions relate):

4.1	Organization and Qualification.
      Cove is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Cove has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Section 4.1 of the Cove Disclosure Schedule, and to Cove’s Knowledge, such jurisdictions are the only ones in which the properties owned, leased or operated by Cove or the nature of the business conducted by Cove makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect on Cove. The copies of the Certificate of Incorporation and By-laws of Cove, as amended to date and delivered to Euroseas, are true and complete copies of these documents as now in effect. The minute books of Cove are complete and accurate in all material respects.

4.2	Capitalization.
      The authorized capital stock of Cove as of the date hereof consists of 55,000,000 shares of common stock, $0.001 par value per share (the “Cove Common Stock”), of which 10,480,500 shares are issued and outstanding and 5,000,000 shares of preferred shares, $0.001 par value, none of which are outstanding. All of the outstanding securities of Cove are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person. All of the outstanding securities of Cove, including the Cove Common Stock, were issued in compliance with all applicable securities laws. No shares of capital stock are held in the treasury of Cove. Other than as stated in Section 4.2 of the Cove Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon Cove, to purchase or otherwise acquire any shares of capital stock of Cove or other securities of Cove. Except as stated in Section 4.2 of the Cove Disclosure Schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of Cove Common Stock or other securities of Cove. At the Effective Time, Cove shall have approximately $10,000 in cash or cash equivalents after giving effect to (a) the payment or accrual on or prior to the Effective Time of all fees, costs and expenses incurred by Cove, including, but not limited to, the fees, costs and expenses of (i) Cove’s manufacturers, suppliers, vendors and third-party providers, (ii) Cove’s attorneys, accountants, investment bankers and consultants, and (iii) the repayment of any outstanding loans.

4.3	Subsidiaries.
      Cove has no subsidiaries. Cove does not hold any equity interest in any other Person.

4.4	Authority; Non-Contravention; Approvals.
      (a) Cove has full corporate power and authority, and the Cove Principals have full power and authority, to enter into this Agreement and, subject to the Cove Stockholders’ Approval, to consummate the transactions contemplated hereby. Cove’s execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for the Cove Stockholders’ Approval which will be solicited in accordance with Section 6.2 hereof. This Agreement has been duly and validly executed and delivered by Cove and the Cove Principals, and constitutes its and their valid and binding agreement, enforceable against them in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.
      (b) Cove’s and the Cove Principals’ execution and delivery of this Agreement does not, and their consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of their properties or assets under any of the terms, conditions or provisions of (i) Cove’s Certificate of Incorporation or By-laws, (ii) subject to obtaining the Cove Stockholders’ Approval, any Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to them or any of their properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which they are now a party or by which they or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that do not, in the aggregate, have a Material Adverse Effect on Cove.
      (c) Except for the filing and clearance of the Information Statement and the Form 8-K with the SEC pursuant to the Exchange Act and any blue sky qualifications, if needed, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for Cove’s or the Cove Principals’ execution and delivery of this Agreement or their consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on Cove.

4.5	Contracts Listed; No Default.
      All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments and understandings, written or oral, connected with or relating in any respect to the present or future operations of Cove are, with the exception of this Agreement and the transactions contemplated hereby, described in Cove’s SEC Reports and listed as exhibits thereto (the “Cove Contracts”). All such Cove Contracts are listed in Section 4.5 of the Cove Disclosure Schedule. The Cove Contracts are valid and binding upon Cove, and to Cove’s Knowledge, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception and neither Cove, nor to Cove’s Knowledge, any other party to any Cove Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof. To the Knowledge of Cove, no stockholder of Cove has received any payment in violation of law from any contracting party in connection with or as an inducement for causing Cove to enter into any Cove Contract.

4.6	Litigation.
      There is no (i) claim, action, suit or proceeding pending or, to Cove’s Knowledge, threatened against or directly relating to Cove before any Governmental Authority, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which Cove or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude Cove’s ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect on Cove.

4.7	Taxes.
      Cove has duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it other than Tax Returns which the failure to file would have no Material Adverse Effect on Cove. All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Cove has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. Cove is not a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Cove that has not been paid. There are no Tax Liens upon the assets of Cove (other than Liens for Taxes not yet due and payable). There is no valid basis, to Cove’s Knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Cove by any Governmental Authority.

4.8	Employee Plans.
      Cove has no employee benefit plans as defined in Section 3(3) of ERISA nor any employment agreements.

4.9	No Violation of Law.
      (a) Cove is not in violation of and has not been given notice or been charged with any violation of, any Law, or Order, (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Cove. Cove has not received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on Cove.
      (b) Cove has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a Material Adverse Effect on Cove (collectively, the “Cove Permits”). Cove (a) has duly and timely filed all reports and other information required to be filed with any Governmental Authority in connection with the Cove Permits, and (b) is not in violation of the terms of any of the Cove Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect on Cove. Section 4.9 of the Cove Disclosure Schedule contains a list of the Cove Permits.
      (c) Cove (i) is in compliance with any and all applicable foreign, federal, provincial, state and local Laws, including all environmental Laws and regulations, (ii) has received all permits, licenses, other approvals and authorizations required of it under applicable environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, have a Material Adverse Effect on Cove.
      (d) Cove has no knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against Cove or any of its properties now or formerly owned, leased or operated by it or other assets, alleging any damage to the environment or violation of any environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect on Cove. Cove has not stored any hazardous materials on properties now or formerly owned, leased or operated by it and has not disposed of any hazardous materials in a manner contrary to any environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect on Cove. All buildings on all real properties now owned, leased or operated by Cove are in compliance with applicable environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect on Cove.

4.10	Properties.
      Cove has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Cove Financial Statements or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business). Cove has a valid leasehold interest in all properties of which it is the lessee and each such lease is valid, binding and enforceable against Cove, and, to the Knowledge of Cove, the other parties thereto in accordance with its terms, subject to the Enforceability Exception. Neither Cove nor, to Cove’s Knowledge, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of Cove is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Cove, has any such condemnation, expropriation or taking been proposed. None of the material assets of Cove is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.11	Information Statement.
      None of the information to be supplied by Cove for inclusion in the Euroseas Registration Statement, the Information Statement, the Form 8-K or in any amendments thereof or supplements thereto, at the time of the filing or the Euroseas Registration Statement and the Form 8-K or the mailing of the Information Statement and at the time of the Cove Special Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.12	Business.
      Cove, since its formation, has engaged in no business other than apparel sales, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business. Cove has no employees other than as disclosed in the Cove SEC Reports. No Cove employee is subject to any written employment agreement. All Cove employees are terminable at will and are not entitled to any compensation or other remuneration upon such termination. To Cove’s Knowledge, no key employee or group of employees has any plans to terminate employment with Cove. Cove is not a party to any union contract or other collective bargaining agreement. Cove is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Cove has not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of Cove, any labor strike or stoppage threatened) against or affecting Cove. No petition for certification has been filed and is pending before any Governmental Authority with respect to any employees of Cove who are not currently organized.

4.13	Financial Statements.
      The financial statements of Cove (collectively, the “Cove Financial Statements”) included in Cove’s SEC Reports present fairly, in all material respects, the financial position and results of operations of Cove as of the respective dates, years and periods indicated, prepared in accordance with GAAP, applied on a consistent basis, and to the Knowledge of Cove, in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 thereunder (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material to Cove). Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Cove as of the date of the most recent balance sheet comprising a portion of the Cove Financial Statements of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Cove Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with GAAP; and (ii) there are no assets of Cove, the value of which (in the reasonable judgment of Cove) is materially overstated in the Cove Financial Statements. Except as disclosed therein or as incurred in the ordinary course of business since March 31, 2005, Cove has no known material contingent liabilities (including liabilities for Taxes). Cove is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any “derivatives.”

4.14	Cove SEC Reports.
      The Cove Common Stock has been registered under Section 12 of the Exchange Act on Form 8-A. Since its inception, Cove has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including but not limited to reports on Form 10-K and Form 10-Q, and Cove will file all such reports, registration statements and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registration statements and documents, including its Form 8-A, filed or to be filed with the SEC, including Cove’s initial registration statement relating to the Cove Common Stock, with the exception of the Information Statement, are collectively referred to as “Cove SEC Reports”). As of their respective dates, the Cove SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Cove made available to Euroseas a true and complete copy of all of the Cove SEC Reports filed on or prior to the date hereof, and will promptly provide to Euroseas a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date. Neither Cove nor any of its respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

4.15	OTC Bulletin Board.
      It is contemplated that prior to the Effective Date and after the filing of the Form 8-K, the Cove Common Stock will be quoted on the OTC Bulletin Board and that Cove will be in compliance in all respects with all rules and regulations of the National Association of Securities Dealers, Inc. applicable to Cove and to the inclusion for quotation of such securities on the OTC Bulletin Board.

4.16	Absence of Certain Changes or Events.
      Since December 31, 2004 there has not been:

(a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Cove;

(b) any material damage, destruction or loss of any material properties of Cove, whether or not covered by insurance;

(c) any change in the manner in which the business of Cove has been conducted;

(d) any material change in the treatment and protection of trade secrets or other confidential information of Cove; and

(e) any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which Cove has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on Cove.

4.17	Intellectual Property; Software.
      (a) Section 4.17(a) of the Cove Disclosure Schedule sets forth a complete and correct list in all material respects of all patents, Trademarks, copyright registrations, and applications therefor, applicable to or used in the business of Cove, together with a complete list of all licenses granted by or to Cove with respect to any of the above (collectively, “Cove Intellectual Property”). To Cove’s Knowledge, all Cove Intellectual Property is owned by Cove, free and clear of all Liens, except where the failure to own or use such Cove Intellectual Property would not have a Material Adverse Effect on Cove, or is used by Cove pursuant to valid licenses. To Cove’s Knowledge, Cove is not currently in receipt of any notice of any violation or infringement of, and Cove is not knowingly violating or infringing in any material respect, the rights of others in, or to any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.
      (b) (i) Except as set forth on Schedule 4.17(b)(i) of the Cove Disclosure Schedule, Cove has title to all material computer software owned or used by Cove (other than “off-the-shelf” software not customized for its use (“Owned Software”)), free and clear of all Liens. Except as set forth in Section 4.17(b)(i) or (ii) of the Cove Disclosure Schedule, the Owned Software is not dependent on any Licensed Software in order to operate fully in the manner in which it is intended. The source code of any Owned Software has not been published or knowingly disclosed to any other parties, except pursuant to contracts requiring such other parties to keep the source code of any Owned Software confidential. Section 4.17(b)(i) of the Cove Disclosure Schedule sets forth the names of any parties to whom the source code has been disclosed.

(ii) Section 4.17(b)(ii) of the Cove Disclosure Schedule sets forth a list of the agreements which require the payment of license fees, rents, royalties or other charges by Cove with respect to all software (other than “off-the-shelf” software that has not been customized for its use) under which Cove is a licensee, lessee or otherwise has obtained the right to use (the “Licensed Software”). Cove has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Section 4.17(b)(ii) of the Cove Disclosure Schedule or in the agreements referenced therein. Cove is in material compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Section 4.17(b)(ii) of the Cove Disclosure Schedule, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Cove has not published or knowingly disclosed any Licensed Software to any other party except, in the case of Licensed Software which it leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. Section 4.17(b)(ii) of the Cove Disclosure Schedule sets forth the names of any parties to whom the Licensed Software has been disclosed. As of the date hereof, to Cove’s Knowledge, no party to whom Cove has disclosed Licensed Software has breached such obligation of confidentiality.

(iii) The Owned Software and Licensed Software constitute all software used in the business of Cove (collectively, the “Cove Software”). To the best of Cove’s Knowledge, the transactions contemplated herein will not cause a breach or default under any license, lease or similar agreement relating to Cove Software or impair the ability of Cove to use Cove Software subsequent to the Effective Time in the same manner as Cove Software is currently used by Cove. Cove is not knowingly infringing in any material respect any intellectual property rights of any other person or entity with respect to Cove Software, and, except as set forth in Section 4.17(b)(iii) of the Cove Disclosure Schedule, to Cove’s Knowledge, no other person or entity is infringing any intellectual property rights of Cove with respect to the Cove Software.

4.18	Business Locations.
      Except as set forth in Section 4.18 of the Cove Disclosure Schedule, Cove does not own or lease real property in any state or country. Cove does not have any executive offices or places of business except as otherwise set forth in Section 4.18 of the Cove Disclosure Schedule.

4.19	Compensation of Directors, Officers and Employees.
      Section 4.19 of the Cove Disclosure Schedule contains a true and complete list showing (a) the names of all directors and officers of Cove and (b) the names of all salaried persons whose aggregate compensation for purposes of Tax reporting from Cove in the fiscal year ended September 30, 2004 was, or in the year ending September 30, 2005 is expected to be $10,000 or more per year.

4.20	Investment Company.
      Cove is not an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

4.21	Insurance.
      Cove is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary and in accordance with standard industry practice in the business in which it is engaged. Cove has not received any notice from any insurance company that any insurance policy has been canceled or that such insurance company intends to cancel any such policy. Cove does not have any reason to believe that Cove will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

4.22	Funds.
      Neither Cove, nor any director, shareholder, officer, agent, employee or other person associated with or acting on behalf of Cove, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.23	Related Transactions.
      Except as set forth in Section 4.23 of the Cove Disclosure Schedule, no Cove Principal has (a) borrowed from or loaned to Cove or other property which has not been repaid or returned, (b) any contractual relationship or other claims, express, or implied, of any kind whatsoever against Cove or (c) any interest in any property used by Cove.

4.24	Books, Records and Accounts.
      Cove’s books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Cove, and to the Knowledge of Cove, the system of internal accounting controls of Cove is sufficient to assure that: (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.25	Disclosure Controls.
      Cove has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to Cove is made known to Cove’s principal executive officer and its principal financial officer by others within those entities, particularly during the preparation of the Information Statement; (ii) have been evaluated for effectiveness as of the date of this Agreement; and (iii) are effective in all material respects to perform the functions for which they were established.

4.26	Absence of Material Weaknesses.
      Based on the evaluation of its internal controls over financial reporting, Cove is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Cove’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

4.27	Brokers and Finders.
      Cove has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.28	No Omissions or Untrue Statements.
      No representation or warranty made by Cove to Euroseas in this Agreement, the Cove Disclosure Schedule or in any certificate of a Cove officer required to be delivered to Euroseas pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.
Article V.
CONDUCT OF BUSINESS PENDING THE MERGER

5.1	Conduct of Business Prior to Effective Time.
      Each of Cove, the Cove Principals and Euroseas, as applicable, hereby covenants and agrees as follows (and the Cove Principals covenant and agree to cause Cove to comply with such covenants and agreements), from and after the date of this Agreement and until the Effective Time, except as specifically consented to in writing by the other party or as set forth in Section 5.1 of the respective Disclosure Schedules:

(a) It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

(b) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (other than a reverse stock split by Euroseas with the prior consent of Cove, which consent shall not be unreasonably withheld or delayed), (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(c) It shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing (except, in the case of Euroseas, it may issue shares and warrants as contemplated in connection with the Private Placement Transaction);

(d) It shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take or fail to take any action which action or failure to take action would cause it or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Tax purposes as a result of the consummation of the Merger, (iii) in the case of Cove, make any acquisition of any material assets or businesses, (iv) in the case of Cove, sell any material assets or businesses, (v) in the case of Cove, enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (vi) in the case of Kevin Peterson, he or she shall not resign as a director or officer of Cove until the Effective Time;

(e) It shall use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

(f) It shall confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; and

(g) It shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

5.2	No Solicitation.
      (a) Euroseas agrees that, prior to the Effective Time or the termination or abandonment of this Agreement, that Euroseas shall not give authorization or permission to any of Euroseas’ directors, officers, employees, agents or representatives to, and each shall use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Euroseas or any of the Subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of Euroseas or any of the Subsidiaries or inquiries or proposals concerning or which may reasonably be expected to lead to any of the foregoing (other than purchases and sales of vessels and/or vessel owning companies) (a “Euroseas Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Cove or its Affiliates) with respect to any Euroseas Acquisition Transaction or enter into any agreement, arrangement or understanding requiring Euroseas to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by this Agreement, or contemplated to be a material part thereof. Euroseas shall advise Cove in writing of any bona fide inquiries or proposals relating to any Euroseas Acquisition Transaction within one business day following receipt by Euroseas of any such inquiry or proposal. Euroseas shall also promptly advise any person seeking an Euroseas Acquisition Transaction that it is bound by the provisions of this Section 5.2(a).
      (b) Cove and each of the Cove Principals agrees that, prior to the Effective Time or the termination or abandonment of this Agreement, that neither Cove nor the Cove Principals shall, and shall not give authorization or permission to any of Cove’s directors, officers, employees, agents or representatives to, and each shall use all reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Cove, acquisition of all or any substantial portion of the assets or capital stock of Cove, or inquiries or proposals which may reasonably be expected to lead to any of the foregoing (a “Cove Acquisition Transaction”) or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than the Euroseas) with respect to any Cove Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction expressly contemplated by this Agreement, or contemplated to be a material part thereof. Cove shall advise Euroseas in writing of any bona fide inquiries or proposals relating to a Cove Acquisition Transaction, within one business day following Cove’s receipt of any such inquiry or proposal. Cove shall also promptly advise any person seeking a Cove Acquisition Transaction that it is bound by the provisions of this Section 5.2(b). Nothing herein shall preclude Cove from making any SEC required disclosures contemplated in this Agreement.
Article VI.
ADDITIONAL AGREEMENTS

6.1	Access to Information.
      Each of Cove and Euroseas shall afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of it and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Material Adverse Effect on it and (b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger. All non-public documents and information furnished to Cove, the Cove Principals or Euroseas, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that Cove, the Cove Principals and Euroseas, as applicable, may disclose such information as may be required under applicable Law or as may be necessary in connection with the preparation of the Euroseas Registration Statement, the Information Statement and the Form 8-K. Each party shall promptly advise the others, in writing, of any change or the occurrence of any event after the date of this Agreement and prior to the Effective Time having, or which, insofar as can reasonably be foreseen, in the future would reasonably be expected to have, any Material Adverse Effect on Euroseas or Cove, as applicable.

6.2	Euroseas Registration Statement.
      (a) Euroseas covenants and agrees to file with the SEC as soon as shall be reasonably practicable following the date of this Agreement (but in no event later than 60 days following the consummation of the Private Placement Transaction and provided Cove shall have supplied Euroseas with the Information Statement to be included therein), at its sole cost and expense, a registration statement on Form F-1 or F-4 or comparable form (the “Euroseas Registration Statement”) which shall include an information statement/ prospectus (the “Information Statement”) relating to the solicitation of the Cove Stockholders’ Approval of, and covering the issuance of the Euroseas Shares in, the Merger, shares of Friends and the shares of Euroseas common stock issued to the investors in the Private Placement Transaction. Euroseas shall use all reasonable best efforts to have the Euroseas Registration Statement declared effective by the SEC as promptly as practicable thereafter. Euroseas shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Euroseas Shares in the Merger. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Euroseas Registration Statement or the Information Statement will be made by Euroseas, without providing Cove a reasonable opportunity to review and comment thereon. Euroseas will advise Cove, promptly after it receives notice thereof, of the time when the Euroseas Registration Statement has become effective or any supplement or amendment has been filed to the Euroseas Registration Statement or the Information Statement, the issuance of any stop order, the suspension of the qualification of Euroseas Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Euroseas Registration Statement, the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Cove or Euroseas, or any of their respective Affiliates, officers or directors, should be discovered by Cove or Euroseas which should be set forth in an amendment or supplement to any of the Euroseas Registration Statement or the Information Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Cove.
      (b) Cove and Euroseas shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preparation and filing of the Euroseas Registration Statement, the Information Statement and the Form 8-K and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement.

6.3	SEC Filings by Cove.
      Cove shall file with the SEC, as soon as reasonably practicable following the filing of the Euroseas Registration Statement, any document required to be filed by it in connection with the Merger and the Cove Stockholders’ Approval contemplated by this Agreement, including, without limitation, any documents required under the SEC’s Regulation 14A and 14C.

6.4	Stockholders’ Approval.
      Cove shall use its reasonable best efforts to obtain Cove stockholder approval and adoption (collectively, the “Cove Stockholders’ Approval”) of this Agreement and the transactions contemplated hereby, as soon as practicable in accordance with applicable Nevada law and the Cove By-laws following the date upon which the Euroseas Registration Statement is declared effective by the SEC. Cove shall, through its board of directors, recommend to the holders of Cove Common Stock approval of this Agreement and the transactions contemplated by this Agreement. The persons who are then the directors of Cove (the “Cove Directors”), in their capacities as members of the board of directors of Cove but subject to their fiduciary duty to the stockholders of Cove, in connection with the solicitation of consents pursuant to the Information Statement, shall unanimously recommend the approval and adoption of the Merger and this Agreement by the stockholders of Cove.

6.5	Stock Exchange Listing/ Exchange Act Listing.
      Cove and Euroseas shall each use its reasonable best efforts to file, at or before the Effective Time, authorization for listing of the Euroseas Shares on the NASDAQ SmallCap Market, The American Stock Exchange Inc. or, if permissible, the NASDAQ National Market (the “Stock Exchange Listing”). In addition, Euroseas shall, as soon as reasonably practicable, file a registration statement under the Exchange Act and use its reasonable best efforts to cause the SEC to declare such registration statement effective with respect to the listing of the Euroseas Shares issued in the Merger and the shares of Euroseas common stock issued in the Private Placement Transaction (the “Exchange Act Listing”).

6.6	Cove Warrants and Cove Options.
      There are no Cove warrants or options outstanding and Cove shall not issue any warrants, options or other securities.

6.7	Agreement to Cooperate.
      Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to obtaining the Cove Stockholders’ Approval; and provided that nothing in this Section 6.7 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

6.8	Public Statements.
      The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby. Cove shall not issue any such press release or any other public statement with respect to this Agreement or the transactions contemplated hereby absent the prior written consent of Euroseas (which consent shall not be unreasonably withheld or delayed), except that such prior written consent shall not be required if, in the reasonable judgment of Cove based upon the advice of counsel, seeking and obtaining prior written consent would prevent the timely dissemination of such release or statement in violation of the Exchange Act or other applicable Law or Order.

6.9	Corrections to the Information Statement and the Euroseas Registration Statement.
      Prior to the Closing Date, each of Euroseas and Cove and the Cove Principals shall correct promptly any information provided by it to be used specifically in the Euroseas Registration Statement, the Information Statement and the Form 8-K that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Euroseas Registration Statement, the Information Statement and the Form 8-K so as to correct the same and to cause appropriate dissemination thereof to the stockholders of Cove, to the extent required by applicable Law.

6.10	Disclosure Supplements.
      From time to time prior to the Closing Date, and in any event immediately prior to the Closing Date, each of Cove, the Cove Principals and Euroseas shall promptly supplement or amend its Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. Notwithstanding the foregoing, if any such supplement or amendment discloses a Material Adverse Effect, the conditions to the other party’s obligations to consummate the Merger set forth in Article VII hereof shall be deemed not to have been satisfied.

Article VII.
CONDITIONS

7.1	Conditions to Each Party’s Obligations to Effect the Merger.
      The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Cove shall have obtained the Cove Stockholders’ Approval;

(b) The Euroseas Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(c) Euroseas shall have applied for the Stock Exchange Listing and the Exchange Act Listing.

(d) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents or materially burdens the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

(e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Authority, which would prevent or materially burden the consummation of the Merger;

(f) All consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time without any material limitations or conditions.

7.2	Conditions to Obligations of Euroseas to Effect the Merger.
      Unless waived by Euroseas, the obligation of Euroseas to effect the Merger shall also be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Cove and the Cove Principals shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Cove and the Cove Principals contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects other than as modified) on and as of (i) the date made and (ii) the Closing Date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct in all material respects as of such date); and Euroseas shall have received a certificate of each of the Cove Principals and of the president of Cove to that effect;

(b) Euroseas shall have received an opinion of Kirkpatrick & Lockhart Nicholson Graham, LLP (“K&L”), counsel to Cove, dated the Closing Date, in form and substance reasonably satisfactory to Euroseas, which shall include, among other things, an opinion that the Merger should qualify as a reorganization within the meaning of Code Section 368. In rendering such opinion, K&L shall be entitled to rely upon certain factual representations, customary for transactions of the type contemplated by this Agreement, made to it by authorized officers of Euroseas and Cove, including, but not limited to the following: (i) no more than fifty percent of each of the total voting power and the total value of the Euroseas Shares will be received in the Merger, in the aggregate, by shareholders of Cove; (ii) no more than fifty percent of each of the total voting power and the total value of the Euroseas Shares will be owned, in the aggregate, immediately after the Merger by U.S. persons who are either officers or directors of Cove or who owned at least five percent of either the total voting power or the total value of the stock of Cove immediately prior to the Merger; (iii) any Cove shareholder who owns at least five percent of either the total voting power or the total value of the Euroseas Shares immediately after the Merger shall enter into a five-year agreement to recognize gain with respect to Cove stock or securities exchanged pursuant to the Merger in the form provided by Treasury Regulation Section 1.367(a)-8; (iv) Euroseas satisfies the “active trade or business test” set forth in Treasury Regulation Section 1.367(a)-3(c)(3); and (v) Cove shall, and Euroseas shall ensure that Cove shall, comply with the information reporting requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(6).

(c) Euroseas shall have received a “comfort” letter from the independent public accountants for Cove, dated the date of the Information Statement and the Closing Date (or such other date reasonably acceptable to Euroseas) with respect to certain financial statements of Cove and other related financial information included in the Information Statement in customary form;

(d) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to Cove, the likelihood of which was not previously disclosed to Euroseas by Cove in the Cove Disclosure Schedule and which would have a Material Adverse Effect on Euroseas, and Cove shall have engaged in no business activity since the date of its incorporation other than conducting a public offering of its securities, the apparel business and, thereafter, seeking to effect a merger or similar business combination with an operating business;

(e) Euroseas shall have received a certificate from the corporate Secretary of Cove, together with a certified copy of the resolutions duly authorized by Cove’s board of directors authorizing the Merger and, if applicable, the transactions contemplated by this Agreement;

(f) Euroseas shall have received a certificates of good standing for Cove from the Secretary of State of the State of Nevada dated as of a date that is within five (5) days of the Closing Date;

(g) Cove shall have furnished to the Euroseas such additional certificates and other customary closing documents as Euroseas may have reasonably requested as to any of the conditions set forth in this Section 7.2;

(h) At the Effective Time, Cove shall have approximately $10,000 in cash or cash equivalents after giving effect to the payment or accrual on or prior to the Effective Time of all fees, costs, expenses and liabilities incurred by Cove, including, but not limited to, the fees, costs and expenses of (i) Cove’s manufacturers, suppliers, vendors and third-party providers, (ii) Cove’s attorneys, accountants, investment bankers and consultants in connection with the transactions contemplated by this Agreement and (iii) the repayment of any outstanding loans;

(i) The Pledge Agreement shall have been executed pursuant to which the Cove Principals have pledged or caused the Pledged Shares to be pledged to Euroseas by the Cove Principals or pledgors reasonably acceptable to Euroseas and deposited with an independent collateral agent (in the amount and in accordance with the method set forth in Article IX) to secure the indemnification obligations of the Cove Principals under this Agreement;

(j) Euroseas shall have raised at least $21 million in the Private Placement Transaction on terms reasonably satisfactory to Euroseas;

(k) At Closing, Cove’s capitalization shall be unchanged from that set forth in Section 4.2 and all loans made to Cove and all other outstanding debt and all other liabilities shall have been paid in full;

(l) Euroseas shall have received written resignations and releases from each of Cove’s directors and officers and which resignations and releases, by their respective terms, shall become effective immediately prior to the Effective Time; provided however that Jodi Hunter shall remain an at will employee of Cove and the Surviving Corporation, as contemplated by Section 10.10 of this Agreement;

(m) Cove shall have conducted the operation of its business in material compliance with all applicable Laws and all approvals required of Cove under applicable law to enable Cove to perform its obligations under this Agreement shall have been obtained;

(n) Cove shall have moved its principal headquarters from California to the Cayman Islands and shall have filed all documentation and paid all fees necessary to locate its principal headquarters in the Cayman Islands and to terminate its authorization to do business in California; and

(o) All corporate proceedings of Cove in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates, and other documents delivered to Euroseas by or on behalf of Cove pursuant to this Agreement shall be reasonably satisfactory to Euroseas and its counsel.

7.3	Conditions to Obligations of Cove to Effect the Merger.
      Unless waived by Cove, the obligations of Cove to effect the Merger shall also be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

(a) Euroseas shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Euroseas contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects, other than as modified) on and as of (i) the date made and (ii) the Closing Date (in each case except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct in all material respects as of such date); and Cove shall have received a Certificate of the president of Euroseas to that effect;

(b) Cove shall have received an opinion of Seward & Kissel LLP, counsel to Euroseas, dated the Closing Date, in form and substance reasonably satisfactory to Cove;

(c) Cove shall have received a “comfort” letter from Deloitte & Touche LLP, independent certified public accountants for Euroseas, dated the date of the Information Statement and the Closing Date (or such other date reasonably acceptable to Cove) with respect to certain financial statements of Euroseas and other related financial information included in the Information Statement in customary form;

(d) At Closing, Euroseas’ capitalization shall be unchanged from that as set forth in Section 3.2, except as may be adjusted for the issuance of the shares and warrants, if any, in the Private Placement Transaction;

(e) Cove shall have received a certificate of the corporate Secretary of Euroseas, together with a certified copy of the resolutions duly authorized by the board of directors and Euroseas authorizing the Merger and the transactions contemplated by this Agreement;

(f) Cove shall have received a certificate of good standing for Euroseas from the Registrar of Corporations of the Republic of the Marshall Islands dated as of a date that is within five (5) days of the Closing Date;

(g) Euroseas shall have furnished to Cove such additional certificates and other customary closing documents as Cove may have reasonably requested as to any of the conditions set forth in this Section 7.3;

(h) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to Euroseas and its Subsidiaries, the likelihood of which was not previously disclosed to Cove by Euroseas;

(i) All corporate proceedings of Euroseas in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates and other documents delivered to Cove by or on behalf of Euroseas pursuant to this Agreement shall be in substantially the form called for hereunder or otherwise reasonably satisfactory to Cove and its counsel.

Article VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1	Termination.
      This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Cove:

(a) by mutual consent in writing of Cove and Euroseas;

(b) unilaterally upon written notice by Cove to Euroseas upon the occurrence of a Material Adverse Effect with respect to Euroseas, the likelihood of which was not previously disclosed to Cove in writing by Euroseas prior to the date of this Agreement;

(c) unilaterally upon written notice by Euroseas to Cove upon the occurrence of a Material Adverse Effect with respect to Cove, the likelihood of which was not previously disclosed to Euroseas in writing by Cove prior to the date of this Agreement;

(d) unilaterally upon written notice by Cove to Euroseas in the event a material breach of any material representation or warranty of Euroseas contained in this Agreement (unless such breach shall have been cured within ten (10) days after the giving of such notice by Cove), or the willful failure of Euroseas to comply with or satisfy any material covenant or condition of Euroseas contained in this Agreement;

(e) unilaterally upon written notice by Euroseas to Cove in the event of a material breach of any material representation or warranty of Cove or the Cove Principals contained in this Agreement (unless such breach shall have been cured by Cove or the Cove Principals within ten (10) days after the giving of such notice by Euroseas), or Cove’s or the Cove Principals’ willful failure to comply with or satisfy any material covenant or condition of Cove or the Cove Principals contained in this Agreement, or if Cove fails to obtain the Cove Stockholders’ Approval;

(f) unilaterally upon written notice by either Cove or Euroseas to the other if the Merger is not consummated for any reason not specified or referred to in the preceding provisions of this Section 8.1 by the close of business on February 28, 2006, provided however that no party may avail itself of this ground for termination if such failure to consummate the Merger is caused by such party either in breach of this Agreement or by not proceeding in good faith towards the consummation of the Merger; or

(g) unilaterally upon written notice by Euroseas to Cove in the event that by September 1, 2005, Euroseas shall not have raised at least $21 million in the Private Placement Transaction on terms reasonably satisfactory to Euroseas.

8.2	Effect of Termination.
      In the event of termination of this Agreement by either Cove or the Euroseas, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either Euroseas or Cove (except as set forth in the penultimate sentence of Section 6.1 (with respect to confidential and nonpublic information) and Section 8.5, which shall survive such termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

8.3	Amendment.
      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

8.4	Waiver.
      At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.5	Expenses.
      Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise specifically provided for herein, and except as provided in that certain Engagement Agreement dated April 21, 2005 between Roth Capital Partners, LLC and Eurobulk Ltd., which provides for the payment of certain expenses of this transaction by Eurobulk Ltd., which expenses shall be paid by Euroseas if the Merger is consummated.
Article IX.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1	Survival of Representations and Warranties.
      The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of two years following the Closing Date.

9.2	Indemnification.
      (a) Euroseas hereby agrees to indemnify and hold harmless Cove and the Cove stockholders (in the aggregate, in proportion to each such Cove stockholder’s ownership of the capital stock of Cove, on a fully diluted basis) and each of their Affiliates and their respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and costs of investigation) (a “Loss”) arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Euroseas contained in this Agreement, or (ii) any breach of any covenant or agreement of Euroseas contained in this Agreement.
      (b) Cove and each of the Cove Principals hereby jointly and severally agrees to indemnify and hold harmless Euroseas and each of its Affiliates and its respective fiduciaries, directors, officers, controlling persons, representatives and agents against and hold them harmless from any Loss arising, directly or indirectly, out of or in connection with (i) any material breach of any representation or warranty of Cove or a Cove Principal contained in this Agreement, (ii) any breach of any covenant or agreement of Cove or a Cove Principal contained in this Agreement, (iii) any liabilities of Cove (other than accounts payable incurred in the ordinary course of business to the extent they do not exceed net current assets) occurring or accruing prior to the Effective Time, including but not limited to any securities law violations; (iv) any claim by any Cove stockholder related to any sale or transfer of shares of Cove Common Stock by the Cove Principals prior to the Effective Time. The sole recourse Euroseas shall have against the Cove Principals for any such Loss shall be to the Pledged Shares, unless the Loss arises, directly or indirectly, out of or in connection with any breach of a representation or warranty that was knowing, intentional, grossly negligent or reckless (each, a “Significant Breach”), in which event Euroseas’ recourse against the Cove Principals shall not be limited to the Pledged Shares. Instead, with respect to any Loss resulting from a Significant Breach that cannot be fully satisfied by recourse to all of the Pledge Shares, then in addition to all of the Pledged Shares, such indemnity shall continue on a several basis against the Cove Principals responsible for the Significant Breach (including those who knew of the Significant Breach or should have known of the Significant Breach but for their gross negligence, wilful misconduct or recklessness).

      (c) In furtherance of the foregoing, on or prior to the Closing Date, the Cove Principals shall pledge or cause to be pledged to Euroseas an aggregate of at least 475,000 Euroseas Shares (after giving effect to the Merger and the exchange of Cove Common Stock for Euroseas Shares in connection therewith) by pledgors reasonably acceptable to Euroseas and such Pledged Shares shall be deposited with an independent collateral agent to secure the indemnification obligations of the Cove Principals under this Article IX. Such Pledged Shares will be governed by the terms of a pledge agreement (the “Pledge Agreement”) with an independent collateral agent selected by Euroseas and reasonably acceptable to the Cove Principals. The Cove Principals by virtue of the approval of this Agreement, (i) consent to, and will cause and authorize Euroseas on their behalf to, deposit the Pledged Shares with the collateral agent, and (ii) agree to be bound by the indemnification provisions of this Article IX. The Pledge Agreement shall contain, among other things, irrevocable instructions by the pledgors to Euroseas authorizing Euroseas to deposit any Euroseas Shares to be received by pledgors in connection with the Merger directly with the collateral agent, if necessary to satisfy the pledge requirement hereunder.
      (d) Notwithstanding anything to the contrary contained herein, any indemnification by the Cove Principals pursuant to this Article IX shall be paid at the discretion of the Cove Principals in the form of either (x) wire transfer or bank check, or (y) in accordance with the procedures set forth in the Pledge Agreement. To the extent the proceeds of sale pursuant to the Pledge Agreement are not sufficient to satisfy their indemnification obligations hereunder, the Cove Principals shall not be obligated for any remaining amounts except as set forth in Section 9.2(b) above with respect to a Significant Breach, in which event the applicable Cove Principals shall pay any remaining amounts owed by wire transfer or bank check.
      (e) The Pledge Agreement shall provide that (i) unless (A) Euroseas provides written notice to the Cove Principals, the pledgors under the Pledge Agreement and the collateral agent of a claim for indemnification against the Cove Principals on or prior to the one year anniversary of the Effective Time and (B) files a lawsuit within 60 days after providing such notice, then 40% of the Pledged Shares shall be released from the collateral account to the pledgors without the need of any consent thereto by Euroseas, and (ii) unless (A) Euroseas provides written notice to the Cove Principals, the pledgors under the Pledge Agreement and the collateral agent of a claim for indemnification against the Cove Principals on or prior to the 18-month anniversary of the Effective Time and (B) files a lawsuit within 60 days after providing such notice, the remaining Pledged Shares shall be released from the collateral account to the pledgors without the need of any consent thereto by Euroseas. The fees and expenses of the collateral agent shall be shared equally between Euroseas and the pledgors.

9.3	Third-Party Claims.
      (a) If any party entitled to be indemnified hereunder (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Losses, such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.
      (b) In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice (and at its expense) reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.
      (c) In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article IX, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article IX.
      (d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.
Article X.
GENERAL PROVISIONS

10.1	Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (effective upon delivery), sent by a reputable overnight courier service for next business day delivery (effective the next business day) or sent via facsimile (effective upon receipt of the telecopy in complete, readable form) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Cove or to the Cove Principals, to:

Cove Apparel, Inc.
1003 Dormador, Suite 21
San Clemente, CA 92672
Attention: Kevin Peterson, President
FAX: (949) 250-8656

with a copy to:

Leib Orlanski
Kirkpatrick & Lockhart, Nicholson, Graham
10100 Santa Monica Boulevard, Seventh Floor
Los Angeles, CA 90067
FAX: (310) 552-5001

(b)	If to Euroseas, to:

Euroseas Ltd.
Aethrion Center
40 Ag Konstantinou Ave
151-24 Maroussi, Greece
FAX: +30-210-6105111

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Larry Rutkowski, Esq.
FAX: (212) 480-8421

and to:

Broad and Cassel
201 S. Biscayne Boulevard
Suite 300
Miami, Florida 33131
Attention: A. Jeffry Robinson, Esq.
FAX: (305) 995-6402

10.2	Interpretation.
      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3	Miscellaneous.
      This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (and except as otherwise set forth herein expressly in that certain Term Sheet dated April 21, 2005 between Cove and Eurobulk Ltd.); (ii) shall not be assigned by contract, operation of law or otherwise, and any attempt to do so shall be void; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

10.4	Submission to Jurisdiction.
      Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in The City of New York and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any matter set forth in this Agreement, and each of the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Euroseas, Cove and the Cove Principals each hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Euroseas, Cove and the Cove Principals each irrevocably consent to the service of any and all process in any action or proceeding by the delivery of copies of such process to it at its notice address in Section 10.1. Euroseas, Cove and the Cove Principals each agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.5	Waiver of Jury Trial.
      THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6	Counterparts.
      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed original.

10.7	Benefits of Agreement.
      Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the stockholders of Cove, any benefit or any legal or equitable right, remedy or claim under this Agreement, except that the holders of Cove Capital Stock on the Closing Date shall be third party beneficiaries of Article IX of this Agreement.

10.8	Parties in Interest.
      This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.7 of this Agreement.

10.9	Captions.
      The captions of sections and subsections of this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

10.10	Other Obligations.
      EuroSub shall be capitalized with $25,000. Cove and its successor, will be maintained by Euroseas as an operating wholly owned subsidiary as may be required in order to achieve continuity of business enterprise of its apparel business, to achieve tax free reorganization treatment under Section 368(a)(2)(D) or 368(a)(2)(E) of the Code as applicable to Cove and its shareholders in the transaction. Euroseas will use its best efforts to employ Jodi Hunter as an at will employee for this purpose and Jodi Hunter agrees to perform such services and to provide an office in the Cayman Islands for this purpose at no cost or expense to Euroseas and Euroseas shall not be required to provide any financing to Cove and its successor, but rather, the Cove Principals shall provide, or cause to be provided, such financing and office, if necessary, for this purpose. Thereafter, the Surviving Corporation may be dissolved, liquidated or sold in the sole discretion of Euroseas. Following the Merger, Euroseas and Eurosub will comply with the record-keeping and information filing requirements of United States Treasury Regulations Section 1.368-3. Euroseas shall ensure that Cove shall comply with the reporting requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6) and 1.367(a)-3(c)(7) with respect to the Merger.

10.11	Amendments.
      This Agreement may be amended only in a writing signed by each of the parties hereto.

      IN WITNESS WHEREOF, Cove, the Cove Principals, Euroseas and EuroSub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EUROSEAS ACQUISITION COMPANY, INC.

By:	/s/ Aristides J. Pittas

Name: Aristides J. Pittas

Title:	President

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas

Name: Aristides J. Pittas

Title:	President

COVE APPAREL, INC.

By:	/s/ Kevin Peterson

Name: Kevin Peterson

Title:	President

/s/ Kevin Peterson

Kevin Peterson

/s/ Shawn Peterson

Shawn Peterson

/s/ Jodi Hunter

Jodi Hunter

/s/ Daniel Trotter

Daniel Trotter

AMENDMENT NO. 1 TO MERGER AGREEMENT
      THIS AMENDMENT NO. 1 TO MERGER AGREEMENT, dated as of November 22, 2005 (this “Amendment”), is made by and among Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (“Euroseas”), Euroseas Acquisition Company Inc., a corporation organized under the laws of the State of Delaware (“EuroSub”), Cove Apparel, Inc., a Nevada Corporation (“Cove”), Kevin Peterson (“K. Peterson”), Shawn Peterson (“S. Peterson”), Jodi Hunter (“Hunter”) and Daniel Trotter (“Trotter” and together with K. Peterson, S. Peterson and Hunter, each a “Cove Principal” and collectively, the “Cove Principals”).
WITNESSETH:
      WHEREAS, the parties executed that certain Agreement and Plan of Merger, dated as of August 25, 2005 (the “Merger Agreement”);
      WHEREAS, the parties hereto have agreed to amend the Merger Agreement on the terms hereinafter set forth;
      NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS
      Section 1.1.     Amendments to the Merger Agreement.
      (a) Effective as of the date hereof, the definition of “Pledged Shares” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“PLEDGED SHARES means 475,000 Euroseas Shares (subject to adjustment for any reverse stock split by Euroseas) to be received in connection with the Merger, acquired in private transactions, in the open market or otherwise) that are pledged to Euroseas by the Cove Principals or other pledgors reasonably acceptable to Euroseas and deposited with an independent collateral agent in accordance with Section 9.2 below to secure the indemnification obligations of the Cove Principals under Article IX of this Agreement.”
      (b) Effective as of the date hereof, the first sentence of Section 3.2(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(a) As of immediately prior to the Closing, the authorized capital stock of Euroseas shall consist solely of 100,000,000 common shares, $0.01 par value, and 20,000,000 preferred shares, $0.01 par value, of which 29,754,166 common shares (subject to adjustment for any reverse stock split by Euroseas and excluding any shares and warrants to be issued in the Private Placement Transaction), and no preferred shares, will be issued and outstanding.”
      (c) Effective as of the date hereof, the third and fourth lines of Section 5.1 of the Merger Agreement are hereby amended by deleting the words “the other party” and replacing them with the words “either Euroseas or Cove, as applicable...”
      (d) Effective as of the date hereof, Section 5.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(b) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (other than (A) a reverse stock split by Euroseas, or (B) any declaration and payment of dividends, so long as the appropriate amount of such dividends are held in trust and paid to the Cove stockholders if the Merger is consummated or paid to Friends if the Merger is not consummated), (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;”

      (e) Effective as of the date hereof, Section 7.2(a) of the Merger Agreement is hereby amended by deleting the words “each of the Cove Principals and” in the last line of such section.
      (f) Effective as of the date hereof, Section 8.3 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“This Agreement may not be amended except by an instrument in writing signed by Euroseas and Cove.”
      (g) Effective as of the date hereof, the first sentence of Section 9.2(c) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“In furtherance of the foregoing, on or prior to the Closing Date, the Cove Principals shall pledge or cause to be pledged to Euroseas an aggregate of at least 475,000 Euroseas Shares (after giving effect to the Merger and the exchange of Cove Common Stock for Euroseas Shares in connection therewith and subject to any adjustment for any reverse stock split by Euroseas) by pledgors reasonably acceptable to Euroseas and such Pledged Shares shall be deposited with an independent collateral agent to secure the indemnification obligations of the Cove Principals under this Article IX.”
      (h) Effective as of the date hereof, Section 10.11 of the Merger Agreement is hereby deleted in its entirety.
      (i) Effective as of the date hereof, footnote 1 in Exhibit 2.6 to the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“Assumes all outstanding securities in Cove and Euroseas are exchanged for, or converted to, Euroseas Shares and gives effect to the contemplated Private Placement Transaction but does not include any warrants issued in the Private Placement Transaction and does not take into account any reverse stock split by Euroseas.”
ARTICLE II
MISCELLANEOUS
      Section 2.1.     Rules of Construction; Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.
      Section 2.2.     No Other Amendment or Waiver. Except for the amendments set forth herein, the text of the Merger Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed by the parties. Each reference in Merger Agreement to “this Agreement” shall mean the Merger Agreement, as amended by this Amendment, and as hereinafter amended or restated.
      Section 2.3.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      Section 2.4.     Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
      Section 2.5.     Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective authorized officers as of the day and year first above written.

EUROSEAS ACQUISITION COMPANY, INC.

By:	/s/ Aristides J. Pittas

Name: Aristides J. Pittas

Title:	President

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas

Name: Aristides J. Pittas

Title:	President

COVE APPAREL, INC.

By:	/s/ Kevin Peterson

Name: Kevin Peterson

Title:	President

/s/ Kevin Peterson

Kevin Peterson

/s/ Shawn Peterson

Shawn Peterson

/s/ Jodi Hunter

Jodi Hunter

/s/ Daniel Trotter

Daniel Trotter

Appendix B
NEVADA REVISED STATUTES — RIGHTS OF DISSENTING OWNERS
NRS 92A.300-92A.500 Rights of Dissenting Owners
      NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)
      NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)
      NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)
      NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)
      NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)
      NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)
      NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)
      NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)
      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087)
      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)
      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)
NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
      1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity: (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)
NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except: (1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of: (I) The surviving or acquiring entity; or (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or (2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)
NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
      1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
      2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)
NRS 92A.410 Notification of stockholders regarding right of dissent.
      1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
      2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)
NRS 92A.420 Prerequisites to demand for payment for shares.
      1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.
      2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)
NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
      1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.
      2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)
NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.
      1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.
      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)
NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)
NRS 92A.460 Payment for shares: General requirements.
      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
      2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)
NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.
      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)
NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)
NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)
NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
      5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)
      Until [90 days after the effective date of the Form F-4], all dealers that effect transactions in Euroseas’ securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The Bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 21.	Exhibits and Financial Statement Schedules.
a. Exhibits

2.1	Agreement and Plan of Merger dated as of August 25, 2005 by and among Euroseas Ltd., Euroseas Acquisition Company Inc., Cove Apparel, Inc., and Kevin Peterson, Shawn Peterson, Jodi Hunter and Daniel Trotter(1)
2.2	Amendment No. 1 to Agreement and Plan to Merger, dated November 22, 2005(2)
3.1	Articles of Incorporation of Euroseas Ltd.(1)
3.2	Bylaws of Euroseas Ltd.(1)
4.1	Specimen Common Stock Certificate(1)
4.2	Form of Securities Purchase Agreement(1)
4.3	Form of Registration Rights Agreement(1)
4.4	Form of Warrant(1)
4.5	Registration Rights Agreement between Euroseas Ltd. and Friends Investment Company Inc., dated November 2, 2005(2)
5.1	Opinion of Seward & Kissel LLP, special Marshall Islands counsel to the Registrant, as to the validity of the shares of Common Stock(3)
8.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, as to certain tax matters(3)
10.1	Form of Lock-Up Agreement(1)
10.2	Loan Agreement between Oceanopera Shipping Limited, as borrower and HSBC Bank plc, as lender for the amount of USD$3,200,000, dated June 11, 2001(1)
10.3	Loan Agreement between Diana Trading Ltd., as borrower, and Oceanopera Shipping Limited, as corporate guarantor, and HSBC Bank plc, as the lender, dated October 16, 2002 for the amount of USD$5,900,000(1)
10.4	Loan Agreement between Diana Trading Ltd., as borrower, and HSBC Bank plc, as lender, for the amount of USD$4,200,000 dated May 9, 2005(1)

10.5	Loan Agreement dated May 16, 2005 between EFG Eurobank Ergasias S.A., as lender, and Alcinoe Shipping Limited, Oceanopera Shipping Limited, Oceanpride Shipping Limited, and Searoute Maritime Limited, as borrowers, for the amount of US$13,500,000(1)
10.6	Secured Loan Facility Agreement dated May 24, 2005 between Allendale Investments S.A. and Alterwall Business Inc. as borrowers, Fortis Bank (Nederland) N.V. and others as lenders, and Fortis Bank (Nederland) N.V. as agent and security trustee for USD$20,000,000(1)
10.7	Form of Standard Ship Management Agreement(1)
10.8	Agreement between Eurobulk Ltd. and Eurochart S.A., for the provision of exclusive brokerage services, dated December 20, 2004(1)
10.9	Form of Current Time Charter(1)
10.10	Services Agreement between Euroseas Ltd. and Eurobulk Ltd., dated November 2, 2005(2)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)(3)
23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in its opinion filed as Exhibit 8.1)(3)
23.3	Consent of Deloitte, Hadjipavlou, Sofianos & Cambanis S.A.(2)
23.4	Consent of Hall and Company(2)
23.5	Consent of Stanfield Josephson, Inc.(3)
24.1	Power of Attorney(4)

(1)	Previously filed.

(2)	Filed herewith.

(3)	To be filed by amendment.

(4)	Included on the signature page of this Registration Statement.

b.	Financial Statement Schedules
      None.
Item 22.     Undertakings.
(a) Rule 415 Offering.
      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

(g)	Registration on Form S-4 on F-4 of securities offered for resale.

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Request for acceleration of effective date or filing of registration statement on Form S-8.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes:

i.	to respond to requests for information that is incorporated by reference into the prospectus, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

ii.	to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maroussi, Country of Greece on December 5, 2005.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas

Name: Aristides J. Pittas
Title: Chairman of the Board and President
POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints Aristides J. Pittas, Tasos Aslidis, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Aristides J. Pittas Aristides J. Pittas	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 5, 2005
/s/ Dr. Anastasios Aslidis Dr. Anastasios Aslidis	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer) and Authorized Representative in the United States	December 5, 2005
/s/ Aristides J. Pittas Aristides J. Pittas	Vice Chairman and Director	December 5, 2005
/s/ Stephania Karmiri Stephania Karmiri	Secretary	December 5, 2005
/s/ George Skarvelis George Skarvelis	Director	December 5, 2005
/s/ George Taniskidis George Taniskidis	Director	December 5, 2005
/s/ Gerald Turner Gerald Turner	Director	December 5, 2005
/s/ Panagiotis Kyriakopoulos Panagiotis Kyriakopoulos	Director	December 5, 2005